Exhibit 10.1

DISTRIBUTION AGREEMENT

among

DREAMWORKS ANIMATION SKG, INC.

PARAMOUNT PICTURES CORPORATION

and

DREAMWORKS L.L.C.

dated as of December 9, 2005

(i)

Table of Contents

(continued)

(ii)

DISTRIBUTION AGREEMENT dated as of December 9, 2005 (this “Agreement”), by and among, DreamWorks Animation SKG, Inc. (“DWA”), on the one hand, and Paramount Pictures Corporation (“Paramount”) and DreamWorks L.L.C. (“DWS”) on the other hand.

WHEREAS DWA is principally devoted to developing, producing and acquiring feature-length theatrical animated motion pictures and other animated productions;

WHEREAS each of Paramount and DWS is engaged, inter alia, in the business of distributing feature length theatrical motion pictures and other productions in all media throughout the world;

WHEREAS DWA and DWS entered into that certain Distribution Agreement dated as of October 7, 2004 with respect to the distribution and exploitation by DWS in certain media throughout the world of motion pictures produced by DWA (the “Prior Agreement”);

WHEREAS Paramount has entered into that certain purchase agreement dated December 9, 2005 to acquire all of the equity interests in DWS (the “Purchase Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, DWS and DWA have agreed to terminate the Prior Agreement as of the Effective Date.

WHEREAS DWA desires to grant to Paramount and DWS a license to distribute and exploit Licensed Pictures (as defined hereunder), and Paramount and DWS desire to enter into such license on the terms and conditions contained herein; and

WHEREAS, on the date hereof DreamWorks Animation Home Entertainment, L.L.C. (“DWA Home Video”) desires to engage Paramount Home Entertainment, Inc. (“Paramount Home Entertainment”) to provide certain fulfillment services to DWA Home Video in furtherance of DWA Home Video’s distribution of Video Devices (as defined below), and Paramount desires to provide such services on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, DWA, DWS and Paramount hereby agree as follows:

Section 1. Definitions and Usage; Signing Bonus

1.1 Definitions:

Affiliate of Any Person shall mean any other Person controlling, controlled by or under common control with such Person. Post-Effective Date, DWS shall be deemed an Affiliate of Paramount. For the purposes of this Agreement, National Amusements, Inc., NAIRI, Inc., CBS Corporation and each direct or indirect subsidiary of CBS Corporation shall not be considered Affiliates of Paramount.

Animated Motion Picture(s) shall mean any Motion Picture that is created predominantly by one or more non-live action production methods (e.g., hand-drawn animation

[such as Prince of Egypt], CGI [such as Shrek], stop-motion [such as Chicken Run] and/or motion capture [such as Polar Express]) (each, an “Animation Method”). However, a Motion Picture shall not be deemed to be an Animated Motion Picture if digital Animation Method(s) are used, in whole or in part, to create photorealistic characters that interact with live-action characters in live-action settings. (Photorealistic characters include both “real world” characters modified by an Animation Method [e.g., Babe the pig in Babe] and characters that are invented but which are depicted in a “real world” manner by an Animation Method [e.g., Yoda in Star Wars II: Attack of the Clones, Gollum in Lord of the Rings, the dinosaurs in Jurassic Park, the robots in I, Robot, the toy soldiers in Small Soldiers].)

Base Films shall mean, initially (i.e., with respect to the first Licensed Picture Delivered following the Effective Date), Shrek, Shark Tale and Madagascar. With respect to any Licensed Picture Delivered thereafter, Base Films shall mean the three (3) immediately preceding Event Pictures (but excluding Shrek 2 and Wallace & Gromit: Curse of the Were-Rabbit) released for Theatrical Exhibition in the Domestic Territory.

Business Day shall mean a day other than a Saturday, Sunday or other day on which financial institutions in Los Angeles, California or New York, New York are authorized or required by law to close.

CJ Agreement shall mean collectively the Theatrical Distribution Agreement, amended and restated as of February 10, 1999, between DWS and Cheil Jedang Corporation (“Cheil”), the Home Video Fulfillment Services Agreement, amended and restated as of February 10, 1999, between DWS and Cheil, each as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, and all related agreements with respect to one or more Licensed Pictures between DWS and Cheil or CJ Entertainment, Inc. (together with Cheil collectively “CJ Entertainment”).

Clip Rights shall mean, with respect to each Licensed Picture, the right to use or license clips in any and all media (whether now known or hereafter devised), excerpts and stock footage from such Licensed Picture for use on a stand-alone basis or in connection with other audio or audio-visual productions.

Closing Date shall mean the date of the closing of the purchase by Paramount of all of the equity interests in DWS pursuant to the Purchase Agreement.

Commercial Tie-in and Promotional Rights shall mean, with respect to each Licensed Picture, the right to use or license the use of characters, designs, visual representations, names, logos, props, physical properties or other elements appearing or used in or in connection with such Licensed Picture or all or any part of the Literary Material in connection with (i) the advertising, publicizing, marketing, promotion and/or packaging of merchandise, products or services and/or (ii) premiums or promotions.

Comparable as used with respect to any Motion Picture shall mean a similar, as determined on an overall basis, Motion Picture based on a comparison of the production budgets, cast, genre, ratings, pre-release audience surveys, festival results, theatrical box office and other performance metrics and established factors used in the Motion Picture industry in Los Angeles, California to compare Motion Pictures.

Contingent Compensation shall mean, with respect to each Licensed Picture, contractually required payments to or on behalf of any Person providing rights or services, or otherwise involved in the production of such Licensed Picture, payable in respect of such Licensed Picture, which (i) are dependent in whole or in part on box office, gross receipts, net receipts, or a percentage of such gross receipts or net receipts, and are payable in a fixed or allocable amount or as a percentage of such receipts, and/or (ii) are payable in a fixed amount upon the occurrence of a specified event such as receipt of an Academy Award or the sale of a specified number of Video Devices.

Control when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Copyright Revenue shall mean, with respect to each Licensed Picture, all royalties, fees and other revenue that DWA, the registered copyright owner or other appropriate entity, is otherwise entitled to collect by reason of any statute, governmental regulation or operation of law, based upon or in connection with, in whole or in part, or directly or indirectly, any use of such Licensed Picture from time to time pursuant to any exercise of the Distribution Rights and Licensed Marks, including the retransmission of the signal embodying the Television Exhibition of any such Licensed Picture, commonly referred to as retransmission royalties and/or the sale of blank recordable media and/or recording apparatus for the purpose of recording any such Licensed Picture, commonly referred to as private copy levies and/or from the rental of pre-recorded Video Devices to consumers, commonly referred to as video rental right levies, provided that Copyright Revenue shall in no event include any of the foregoing royalties, fees or revenue arising from the Retained Rights unless any such Retained Rights are required to be included in the Distribution Rights pursuant to any DWA-approved Distribution Servicing Agreement.

Delivery shall mean delivery, or the provision of access, to Paramount of all items referenced in Section 3.2.a. hereof. A Licensed Picture shall be deemed to be Delivered hereunder only upon Paramount’s receipt of all such items (the “Delivery Date”).

Distribution Expenses shall mean, with respect to each Licensed Picture, the sum of:

All actual, direct out-of-pocket costs, charges and expenses (other than Paramount’s or any Affiliate’s overhead expenses) that have either been paid or incurred (i.e., reported as a liability in the accounts payable accounting system of Paramount or such Affiliate and paid within thirty (30) days thereafter) arising out of the exhibition, exploitation and use of such Licensed Picture, and the distribution, advertising, marketing, publicity, promotion, market exploitation, and turning to account of such Licensed Picture whether directed to the public or to exhibitors, retailers or wholesalers dealing with such Licensed Picture in or for any and all Distribution Rights throughout the Territory, including all direct out-of-pocket costs, charges and expenses for:

(i)	Marketing Materials (as defined in Section 4.4);

(ii)	advertising space in any print or electronic media;

(iii)	subject to DWA’s prior approval in each instance, film festivals, premieres, preview screenings and other “special events” promoting the Licensed Picture, sales presentations, local or regional marketing conventions and marketing presentations for a designated Licensed Picture (or an allocable portion of such costs if other Motion Pictures are also included), talent touring, and all associated expenses incurred in connection with the foregoing, such as travel, living expenses and accommodations of talent or any of Paramount’s employees (excluding straight time regular salaries but including overtime salaries), and expenses of any territory managers and marketing managers of Subdistributors charged as Distribution Expenses pursuant to applicable DWA-approved Distribution Servicing Agreements; provided, however, that Paramount may not charge as a Distribution Expense any travel, living expenses and accommodations of any Paramount employees other than incremental, Licensed Picture-specific expenses (i.e., Paramount may not allocate a portion of such expenses to the Licensed Pictures if expenses related to other Motion Pictures are included) pre-approved by DWA;

(iv)	prints, or any other similar devices, including for creation, manufacture, editing, dubbing, subtitling, rescoring, delivery and use of the foregoing or any other means of exploitation now known or hereafter devised;

(v)	freight, shipping, transportation and storage costs for all prints and Marketing Materials;

(vi)	taxes and government fees;

(vii)	checking and collection of Gross Receipts in the Domestic Territory, in an amount not to exceed 0.5% of Gross Receipts derived from the Theatrical Exhibition, on a Licensed Picture-by-Licensed Picture basis;

(viii)	remittance and conversion of Gross Receipts;

(ix)	license fees, duties, other fees or any other amounts paid to permit use of the Licensed Picture;

(x)	a proportionate share of errors and omissions insurance in accordance with Section 10.2 below;

(xi)	transaction fees imposed on credit card charges purchasing admission to view the Licensed Picture;

(xii)	Aviation Expenses;

(xiii)	the distribution of the Licensed Pictures incurred at the direction of DWA, including any incremental costs to provide DWA requested distribution services or Information (as defined in Section 4.1.e) not available in Paramount’s normal course of business;

(xiv)	the prosecution, defense or settlement of any action directly relating to Paramount’s Exhibition or use of the Licensed Pictures or any element thereof in accordance with the terms of this Agreement, including any interest and penalties, provided that all amounts recovered pursuant to any of the aforementioned shall be included in Gross Receipts pursuant to Section 8.1.f. below; and

(xv)	anti-piracy and security measures specific and incremental to Licensed Pictures, such as security guards at prerelease screenings and night-vision equipment charges.

All Distribution Expenses shall be charged by Paramount or DWS, as applicable, at rates that do not exceed the rates charged by Paramount in connection with the distribution of comparable Motion Pictures distributed by Paramount. “Distribution Expenses” shall not include (a) any of the foregoing costs, charges, fees and expenses relating to the Retained Rights, except to the extent such Retained Rights are required to be included in the Distribution Rights pursuant to any DWA-approved Distribution Servicing Agreement, (b) Additional Distribution Expenses (as defined in Section 5.2.), (c) Residuals and Contingent Compensation, (d) expenses associated with delinquent payments by Paramount and/or DWS to suppliers, vendors or other services providers (e.g., interest or finance charges) except to the extent caused by the actions or inactions of DWA or its Affiliates, (e) costs of checking and collection of Gross Receipts in the Domestic Territory in excess of 0.5% of Gross Receipts derived from the Theatrical Exhibition of each Licensed Picture and all checking and collection costs in the International Territory, and (f) trade dues and assessments by trade organizations. Except for Distribution Expenses incurred in connection with Retained Rights required to be included in the Distribution Rights pursuant to any DWA-approved Distribution Servicing Agreement, Paramount shall have no responsibility for any costs referenced in the foregoing clauses (a), (b) or (c). Paramount shall be solely responsible for, and shall not charge or deduct, any costs referenced in the foregoing clauses (d), (e) and (f). Distribution Expenses shall be reduced by the net amount of any insurance recoveries attributable thereto to the extent received by Paramount.

For the avoidance of doubt, in computing Distribution Expenses for purposes of the GAAP Accrual Reports to be provided to DWA in accordance with Section 8.6.e. below, Distribution Expenses shall be computed and reported in accordance with GAAP (and not on a “cash basis” as defined herein).

Distribution Rights shall mean the following rights, collectively, with respect to a Motion Picture:

a. The right to release, distribute, Exhibit, collect receipts with respect to, and exploit, such Motion Picture during the applicable License Term, throughout the applicable Territory or, with respect to any Motion Picture acquired for Exhibition, in the territories and for the time periods set forth in any applicable acquisition agreement, and in all media and by whatever means whether now known or hereafter devised or created (including Internet Rights, but excluding the Retained Rights), including in each case above with respect to such Motion Picture, in any and all languages and versions, including dubbed, subtitled and narrated version, in any form and including:

(1) in connection with the marketing, distribution and exploitation of such Motion Picture from time to time, the right: (A) to use and to authorize others to use the title of such Motion Picture or to change such title (as approved by DWA, except as otherwise provided in Section 4.2.c below); (B) to use and perform and to authorize others to use and perform any musical material contained in such Motion Picture; and (C) subject to the requirements and restrictions set forth in Section 4.2.c, any applicable acquisition agreement and agreements with talent, including actors, producers and directors with respect to any Motion Picture, to cut, edit, dub, subtitle and alter such Motion Picture or any parts thereof as necessary for the effective marketing, distribution and exploitation of such Motion Picture or to conform to censorship, import permit and other legal requirements or to conform to time segment or exhibition standards of distributors and exhibitors or to create foreign language versions;

(2) for purposes of advertising and publicizing such Motion Picture from time to time in connection with the marketing, distribution and exploitation of such Motion Picture, the right on a not for sale basis (other than customary “for-sale” programs, e.g. customary souvenir programs in connection with Theatrical Exhibition in Japan): (A) to publish and license and authorize others to publish in any language, in any media and in such form as any distributors and exhibitors deem advisable, synopses, summaries, adaptations, resumes and stories of and excerpts from such Motion Picture and from any literary, dramatic or musical material in such Motion Picture or upon which such Motion Picture is based; (B) subject to any applicable acquisition agreement and any agreements with talent with respect to such Motion Picture, to use and authorize others to use the name, voice and likeness (and any simulation or reproduction thereof) of any person appearing in or rendering services in connection with such Motion Picture; (C) to exhibit and authorize others to exhibit in any language by any media, including radio and television, excerpts and clips from such Motion Picture and from any literary, dramatic or musical material in such Motion Picture or upon which such Motion Picture is based; and (D) subject to DWA’s prior approval (not to be unreasonably withheld) and licenses granted to any Person in connection with the exploitation of DWA’s Commercial Tie-In and Promotional Rights, to use and authorize others to use the rights described above and Licensed Marks in the manufacture and distribution of t-shirts, sweatshirts, posters and postcards and other items for theatrical and other media promotions and publicity purposes only; and

(3) the right to use and authorize others to use all Tangible Film Materials or, with respect to a Motion Picture acquired for Exhibition, all Tangible Film Materials owned or otherwise available to DWA under the applicable acquisition agreement (subject to reasonable limits of access and use of master and any protective elements retained by DWA);

b. The right to receive all Copyright Revenue, and the right to receive or to arrange for the collection of Copyright Revenue resulting from the secondary transmission or retransmission of such Motion Picture; and

c. All distribution rights required to be granted to any Person pursuant to a DWA-approved Distribution Servicing Agreement existing as of the Effective Date or subject to the requirements of a DWA-approved Third Party Service Agreement existing as of the Effective Date.

Distribution Servicing Agreement(s) shall mean any agreements or arrangements between Paramount or a Paramount Affiliate (including DWS), as one party, and any Person, including any Subdistributor or licensee, as the other party, with respect to (i) the Exhibition of one or more Licensed Pictures, (ii) the exploitation of any Distribution Rights in a Licensed Picture, (iii) the providing of any Fulfillment Services for a Licensed Picture, or (iv) the exploitation of any Retained Rights as authorized or permitted by DWA with respect to one or more Licensed Pictures, as such agreements may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

DTV Production(s) shall mean all Animated Motion Pictures or Hybrid Motion Pictures intended for initial Home Video Exhibition.

DWA-approved Distribution Servicing Agreement shall mean the Cheil Agreement, the Kadokawa Agreement, each agreement set forth on Schedule 1 hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, and each Distribution Servicing Agreement approved in writing by DWA in accordance with Sections 4.6.b and 4.13 below.

DWA-approved Third Party Service Agreement shall mean each agreement set forth on Schedule 5 hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, and each Third Party Service Agreement approved in writing by DWA in accordance with Section 4.11 below.

DWA Change of Control shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, of equity interests in DWA representing more than 35% of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding equity interests in DWA, whether pursuant to merger, consolidation, issuances by DWA of equity securities or otherwise by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), (b) the sale, transfer, contribution or other disposition, directly or indirectly, of all or substantially all of the property, business or assets of DWA or of its Motion Picture division to any Person or (c) the liquidation of DWA.

Effective Date shall mean the later of the (i) Closing Date; and (ii) date upon which all of the conditions precedent set forth in Section 1.4 below are satisfied, or such other date as mutually agreed between DWA and Paramount.

Event Picture shall mean any Animated Motion Picture or Hybrid Motion Picture that (i) satisfies the criteria set forth in Section 3.2.b. below; (ii) is rated “G,” “PG” or “PG-13”; and (iii) is scheduled to be released for Theatrical Exhibition on not less than two thousand (2,000) screens in the Domestic Territory (irrespective of the anticipated theatrical release pattern in the International Territory).

Exhibit shall mean transmit, display, exhibit or perform. “Exhibiting” and “Exhibition” shall have correlative meanings.

Existing Picture(s) shall mean the following Animated Motion Pictures: Antz; The Prince of Egypt; The Road to Eldorado; Chicken Run; Shrek; Spirit: Stallion of the Cimarron; Sinbad: Legend of the Seven Seas; Shrek 2; Shark Tale; Madagascar; and Wallace & Gromit: Curse of the Were-Rabbit.

Financial Benefit shall mean any and all advances, volume and prompt payment discounts, laboratory and other vendor rebates or adjustments and any other economic consideration or financial advantages that are (i) attributable in whole or in part to the Licensed Pictures, and (ii) offered to, accepted by or otherwise received or credited to the account of Paramount, DWS, any Paramount Affiliate, or any or their respective controlled Affiliates after the Effective Date, in connection with any transaction that relates to the services of Paramount, DWS, any Paramount Affiliate or any of their respective controlled Affiliates in connection with (x) the Licensed Pictures, (y) the Licensed Pictures and other Motion Pictures produced or distributed by Paramount, DWS, any Paramount Affiliate or any of their respective controlled Affiliates, or (z) the exploitation of the Distribution Rights hereunder. For the avoidance of doubt, Financial Benefit shall not include any advances, signing bonuses or other amounts actually paid to Paramount by any third Person prior to the Effective Date (unless such amounts, or any portion thereof, were paid to Paramount by such third Person in contemplation of this Agreement or the license of Distribution Rights in and to the Licensed Pictures from DWA to Paramount).

Fulfillment Services shall mean the services provided to DWA Home Video by Paramount pursuant to the Fulfillment Services Agreement.

Fulfillment Services Agreement shall mean the Fulfillment Services Agreement between DWA Home Video and Paramount Home Entertainment dated as of the date hereof and attached as Exhibit A hereto. DWA shall have full and meaningful prior consultation rights with respect to the worldwide organization and staffing of home video personnel servicing each Licensed Picture. DWA shall designate and approve any and all formats (e.g., Blu-ray, DVD-HD) utilized in connection with the Home Video Exhibition of the Licensed Pictures.

GAAP shall mean generally accepted accounting principles in the United States.

GAAP Accrual Report shall have the meaning ascribed thereto in Section 8.6.e below.

GAAP Return Reserve shall have the meaning ascribed thereto in the Fulfillment Services Agreement.

Good Faith Dispute shall mean any amount or provision that is the subject in a bona fide disagreement between the parties.

Gross Receipts shall mean with respect to each Licensed Picture, the amounts set forth in Section 8. below, subject to the adjustments and exclusions as provided therein.

HBO Agreement shall mean, collectively, (i) the License Agreement dated March 7, 1995 and amended as of January 15, 1998, May 3, 2000 and October 27, 2004, between DWS and Home Box Office, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (ii) the Attornment Agreement dated as of October 27, 2004 between DWA and Home Box Office, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

Holiday Period shall mean the period commencing on the Weekend that is six (6) Weekends prior to the Thanksgiving holiday and ending on the Weekend immediately prior to the Thanksgiving holiday, inclusive.

Home Video Exhibition shall mean all existing and future forms of home entertainment, including the right to manufacture, package, market, sell, rent, lease, Exhibit, distribute and otherwise exploit all forms of Video Devices, now known or hereafter devised, including future methods and means of delivering Video Devices into the home. Home Video Exhibition shall also include the right to Exhibit a Motion Picture via Video-On-Demand.

Home Video Fulfillment Expenses shall have the meaning given to such term in the Fulfillment Services Agreement.

Home Video Gross Receipts shall have the meaning given to such term in the Fulfillment Services Agreement.

HV Release Date shall mean the date on which Video Devices embodying a Licensed Picture are initially made available for Home Video Exhibition in an applicable portion of the Territory.

Hybrid Motion Picture(s) shall mean any Motion Picture that is predominantly live-action, but in which at least two of the four characters with the most screen time, or in which a majority of the characters with speaking roles, are created (non-photorealistically) by an Animation Method. Who Framed Roger Rabbit, Looney Tunes - Back in Action and Space Jam would be Hybrid Motion Pictures.

Interactive Rights shall mean the interactive use of any portion or element of the Licensed Picture in any packaged product in digital electronic entertainment software formats and configurations only in which the user interacts with the product for amusement purposes (as opposed to informational or educational purposes), including: (a) in video game or activity formats, including those designed or created for handheld electronic devices (e.g., Game Boy Color), or for platforms such as personal computers, personal digital assistants, console game machines, PC based games, games playable via DVD and similar micro-processor based devices, and all other handheld electronic devices and all other platforms now known or hereafter devised, and (b) in games, activities or other content available for use on a generally accessible or proprietary network such as the Internet and other digital delivery systems (e.g., online shopping, online gaming, multi-player gaming), or a delivery service over cable lines, telephone lines, microwave signals, radio waves, satellite, wireless or any other service or method now known or hereafter invented available for the delivery or transmission of interactive entertainment software products.

Internet Rights shall mean the exclusive right, under copyright and otherwise, to distribute, Exhibit, broadcast and otherwise exploit the Licensed Picture, in its entirety, by means of one or more wired and wireless electronic or electromagnetic networks (including fiber optic, microwave, twisted pair copper wires, coaxial cable, satellite, cellular networks and any combinations thereof) and collections thereof now or hereafter existing for the transmission of digital and/or optical data (e.g., text information, graphics, audio, video and combinations thereof) through the use of any protocols or standards now existing or hereafter devised (including Transmission Control Protocol/Internet Protocol or other architecture, and any subsequent extensions, modifications and refinements to the foregoing, from or to electronic devices (e.g., computers, set-top boxes, handheld devices, cable modems, personal digital assistants, cellular telephones, televisions) capable of receiving digital and/or optical data or information wherever located, whether open or proprietary, public or private and whether or not a fee is charged or a subscription or membership is required in order to access such networks. The Internet includes the computer network comprising inter-connected networks commonly referred to as the “Internet” and the “World Wide Web”, whether using means, methods, processes, media or technology now or hereafter existing. It is specifically acknowledged and agreed that Internet Rights shall include the right to “download” (as such term is used in the Internet industry) the Licensed Picture as well as the right to “stream” (as such term is used in the Internet industry) the Licensed Picture, whether at a time determined by the end user or any third party.

Interparty Agreement means that certain Interparty Agreement dated as of October 7, 2004 among DWS, DWA and Universal.

Kadokawa Agreement shall mean the Master Agreement dated as of April 22, 2004 among DWS, Kadokawa Entertainment Inc. (“Kadokawa”) and Kadokawa Holdings Inc., as Guarantor, including Exhibits A, B, C and D attached thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Legitimate Stage Rights shall mean the right to present Literary Material upon the spoken stage with live performers appearing and speaking in the immediate presence of the viewing audience. The right to present Literary Material upon the spoken stage with live performers appearing and speaking, whether or not in the immediate presence of a viewing audience, for the primary purpose of photographing and recording such presentation for use in or in connection with a Licensed Picture or for the promotion or publicity of a Licensed Picture is an exercise of rights with respect to such Licensed Picture and not an exercise of Legitimate Stage Rights.

License Term shall mean:

a. With respect to Qualified Pictures Delivered to Paramount during the Output Term, the period commencing on the date such Qualified Picture is Delivered to Paramount and ending the earlier of (i) sixteen (16) years after the Qualified Picture’s Release Date in the Domestic Territory, or (ii) seventeen (17) years after Delivery of the Qualified Picture;

b. With respect to Existing Pictures, the period commencing on the Effective Date and ending on the date that is sixteen (16) years after each Existing Picture’s Release Date in the Domestic Territory, as such Release Dates are set forth on Schedule 4;

c. With respect to Qualified DTV Productions, (i) if the HV Release Date for such Qualified DTV Production occurred prior to the Effective Date, the period commencing on the Effective Date and ending ten (10) years thereafter, or (ii) if such Qualified DTV Production is Delivered on or after the Effective Date, the period commencing on the Delivery Date and ending the earlier of (A) ten (10) years after such Qualified DTV Production’s HV Release Date in the Domestic Territory, or (B) 126 months after such Qualified DTV Production is Delivered to Paramount.

Notwithstanding the foregoing, the License Term shall be subject to earlier termination in accordance with the terms hereof; provided that, subject to Section 11.2.c. below, (i) (A) the License Term and this Agreement, as and to the extent they pertain to such Distribution Rights licensed to Paramount or DWS, as applicable, that are also subject to any DWA-approved Distribution Servicing Agreement or the requirements of a DWA-approved Third Party Service Agreement, as applicable, shall continue, and (B) such Distribution Rights (and only such Distribution Rights) shall continue to be licensed to Paramount or DWS, as applicable, in accordance with the terms of this Agreement, in each case until the expiration or termination of each such DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement, as applicable, in accordance with the terms thereof.

Licensed Marks shall mean, with respect to each Licensed Picture from time to time, to the extent related to the Distribution Rights, and to the extent of DWA’s rights in the Licensed Marks in the Territory, the right to use and sublicense the use of (i) the title of such Licensed Picture (to the extent such title is a registered trademark) from time to time in any and all print styles and forms in connection with the distribution, marketing and promotion of such Licensed Picture, and all goodwill associated therewith or symbolized thereby, and (ii) the DreamWorks Marks listed and depicted in Schedule A to the Trademark License Agreement solely in connection with the exploitation of the Distribution Rights to such Licensed Picture, and the distribution, marketing and promotion of such Licensed Picture in accordance with the terms hereof; provided the foregoing shall not permit or authorize the use of the title of such Licensed Picture or the DreamWorks Marks in connection with the exploitation of the Retained Rights.

Licensed Picture(s) shall mean (i) all Qualified Pictures; (ii) all Qualified DTV Productions, and (iii) the Existing Pictures.

Linear shall mean the broadcast or exhibition of an audio or audiovisual program intended for passive viewing in a predetermined order or sequence, subject to the ability of the end-user or viewer to play, pause, stop, fast forward, rewind; provided, however that the setting, progression of actual events as they occur, outcome, participants and contents of a Linear program cannot be manipulated or altered by the viewer or end-user. The availability of so-called “DVD Extras” or bonus features such as deleted scenes or alternative endings shall not, in and of itself, deem the exhibition of a Licensed Picture to be non-Linear.

Literary Material shall mean written matter, whether published or unpublished, in any form, including a novel, book, article, treatment, outline, poem, screenplay, teleplay, story, manuscript, letter, play or otherwise, which may be included in or upon which a Licensed Picture may be based in whole or in part.

Literary Publishing Rights shall mean, with respect to each Licensed Picture, the right to publish, distribute and sell to the public hardcover or soft-cover printed publications (and electronic copies of such printed publications) of all or any part of the Literary Material or other material (excluding music and/or lyrics) created for or produced in connection with such Licensed Picture, including artwork, logos or photographic stills (but solely to the extent that the right to make such use of such other material has been separately obtained from the owner thereof), other than the publications included within Merchandising Rights.

Major Release shall mean any theatrical Motion Picture rated “G,” “PG,” “PG-13” or “R” that is scheduled to be released for Theatrical Exhibition on not less than two thousand (2,000) screens in the Domestic Territory (irrespective of the anticipated theatrical release pattern in the International Territory).

Marketing Implants shall mean (i) agency personnel who, in connection with Paramount’s, DWS’s or any other Paramount Affiliate’s Motion Pictures (generally), render specific tasks or perform specific department functions related to marketing and advertising of such Motion Pictures or render any other services that are customarily rendered by in-house personnel of major studio distributors; and (ii) marketing and advertising agencies who, on an out-sourced basis, administer the marketing, publicity and promotion of Paramount’s, DWS’s or such other Paramount Affiliate’s Motion Pictures (generally) in a portion of the Territory.

McDonald’s Agreement shall mean the Agreement dated as of July 19, 2005 between DWA and McDonald’s USA, LLC, McDonald’s Latin America, LLC, McDonald’s Apenea LLC, McDonald’s International LLC and McDonald’s Europe Inc. (collectively, “McDonald’s”), as in effect on the date hereof.

McDonald’s Interparty Agreement shall mean that certain interparty agreement dated on or about the date hereof by and between Paramount and DWA.

Merchandising Rights shall mean, with respect to each Licensed Picture, the right to license, manufacture, distribute and sell articles of merchandise and/or products (including toys, board and video games, novelties, trinkets, souvenirs, wearing apparel, fabric, foods, beverages and cosmetics) and the right to license, distribute and sell services that embody on or in such merchandise, products or services Licensed Marks, characters, designs, visual representations, names, likenesses and/or characteristics of actors, physical properties or other materials appearing or used in or in connection with such Licensed Picture or all or any part of the Literary Material and the right to publish, distribute, and sell souvenir programs, picture books, comic books, sing-along records and books, post cards, novelizations, photo novels, illustration books, and activity books or booklets which embody on or in the foregoing any or all of the characters, designs, visual representations, names, likenesses and/or characteristics of actors, physical properties or other materials appearing or used in or in connection with such Licensed Picture or all or any part of the Literary Material.

Motion Picture(s) shall mean audiovisual product produced and distributed of every kind and character whatsoever, including all present and future technological developments, whether produced by means of any photographic, electrical, electronic, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whether pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including computer generated pictures and graphics other than video games.

Music Publishing Rights shall mean, with respect to each Licensed Picture, the right to register (in the name of the copyright owner) the copyright of musical compositions created for such Licensed Picture, copy, publish, distribute, license or sell the music and/or lyrics of musical compositions and to license the right to make Sound Records of musical compositions and to make Sound Records of musical compositions in synchronization or timed relation with motion pictures and to license the performance of musical compositions.

New Media Rights shall mean, with respect to each Licensed Picture, the right to exploit such Licensed Picture in Linear form, or any part thereof in connection with advertising, marketing or promotion of such Licensed Picture for distribution or exploitation, by any means, methods, processes, media or technology now known (if not generally available or used as a means of distribution to the general public) or hereafter developed as a means of Exhibition or transmission in any form. For avoidance of doubt, Internet Rights are not within the scope of New Media Rights.

Non-Theatrical Exhibition shall mean, with respect to each Licensed Picture, all forms of non-theatrical distribution, including the right to Exhibit such Licensed Picture (i) on airplanes, trains, ships and other common carriers, (ii) in schools, colleges and other educational institutions, hotels, libraries, governmental agencies, business and services organizations and clubs, churches and other religious oriented groups, museums, and film societies (including transmission of such Licensed Picture by closed circuit within the immediate area of the origin of such exhibition), and (iii) in permanent or temporary military installations, shut-in institutions, prisons, retirement centers, industrial sites, offshore drilling rigs, logging camps, and remote forestry and construction camps (including transmission of such Licensed Pictures by closed circuit within the immediate area of the origin of such exhibition).

Output Term shall mean the period commencing on the Effective Date and continuing until the later of (i) Delivery of thirteen (13) Qualified Pictures (that satisfy the criteria set forth in Section 3.2.b below) to Paramount (not including the Existing Pictures), and (ii) December 31, 2012. The Output Term shall be subject to earlier termination in accordance with the terms hereof.

Outright Sale shall mean a license from Paramount to a Person to Exhibit a Licensed Picture for a specified period of time in excess of one year, without any obligations on the part of such Person to account to Paramount for revenue and expenses received or incurred by such Person.

Paramount Affiliate shall mean any Person that qualifies as a controlled Affiliate of Paramount pursuant to the definitions of Affiliate and Control set forth above. For the avoidance of doubt, UIP and post-Effective Date, DWS shall constitute Paramount Affiliates.

Person shall mean any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

Qualified DTV Production(s) shall mean a DTV Production (i) released prior to the Effective Date and designated as a Qualified DTV Production hereunder, or (ii) that will be initially released or available for release during the Output Term, and that is (A) financed or produced by DWA or any controlled Affiliate (solely or in conjunction with another Person) and available for Delivery to Paramount prior to expiration of the Output Term, or (B) acquired by DWA or any controlled Affiliate, available for Delivery prior to expiration of the Output Term and for which DWA or any controlled Affiliate has obtained any Distribution Rights in the Territory. Joseph: King of Dreams is designated as a Qualified DTV Production hereunder.

Qualified Picture(s) shall mean all Animated Motion Pictures and Hybrid Motion Pictures intended for initial Theatrical Exhibition that are either (i) produced by DWA or any controlled Affiliate (solely or in conjunction with another entity) and available for Delivery prior to the expiration of the Output Term, or (ii) acquired by DWA or any controlled Affiliate and available for Delivery prior to expiration of the Output Term and for which any Distribution Rights have been obtained for the Territory.

Radio Rights shall mean the right to transmit sound alone by means of radio devices.

Reimbursable Amounts shall mean (a) $*** for ***; (b) $*** for ***; (c) $*** for ***; (d) $*** for ***; and (e) $*** per *** through the earlier of (i) the expiration or early termination of the Output Term (prorated on a quarterly basis for any partial years) or (ii) the end of ***.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested by DreamWorks Animation SKG, Inc. with respect to the omitted portions.

Rent-a-System Picture shall mean an Animated Motion Picture or Hybrid Motion Picture with respect to which DWA acquires only a license to exercise certain rights pursuant to an arms-length agreement with an unaffiliated third party, the applicable license agreement does not obligate DWA to pay an advance or minimum guarantee for such Motion Picture and under the license agreement DWA is entitled to receive or retain a customary rent-a-system distribution fee and such unaffiliated third party is obligated either to advance, guarantee or to pay on a full recourse basis all distribution expenses which may be incurred by DWA.

Required International Territories shall mean those territories listed on Schedule 6 hereto.

Residuals shall mean, with respect to each Licensed Picture, payments to third parties required (i) pursuant to collective bargaining, union or guild agreements applicable to DWA for the exploitation of such Licensed Picture, including residuals, pension, health and welfare payments, and employer share of taxes, or (ii) for performance, synchronization, recording, re-use and video levies, patent, trademark and similar licenses as governmental requirements, incurred for the distribution or turning to account of such Licensed Picture, or rights derived therefrom, in the case of each of clauses (i) and (ii) above, for use of such Licensed Picture in any and all media, including Theatrical Exhibition, Television Exhibition and Home Video Exhibition or any format or version of such Licensed Picture, throughout the Territory.

Retained Rights shall mean, with respect to each Licensed Picture, (i) the exclusive ownership rights set forth in Section 14. below, including all pre-existing DWA characters, properties or other elements owned or controlled by DWA or any controlled Affiliates; (ii) rights in acquired Licensed Pictures retained by the previous owners and/or producers thereof or previously granted to third parties; (iii) all rights to Subsequent Productions, unless and until any such Subsequent Production becomes a Licensed Picture hereunder in accordance with the terms hereof; (iv) Commercial Tie-in and Promotional Rights (subject to Section 4.14. below); (v) Merchandising Rights; (vi) Interactive Rights; (vii) Literary Publishing Rights; (viii) Music Publishing Rights and Soundtrack Recording Rights, provided in connection with the Distribution Rights, Paramount shall have an irrevocable license during the License Term of each Licensed Picture to exploit musical works solely as embodied in such Licensed Picture, and as may be reasonably necessary to market, advertise and promote the Licensed Picture; (ix) Radio Rights, provided in connection with the Distribution Rights, Paramount shall have the right during the License Term of each Licensed Picture to transmit sound alone excerpts from the Licensed Picture by means of radio devices solely for purposes of advertising, publicizing, marketing and promoting the Licensed Picture; (x) Legitimate Stage Rights; (xi) Theme Park Rights; (xii) all rights not expressly granted to Paramount pursuant to this Agreement; (xiii) Home Video Exhibition; (xiv) in the case of DTV Productions licensed hereunder, Theatrical Exhibition, which shall not be exploited by DWA during the applicable License Term without Paramount’s prior written consent, and (xv) Clip Rights. Notwithstanding the foregoing, if Paramount is required to license or otherwise provide rights that would otherwise constitute Retained Rights hereunder to a party to a DWA-approved Distribution Servicing Agreement, then DWA shall license to Paramount such rights solely and to the most limited extent required under such DWA-approved Distribution Servicing Agreement.

Return Reserve shall have the meaning ascribed thereto in the Fulfillment Services Agreement.

Separation Agreement shall mean the agreement dated as of October 7, 2004 by and among DWS, DWA and DreamWorks Animation L.L.C. regarding the principal corporate transactions required to effect DWA’s separation from DWS.

Services Agreement shall mean the agreement dated as of October 7, 2004 between DWS and DWA whereby (i) DWS has agreed to provide DWA with various corporate and administrative support services as enumerated therein, and such additional services that DWS and DWA may identify from time to time in the future, and (ii) DWA has agreed to provide DWS with certain support services as enumerated therein.

Services Fee shall have the meaning given to such term in the Fulfillment Services Agreement.

Similar Theatrical Motion Picture shall mean any theatrical Motion Picture rated “PG” or a less restrictive rating.

Sound Records shall mean sound recordings and reproductions of every kind and character, including all present and future developments of the sound recording and motion picture industries, whether produced by means of any electrical, electronic, mechanical or other process or device now known or hereafter devised, and any accompanying process or device whereby sound may be recorded for later transmission or playback, whether or not simultaneously or in synchronization or timed relation with Licensed Pictures.

Soundtrack Recording Rights shall mean, with respect to each Licensed Picture, the right to license, manufacture, distribute or sell (i) Sound Records made from the soundtrack of such Licensed Picture or (ii) Sound Records embodying re-recordings of score and/or musical compositions contained on the soundtrack of the Licensed Picture and marketed to the public with the words “contains music from” or “inspired by” with respect to such Licensed Picture, or similar wording, which records are not the official soundtrack recordings from the Licensed Picture. Soundtrack Recording Rights also includes the right to select the record distributor that will release any soundtrack albums derived from the Licensed Picture.

Subsequent Productions shall mean, with respect to each Licensed Picture, any Motion Picture (i) based upon or derived from some portion of the plot or story line from the Licensed Picture, or (ii) in which one or more of the principal characters or elements appearing in the Motion Picture is taken from the Licensed Picture, whether or not the Motion Picture depicts the same or new and different events and situations as depicted in the Licensed Picture, including any prequels, sequels and remakes of the Licensed Picture.

Subdistributor shall mean a Person, other than a Paramount Affiliate, licensed by Paramount to render services appropriate for the distribution of one or more Licensed Pictures for a limited period of time in territories, country, or media who, pursuant to such license from Paramount, has an obligation to account to Paramount on a revenue and expenses basis with respect to the Licensed Picture(s) (as opposed to accounting on a royalty or similar basis). A Subdistributor for purposes only of this Agreement shall be deemed to include a sales agent (provided that such sales agent accounts for revenue and expenses to Paramount in accordance with the foregoing).

Subsidiary shall mean, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

Summer Period shall mean the period commencing on the second full Weekend in May and concluding on the first full Weekend in July of a given calendar year, inclusive.

Tangible Film Materials shall mean, with respect to each Licensed Picture (excluding property used exclusively in connection with the exploitation of Retained Rights and any sets, costumes, props, scenery, vehicles and equipment) and only to the extent it exists (whether coming into existence before or after such Licensed Picture is Delivered) with respect to such Licensed Picture, (i) all tangible physical embodiments of every kind or nature of or relating to such Licensed Picture and all versions thereof, including the YCM separations, master prints, exposed film, developed film, positives, negatives, prints, answer prints, special effects, preprint materials (including interpositives, negatives, videotapes, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, video masters and all other forms of preprint elements which may be necessary or useful to produce prints or other copies or additional preprint elements, whether now known of hereafter devised), sound tracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, timers, credit-lists, music licenses, and any and all other physical properties of every kind and nature relating to each such Licensed Picture in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof and (ii) to the extent related to or derived from the delivery, exhibition, distribution or other exploitation of any Licensed Picture, all documents of title, including any bill of lading, dock warrant or dock receipt, all rights under any laboratory pledgeholder agreement, laboratory access agreement, warehouse receipt or order for the delivery of inventory, and also any other document or receipt which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

Television Exhibition shall mean, with respect to each Licensed Picture, all existing and future forms of television, regardless of the delivery system, viewing device or payment system (if any) involved, including all rights to transmit, broadcast and Exhibit the Licensed Picture by means of free, toll, pay and subscription television, Community Antenna Systems, Telstar-type, all other forms of satellite and relay television, pay-per-view television, any and all other kinds of open or closed circuit systems and electronic or digital delivery systems, including all future methods and means of delivery analogous to the transmission, retransmission, broadcast or exhibition of the Licensed Picture on the screen of a television receiver, monitor or comparable devices now known or hereafter devised. For avoidance of doubt, Television Exhibition shall not include Video-On-Demand, which shall be included in Home Video Exhibition as more fully set forth above, and shall not include any transmission or broadcast by open or closed circuits to any theatre or other place where an admission fee is charged to view the broadcast or transmission of the Licensed Picture.

Tent-Pole Picture shall have the meaning commonly associated therewith in the theatrical motion picture industry in Los Angeles, California (i.e., the most significant Motion Picture(s) released by a major Motion Picture studio in a given calendar year, measured in terms of the key talent associated with the Motion Picture, the production budget thereof, P&A expenditures and related marketing and merchandising and the overall box office performance of the franchise in which such Motion Picture is contained, if applicable). For purposes of example, Mission Impossible 3 and Beowulf will each constitute a Tent-Pole Picture. For further clarification, it is acknowledged and agreed that it is unlikely that Paramount will release more than two (2) Tent-Pole Pictures in any given calendar year (not including the Licensed Pictures).

Term shall mean the period commencing on the Effective Date and continuing until expiration or earlier termination of the License Term of all Licensed Pictures.

Territory shall mean the entire universe, including:

(i) The “Domestic Territory” shall mean the territorial United States and its possessions, territories and commonwealths, including the U.S. Virgin Islands, Puerto Rico, Guam, and the U.S. Trust Territories of the Pacific Islands, including the Carolina Islands, the Marshall Islands and the Mariana Islands, Saipan and American Samoa; the Dominican Republic, the British Virgin Islands, Nassau, Bahamas, Bermuda, Saba Island, St. Eustatius Island, St. Kitts Island, St. Maarten Island, and Freeport; the Dominion of Canada and its possessions, territories and commonwealths; and all Army, Navy, Air Force, Red Cross and other national or governmental installations, diplomatic posts, camps, bases and reservations of the above mentioned countries, as well as oil rigs (including Aramco sites) and maritime facilities (and other commercial and/or industrial installations of the above mentioned countries and territories), wherever any of the aforementioned facilities or installations are located, to the extent that sales are made and/or servicing thereof is performed within the geographical areas set forth above, and all airlines and ships flying the flag of, or having the registry of, or whose principal office is located in the United States, Canada or Bermuda and other possessions, territories and commonwealths within the Domestic Territory.

(ii) The “International Territory” shall mean all geographical areas outside of the Domestic Territory.

Theatrical Exhibition shall mean, with respect to each Licensed Picture, all forms of theatrical distribution, including the right to rent, lease, Exhibit, distribute or otherwise exploit the Licensed Picture and any trailers thereof in commercial motion picture theatres and other venues where persons view the Licensed Picture for an admission fee.

Theme Park Rights shall mean the right to use characters and other elements from the Licensed Pictures in any theme park activities, including theme, amusement, tour and/or similar tourist park attractions.

Third Party Service Agreement(s) shall mean any and all agreements or arrangements between Paramount, DWS or a Paramount Affiliate and any Person, as a vendor or supplier of goods and/or services, such as an overall laboratory agreement or advertising agency arrangement, that facilitate the distribution or exploitation of Motion Pictures produced or distributed by Paramount, as such agreements may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Trademark License Agreement shall mean the License Agreement effective as of October 1, 2004 between DWA and DWS with respect to the DreamWorks Marks as specified therein.

UIP shall mean United International Pictures, B.V., a company incorporated in the Netherlands, and any entity which it controls or owns in whole or in part.

Universal shall mean Vivendi Universal Entertainment LLLP and any Affiliate thereof engaged in the distribution or other exploitation of Motion Pictures.

Universal Agreement shall mean the DW/Universal Studios, Inc. Master Agreement (Amended and Restated as of October 31, 2003), between DWS, Universal Studios, Inc. (“Universal Studios”) and Universal, as assignee of Universal Studios, including the Agreement Modules (as defined therein) attached as Exhibits A, B and D thereto, but excluding the Agreement Module attached as Exhibit C, as the same may be amended, restated, supplemented or otherwise modified from time to time, in accordance with the terms hereof.

Video Device means a videocassette, laserdisc, cartridge, videogram, tape, Digital Versatile Disc (“DVD”), Blu-ray disc, HD-DVD disc or any form of electronic storage or other format, platform or device now known or hereafter devised, intended for in-home use by members of the public and physically or electronically transported to the home or mobile device for such use that is sold or rented and physically or electronically embodies a Motion Picture for Exhibition by a playback device which causes a visual image of the Motion Picture to be seen, in a Linear fashion, and which Motion Picture appears on the screen of a television receiver or other monitor in the home, computer or comparable device (mobile or not) now known or hereafter devised, including without limitation, video downloading. CD-ROM, CD-I, video games and interactive products (including DVD interactive products containing a Motion Picture) or pictures of any type, are not Video Devices. For the avoidance of doubt, Blu-ray and HD-DVD discs are Video Devices.

“Video-on-Demand” or “VOD” means the exhibition of a single Motion Picture or television program distributed via any approved means of transmission (but specifically excluding Internet delivery), by means of a point to point telecommunications system, originating from a distance or delivered from a digital storage device and using computer information, storage, retrieval and management techniques that permit a viewer to stop and start the exhibition of such program in the discretion of the viewer and/or to view such program in a non-linear fashion on conventional television sets and/or computer terminals and where the viewer is charged on a per-program exhibition basis (as opposed to a per-service charge or subscription fee basis) for his/her election to view such Motion Picture or television program at a time scheduled by the viewer (i.e., the viewer can independently and in the viewer’s sole discretion, select his/her desired viewing time without reference to a list of possible viewing times pre-established by the service provider) and accessible by such viewer for a period of time not to exceed twenty-four (24) hours.

Weekend shall mean the period Wednesday through Sunday, inclusive.

The following terms shall be used herein with the meanings given to them in the indicated Section:

Term	Section
AAA	24.a

Additional Distribution Expenses	5.2

Agreement	Preamble

Animation Method	1.1 (definition of “Animated Motion Picture”)

Aviation Expenses	6.4

Bankruptcy Law	11.1.b

Blocked Currency	8.5.b

Bonus Plan	8.5.d

Bonus Plan Participants	8.5.d

Cheil	1.1 (definition of “CJ Agreement”)

CJ Entertainment	1.1 (definition of “CJ Agreement”)

Claims	4.13

Confidential Information	28

Cross-Promotional Campaigns	4.5

Delivery Date	1.1 (definition of “Delivery”)

Distribution Fees	7.1

Distribution Personnel	4.10

Domestic Territory	1.1 (definition of “Territory”)

EIE	8.8.a

End of Term Reserve	8.4.b

Final Payment Amount	8.6.f

Final Payment Report	8.6.f

Indemnitee	10.1

Indemnitor	10.1

Information	4.1.e

Interim Report	8.6.d

International Territory	1.1 (definition of “Territory”)

Kadokawa	1.1 (definition of “Kadokawa Agreement”)

Lien	9.2.a

Major International Territory	Schedule 2

Marketing Materials	4.4

Material Adverse Effect Notice	4.16.c

McDonald’s	1.1 (definition of “McDonald’s Agreement)

Media	4.1.g

Minimum Distribution Expenses	5.1

Minimum Rights	3.2.b(vi)

DWA Excluded Liabilities	10.1

DWA Representative(s)	4.9

DWA Termination Notice	11.2.a(ii)

MPAA	3.2.b(iv)

Payment Reports	8.6.c

Prior Agreement	Recitals

Publicity Tours	4.1.h

Purchase Agreement	Recitals

Receiving Party	28

Records	8.7.a

Release Date	4.2.a

Report Closing Date	8.6.c

Right of First Negotiation	2.1.e

Special Termination Fee	11.2.a(ii)

Subject Picture	3.1.b

Successor Entity	17

DWS Excluded Liabilities	10.1

UIP Cure Period	4.16.d

UIP Determination Period	4.16.d

UIP Restructuring	4.16.a

UIP Territory	4.16.d

1.2 Terms and Usage Generally.

The definitions in Section 1.1. as used herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections and Schedules shall be deemed to be references to Sections of, and Schedules to, this Agreement unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include”, “includes” and “including” herein and in any Exhibit and Schedule hereto shall be deemed to be followed by the phrase “without limitation”. All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

1.3 Advance Amounts. Paramount shall pay to DWA, in immediately available funds, an amount equal to Seventy Five Million United States Dollars ($75,000,000) on the Closing Date.

1.4 Conditions Precedent. The effectiveness of this Agreement shall be subject to and conditioned upon the full satisfaction of each of the following conditions precedent:

a. Closing of the Purchase Agreement. All of the conditions to closing of the Purchase Agreement have been fully satisfied (without waiver of any of the conditions set forth in Section 2.02(a)(vii) or 2.02(a)(viii) of the Purchase Agreement) and the Closing, as defined in the Purchase Agreement, shall have occurred.

b. Termination of Universal Agreement. Exhibit A, Exhibit B and Exhibit D of the Universal Agreement shall have been terminated (or shall be terminated immediately following (1) the payment to Universal or its Affiliates of (A) (i) the Advance Amounts, (ii) the Additional Amounts, (iii) any DW Adjustment amounts, (iv) the Special Termination Fee, and (v) the Unearned Exclusivity Fee, (in the case of (i), (ii) and (iii), as defined in the Interparty Agreement, and in the case of (iv) and (v), as defined in the Universal

Agreement), (B) the Animation Advance, the Animation Additional Amounts and any DWA Animation adjustment amount (in each case, as defined in the Interparty Agreement), and (C) the Class U Redemption Amount required to fund the redemption of the Class U Preferred Stock; and (2) the occurrence of the Satisfaction Event (as such term is used in the Limited Liability Limited Partnership Agreement of Holdco, dated as of October 7, 2004, by and among M&J Dream Partnership, M&J KB Limited Partnership, DG-DW, L.P., DW Lips, L.P., DW Investment II, Inc., Lee Entertainment, L.L.C. and Vivendi Universal Entertainment LLLP) with respect to Universal), and all such amounts shall have been paid.

c. Execution of Certain Agreements. Each of the Fulfillment Services Agreement and the McDonald’s Interparty Agreement shall have been fully executed by Paramount.

With respect to the foregoing, DWA shall pay all amounts required to be paid to Universal pursuant to Section 1.4.b(1)(B) above on the Closing Date (or such other date directed by Paramount) at the time required by Paramount, subject to DWA’s prior receipt of the amounts payable to it pursuant to Section 1.3 above.

Section 2. Grant of Rights; Period of Distribution; Termination of Prior Distribution Arrangements.

2.1 Grant of Rights:

a. Subject to the terms and conditions hereof (including Section 2.1.b, 2.1.c, 2.1.d and 2.1.e below), DWA grants, licenses, and assigns to Paramount, to the full extent of the rights owned or controlled by DWA or any controlled Affiliate thereof in and to each Licensed Picture, the sole and exclusive right and license under copyright, during the License Term with respect to such Licensed Picture, throughout the Territory, to exploit the Distribution Rights, including by means of Theatrical Exhibition, Non-Theatrical Exhibition, Television Exhibition, Internet Rights and New Media Rights. As between Paramount and DWS, on the one hand, and DWA, on the other, all rights not expressly granted to Paramount or DWS pursuant to this Agreement, including the Retained Rights, shall remain vested in DWA.

b. Subject to the terms and conditions hereof (including 2.1.a above and 2.1.c and 2.1.d below), DWA grants, licenses, and assigns to DWS, to the full extent of the rights owned or controlled by DWA or any controlled Affiliate thereof in and to each Licensed Picture, the sole and exclusive right and license under copyright, during the License Term with respect to such Licensed Picture, throughout the Territory, to exploit those specific Distribution Rights (including, as applicable, rights of Theatrical Exhibition, Non-Theatrical Exhibition, Television Exhibition, Internet Rights and New Media Rights) that are expressly subject to DWA-approved Distribution Servicing Agreements existing as of the Effective Date and DWA-approved Third Party Service Agreements existing as of the Effective Date, as applicable. In each instance any rights licensed to DWS under this Section 2.1.b shall automatically terminate upon the expiration or termination of the DWA-approved Distribution Servicing Agreement(s) and/or DWA-approved Third Party Service Agreement(s) to which such Distribution Rights are subject to and, effective on such termination, such Distribution Rights shall thereafter be automatically licensed to Paramount pursuant to Section 2.1.a above for the remainder of the applicable License Term. If DWS has the right, but not the obligation, to include a Licensed Picture in a DWA approved Distribution Servicing Agreement or a DWA approved Third Party Service Agreement, as applicable, DWS shall provide written notice to DWA informing DWA of such election right. DWA shall have ten (10) Business Days from its receipt of such written notice from DWS to instruct DWS whether or not to include such Licensed Picture in such agreement. If DWA fails to respond to DWS within such ten (10) Business Day period, DWS shall include such Licensed Picture in the applicable agreement only to the extent the immediately preceding Licensed Picture was included in such agreement.

c. The license herein granted to Paramount and DWS to exploit the Distribution Rights with respect to the Licensed Pictures shall be limited to (i) the right to exploit full-length versions of the Licensed Pictures in their entirety for viewing in a Linear format; (ii) the right to exploit trailers and clips of a Licensed Picture in connection with the advertising, marketing or promotion of such Licensed Picture (including promotional featurettes), subject, in each case, to DWA’s prior approval; and (iii) with respect to Internet Rights and New Media Rights, the right to exploit full-length versions of the Licensed Pictures in a Linear format (A) to the extent required under any DWA-approved Distribution Servicing Agreement; and/or (B) by those means of exploitation then generally utilized by Paramount with respect to its own Tent-Pole Pictures.

d. The licenses herein granted to Paramount and DWS are expressly subject to any and all rights that Universal may have in and to the Licensed Pictures pursuant to the Universal Agreement or the Interparty Agreement. The license herein granted with respect to each Existing Picture and DTV Production released and distributed by DWS pursuant to the Prior Agreement prior to the Effective Date shall commence and vest in Paramount and DWS as of the Effective Date, subject, on a Licensed Picture-by-Licensed Picture, territory-by-territory and media-by-media basis, to any and all mandatory and/or elective transition periods and provisions under the Universal Agreement. The license herein granted with respect to any other Licensed Pictures shall commence and vest in Paramount and DWS upon the Delivery Date of each such Licensed Picture.

e. If DWA elects, in its sole discretion, to engage a third party distributor to exploit its Clip Rights (whether to one or more than one Licensed Pictures), DWA agrees to negotiate exclusively and in good faith with Paramount for a period of thirty (30) days with respect to such distribution. Such negotiations shall commence on a date to be reasonably determined by DWA. If the parties have not reached a definitive agreement with respect to the applicable rights by the expiration of the thirty (30) day period, DWA shall thereafter be free to engage any third party distributor in its sole discretion and without any further obligation to Paramount. Paramount’s rights and the procedures set forth in this Section 2.1.e are sometimes referred to herein as a “Right of First Negotiation”. For the sake of clarity, nothing contained in this Section 2.1.e shall in any way limit DWA’s right to directly exploit Clip Rights by way of direct license to or joint venture with any end-user entity (e.g., a telecommunications company).

2.2 Period of Distribution: With respect to each Licensed Picture, Paramount or DWS, as applicable, shall have the right and obligation to exploit the Distribution Rights granted pursuant to Section 2.1 above during the applicable License Term.

2.3 Termination of Prior Agreement. As of the Effective Date, the Prior Agreement shall be terminated and have no further force and effect. Notwithstanding the foregoing, the Prior Agreement shall continue to govern the obligations of DWA and DWS with respect to the pre-Effective Date exploitation of the Licensed Pictures (including all reporting and payment obligations with respect to the pre-Effective Date exploitation of the Licensed Pictures and DWA’s direct and indirect audit rights in connection therewith); provided, that DWS shall have no obligation to return to DWA or destroy the Tangible Film Materials pursuant to Section 15 of the Prior Agreement.

Section 3. Development, Production, Acquisition, Payment Obligations and Delivery

3.1 Development, Production and Acquisition; Payment Obligations:

a. As between DWA on the one hand, and Paramount and DWS, on the other hand, DWA shall be solely responsible for the development, production or acquisition of the Licensed Pictures, including the payment of all acquisition and productions costs, and subject to the provisions of Section 6.2. below, DWA shall be solely responsible for the cost of all Residuals and Contingent Compensation. DWA retains the exclusive right in its sole discretion to make all decisions and to initiate any action with respect to the development, production or acquisition of each Licensed Picture, including (i) the right at any time in DWA’s sole discretion to abandon the development or production of each Licensed Picture, and (ii) the right to control all creative matters, including the right to exercise final cut or to delegate final cut to the director of any Licensed Picture.

b. Except as provided herein, neither DWA nor any controlled Affiliate shall sell, license or otherwise alienate any Distribution Rights in and to any Animated Motion Picture or Hybrid Motion Picture (i) produced or acquired by DWA or any controlled Affiliate, (ii) scheduled or available for Delivery during the Output Term, and (iii) which would otherwise fully satisfy all of the specifications set forth in Section 3.2(b) (each a “Subject Picture”). Notwithstanding the foregoing, DWA and its controlled Affiliates shall have the right to:

(i) dispose of its right, title and interest in and to any Subject Picture at any time prior to the initial exploitation of the Distribution Rights so long as neither DWA nor any controlled Affiliate retains any ownership rights therein, or retains any financial interest in such Subject Picture;

(ii) sell, license or otherwise alienate Distribution Rights to any Subject Picture so long as subsequent to such sale, license or other alienation, such Subject Picture continues to satisfy the specifications set forth in Section 3.2(b); and

(iii) sell, license or otherwise alienate any Distribution Rights to any Subject Picture in order to obtain co-financing for the production or acquisition of such Subject Picture; provided, that Paramount shall have a Right of First Negotiation (as defined in and pursuant to the procedures set forth in Section 2.1.e above) to provide any such co-financing; and, provided, further, that neither DWA nor any controlled Affiliate shall so sell, license or otherwise alienate any Distribution Rights to any Subject Picture in a given calendar year to the extent such sale, license or other alienation would cause DWA to Deliver to Paramount less than two (2) Event Pictures in such calendar year.

The foregoing provisions of this Section 3.1.b. shall not affect, impair or otherwise limit the terms of any agreements between DWA and Aardman Animations Ltd. in effect as of the Effective Date. For the avoidance of doubt, nothing contained in this Section 3.1.b or in Section 3.1.c below shall prohibit or in any way restrict DWA or its Affiliates from acquiring less than all of the available Distribution Rights to any Motion Picture (including, without limitation, in connection with co-productions, split-rights transactions, etc.). Subject to Section 11.2.c. below, under no circumstances shall DWA divest itself of any Distribution Rights or other rights in and to a Subject Picture or any other Motion Picture hereunder to the extent such divestiture would cause Paramount to be in violation of any DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement.

c. Notwithstanding the provisions of Section 3.1.b. hereof, Paramount and DWS acknowledge and agree that DWA or any controlled Affiliate shall have the right in connection with any current or future financing arrangements, including tax advantaged financing, so-called sale-leaseback transactions, or off-balance sheet financing requirements to mortgage, pledge, grant or assign as security, all or any portion of DWA’s right, title and interests or the right, title and interests of any controlled Affiliate of DWA in and to any Motion Pictures hereunder for the benefit of its lenders and financiers, provided such lenders and financiers execute customary nondisturbance agreements with respect to the covered Distribution Rights in form and substance consistent with prior nondisturbance agreements obtained by Paramount from lenders or financiers and otherwise reasonably acceptable to Paramount.

3.2 Delivery Requirements:

a. Tangible Film Materials. Subject to Section 8.9. below, DWA shall Deliver each Licensed Picture to Paramount at DWA’s sole cost and expense. All Tangible Film Materials set forth on Schedule 3-Delivery Requirements shall be delivered or made available to Paramount in sufficient time to enable Paramount to (i) make full and timely delivery of the Licensed Pictures and elements thereof to third parties, (ii) satisfy the marketing and distribution plan as approved pursuant to this Agreement, and (iii) meet all Release Dates. The parties shall negotiate the contents of Schedule 3 in good faith prior to the Delivery of the first Licensed Picture (excluding the Existing Pictures) under this Agreement (and in no event later than ninety (90) days following the Effective Date). Prior to Delivery of each Licensed Picture and upon Paramount’s timely notice of its proposed prerelease schedule for advertising, publicity and promotional campaigns, DWA will provide Paramount with any then-available Tangible Film Materials, as may be reasonably required by Paramount, to enable Paramount to timely prepare customary advertising, publicity and promotional materials (e.g., teasers, trailers, television spots, electronic press kits, one-sheets and teaser print ads). Paramount shall provide DWA with access to all such advertising, publicity and promotional materials for use by DWA in connection with its exploitation of the Retained Rights. To the extent that any materials required to be delivered to Paramount hereunder are held by a laboratory or storage facility, DWA will deliver to Paramount a fully-executed access letter for each Licensed Picture. To the extent that DWA itself maintains possession of any Tangible Film Materials, Paramount shall have the same right of access thereto as it would have under the above-referenced laboratory or storage-facility access letter had such Tangible Film Material been held at a laboratory or storage facility. Upon reasonable notice, DWA agrees to either deliver to Paramount, or provide access to, such then-available Tangible Film Materials sufficient to manufacture screening prints for marketing purposes. Prior to completion of Delivery, DWA agrees to deliver to Paramount with respect to each Licensed Picture hereunder a duly executed Instrument of Transfer in substantially the form of Exhibit B hereto. DWA acknowledges and consents to DWS’s delivery to Paramount of all Tangible Film Materials held by DWS with respect to any Licensed Picture, and agrees that DWS may assign to Paramount (and DWA consents to the assignment by DWS to Paramount) of all of DWS’s rights and obligations under each Instrument of Transfer provided to DWS by DWA prior to the Effective Date, except for those continuing rights and obligations relating to the rights licensed to DWS pursuant to Section 2.1(b) above and those rights and obligations relating to the Home Video Exploitation of the Existing Pictures.

b. Qualified Picture Specifications: For a Qualified Motion Picture to count towards the minimum number of Qualified Pictures for purposes of determining the Output Term, such Qualified Motion Picture must fully satisfy each of the following:

(i) General. Be in color (using 35mm film) and sound, and in the English language;

(ii) Running Time. Have a running time of not less than 75 minutes (including main and end titles) and not more than the maximum running time, if any, specified in the DWA approved Distribution Servicing Agreements;

(iii) Format / Production Value. Be an Animated Motion Picture or a Hybrid Motion Picture of comparable production values and animation quality on an overall basis as the Existing Pictures; provided, that if the proposed Motion Picture is a Hybrid Motion Picture, then such Motion Picture must be of comparable production values and animation quality as those Hybrid Motion Pictures previously released by DWS (e.g., Small Soldiers) or previously released by senior management of DWA (e.g., Who Framed Roger Rabbit);

(iv) Rating. Qualify for a rating of “G”, “PG” or “PG 13” (or equivalent substitute rating) from the Rating Code Administrator of the Motion Picture Association of America (“MPAA”);

(v) Title. Have a title designated by DWA, subject only to legal requirements and clearance by the Title Registration Bureau of the MPAA;

(vi) Minimum Rights. The Distribution Rights owned or controlled by DWA or any controlled Affiliate shall include, at a minimum, the following rights (collectively, the “Minimum Rights”): Theatrical Exhibition, Home Video Exhibition and Television Exhibition rights in the Domestic Territory or Theatrical Exhibition, Home Video Exhibition and Television Exhibition rights in not less than ten (10) of the Major International Territories (as identified on and adjusted in accordance with Schedule 2);

(vii) Minimum License Term. The Minimum Rights will be owned or controlled by DWA or any controlled Affiliate (and licensed to Paramount hereunder) for a period of not less than the full contemplated License Term for a “Qualified Picture”, as set forth in Section 1.1 above (not taking into consideration any early termination);

(viii) Theatrical Release. The Motion Picture, at the time of its license to Paramount hereunder, is intended and available for initial Theatrical Exhibition;

(ix) Rent-a-System Picture. The Motion Picture is not a Rent-a-System Picture;

Any disputes as to whether a Qualified Motion Picture satisfies each of the aforementioned specifications shall be subject to the provisions of Section 24 below.

Section 4. Distribution

4.1 Obligation to Exploit: Paramount, during the applicable License Term for each Licensed Picture, shall have the right and obligation to advertise, publicize, promote, distribute and exploit each Licensed Picture and the applicable Distribution Rights thereto in each portion of the Territory and in each media and in each format designated by DWA in accordance with past practices used to service the distribution of comparable Existing Pictures, and to the extent, and as long as, applicable and a higher standard, each Licensed Picture shall be distributed consistent with Paramount’s prevailing and commercially reasonable practices as applied generally to all Motion Pictures produced or distributed by Paramount (which, with respect to the Event Pictures, shall be consistent with Paramount’s Tent-Pole Pictures) under similar circumstances in the applicable territories and media, in each case taking into account differences in production budgets, cast, genre, rating, prerelease audience surveys and test results, theatrical box office and other performance metrics, local tastes and other established factors that Paramount uses in good faith on a nondiscriminatory basis to make determinations in connection with the exploitation of Motion Pictures produced or distributed by Paramount, excluding in each case, any Motion Pictures produced or directed by Steven Spielberg. Paramount shall not have the right to decline to distribute a Licensed Picture in any portion of the Territory and/or in any media designated by DWA. Notwithstanding the foregoing, solely with respect to each Qualified Picture, Paramount shall provide DWA with a minimum level of distribution support and services, including publicity, promotion, marketing and advertising support and services, comparable on an overall basis in quality, level, priority and quantity to the provision of distribution support and services provided in connection with the exploitation of Distribution Rights to the Base Films for such Qualified Picture and, to the extent, and so long as applicable and a higher standard, each Qualified Picture shall be distributed consistent with Paramount’s prevailing and commercially reasonable practices as applied generally to Motion Pictures produced or distributed by Paramount (which, with respect to the Event Pictures, shall be consistent with Paramount’s Tent-Pole Pictures) under similar circumstances in the applicable territories and media, in each case taking into account differences in production budgets, cast, genre, rating, prerelease audience surveys and test results, theatrical box office and other performance metrics, local tastes and other established factors that Paramount uses in good faith on a nondiscriminatory basis to make determinations in connection with the exploitation of Motion Pictures produced or distributed by Paramount, excluding in each case, any Motion Pictures produced or directed by Steven Spielberg; provided, Distribution Expenses shall be determined in accordance with Section 5 below.

In furtherance of the foregoing, Paramount shall render all customary services required to distribute the License Pictures throughout the Territory during the Term in a manner consistent with the terms of this Agreement, which services shall include, without limitation, the following:

a. Domestic Theatrical Distribution. Paramount shall provide the services listed in Annex 4.1.a hereto (which shall be negotiated in good faith by the parties, comparable with the services provided by DWS to DWA prior to the Effective Date, within ninety (90) days of the Effective Date) for Theatrical Exhibition in the Domestic Territory, at no cost or expense to DWA except for Paramount’s retention of the Distribution Fee. In addition, Paramount shall timely prepare for the Domestic Territory a marketing and distribution plan and budget (which shall specify category-by-category expenditures) for each Licensed Picture intended for initial Theatrical Exhibition. Each marketing and distribution plan and budget shall be prepared in full consultation with DWA for DWA’s approval; provided, however, Paramount and DWA shall mutually determine Distribution Expenses and in the event of disagreement regarding the budget and such Distribution Expenses, Paramount’s decision shall prevail (subject in the case of each Qualified Picture to the requirements of Section 5. below). Distribution of each Licensed Picture shall be in accordance with the approved marketing and distribution plan and budget; it being acknowledged that such plans and budgets may require change due to the performance of each Licensed Picture. All material changes in the marketing and distribution plan and budget shall require DWA’s approval; provided, however, in the event of any disagreement regarding any such change in the budget, Paramount’s decision shall prevail (subject to the requirements of Section 5. below).

b. International Theatrical Distribution. Paramount shall provide the services listed in Annex 4.1.b hereto (which shall be negotiated in good faith by the parties, comparable with the services provided by Universal to DWA prior to the Effective Date, within ninety (90) days of the Effective Date) in connection with the distribution of Licensed Pictures for Theatrical Exhibition in the International Territory, at no cost or expense to DWA except for Paramount’s retention of the Distribution Fee. In addition, Paramount shall timely prepare for each of the International Territories marketing and distribution plan and budget (which shall specify category-by-category expenditures) for each Licensed Picture intended for initial Theatrical Exhibition. Each marketing and distribution plan and budget shall be prepared in full consultation with DWA for DWA’s approval; provided, however, Paramount and DWA shall mutually determine Distribution Expenses and in the event of disagreement regarding the budget and such Distribution Expenses, Paramount’s decision shall prevail (subject in the case of each Qualified Picture to the requirements of Section 5. below). Paramount shall commence preparation of such plans and other items immediately following receipt of pertinent materials and information provided by DWA, and in any event, such plans and items will be delivered to DWA no less than sixty (60) days prior to the initial theatrical release date in the applicable portion of the Territory for each Licensed Picture. Distribution of each Licensed Picture shall be in accordance with the approved marketing and distribution plan and budget; it being acknowledged that such plans and budgets may require change due to the performance of each Licensed Picture. All material changes in the marketing and distribution plan and budget shall require DWA’s approval; provided, however, in the event of any disagreement regarding any such change in the budget, Paramount’s decision shall prevail (subject to the requirements of Section 5. below).

c. Worldwide Non-Theatrical Distribution. Paramount shall provide the services listed in Annex 4.1.c hereto (which shall be negotiated in good faith by the parties, comparable with the services provided by DWS to DWA prior to the Effective Date, within ninety (90) days of the Effective Date) in connection with the distribution of Licensed Pictures for Non-Theatrical Exhibition in the Territory, at no cost and expense to DWA except for Paramount’s retention of the Distribution Fee.

d. Worldwide Television Distribution. Paramount shall provide the services listed in Annex 4.1.d hereto (which shall be negotiated in good faith by the parties, comparable with the services provided by DWS to DWA prior to the Effective Date, within ninety (90) days of the Effective Date) in connection with the distribution of Licensed Pictures for Television Exhibition in the Territory, at no cost and expense to DWA except for Paramount’s retention of the Distribution Fee.

e. Information. To the extent it exists, and subject to the requirements of any applicable law, decree or government regulation and any third party rights, Paramount shall furnish, and shall cause DWS, its Paramount Affiliates and, as applicable, UIP and Universal, to furnish:

(i) All Information (as defined below) as to the Licensed Pictures distributed by Universal or UIP in the International Territories, to the extent similar Information as to Paramount’s Motion Pictures is made available by Universal or UIP to Paramount;

(ii) All Information as to Universal’s Motion Pictures to the extent such Information is made available by Universal or UIP to Paramount; and all Information (including, without limitation, Information about the release of other motion pictures in the Territory) that is made generally available to Paramount (including by UIP, Universal or any other Subdistributor);

(iii) All Information as to Paramount Motion Pictures, to the extent similar Information is available to Paramount with respect to the Licensed Pictures; provided such Information: (A) shall only be furnished upon written request from DWA; (B) shall be restricted to Information required by DWA for a bona fide business purpose under this Agreement (e.g., optimal release scheduling, verification of most favorable terms as specified in this Agreement, including terms related to services, pricing, costs, comparable accounts and collection of revenues therefrom, etc.); and (C) shall not be furnished to DWA if in Paramount’s good faith business judgment, such disclosure would constitute a violation of any applicable law, decree, government regulation, or constitute a violation of any third party right;

(iv) All Information as to the Licensed Pictures that is available to Paramount (including from any Subdistributor); and

(v) Scheduled Release Dates for other Motion Pictures in the International Territories;

(vi) All other Information as may be reasonably required by DWA, including, without limitation, MPAA, MPA and other trade association publications and reports (except to the extent distribution to DWA is prohibited by such trade association); irrespective of whether such Information is customarily provided by a distributor and; provided, however, that if Paramount is required to incur any additional costs (of which Paramount notifies DWA in advance) for outside personnel Paramount is required to engage solely in order to furnish any such additional Information which is not included within the scope of services to be rendered by Paramount under this Agreement, Paramount shall not be required to furnish such additional Information unless DWA pre-approves such costs and agrees to reimburse Paramount for same (subject to appropriate reduction, to be mutually agreed, if and to the extent that such additional Information is supplied [subject to DWA’s prior approval] to any party other than DWA). Any dispute as to whether such additional Information is within the scope of services to be rendered by Paramount hereunder will be subject to dispute resolution pursuant to Section 24 of this Agreement.

(vii) As used herein, “Information” shall mean all tangible (i.e., excluding only staff meetings, phone conversations and similar conversations which are not reduced to written or other tangible form) information, data, reports, agreements and other documents including, without limitation, all outright sales proposals for the Outright Sales of a Licensed Picture, direct access to the theatrical database for each Licensed Picture on a territory-by-territory basis, daily box office reports, competitive release dates, advertising expenses, copies of all outside sourced market surveys, updates and analysis, etc., whether distributed on paper, electronically and/or through any other means (e.g., DWA shall be put on the distribution lists for such information). The Information shall be provided consistent with the frequency and timeliness with which the Information (or similar material) is created by, or supplied to, Paramount, or otherwise as DWA shall reasonably request; provided, however, that if Paramount is required to incur any additional costs (of which Paramount notifies DWA in advance) for outside personnel Paramount is required to engage solely in order to furnish Information more frequently or quickly (if possible) than the Information (or similar material) is supplied to Paramount and such increased frequency or quickness is not included within the scope of services to be rendered by Paramount under this Agreement, Paramount shall not be required to furnish such Information with such increased frequency or quickness as requested unless DWA pre-approves such costs and agrees to reimburse Paramount for same (subject to appropriate reduction, to be mutually agreed, if and to the extent that such increased frequency or quickness is also accorded [subject to DWA’s approval] to any party other than DWA). Any dispute as to whether such increased frequency or quickness is within the scope of services to be rendered by Paramount hereunder will be subject to dispute resolution pursuant to Section 24 of this Agreement.

(viii) Notwithstanding anything in this Section 4.1.e. to the contrary, in no instance shall Information include (and Paramount shall not be required to provide) (A) internal financial information of Paramount, UIP or Universal, or (B) Information that is not related to the exploitation and performance of Motion Pictures or the costs of distribution.

f. Print and Trailer Information: In connection with the Theatrical Exhibition of the Licensed Pictures, Paramount shall provide the following:

(i) Print inventories (features and trailers) together with an analysis of print storage costs by title and quantity, not less than on a quarterly basis.

(ii) Print orders for the Territory, for the initial Release Date and for the date thirty (30) days thereafter.

(iii) In the Domestic Territory and each International Territory in which Paramount directly distributes the Licensed Pictures (including, for purposes of this Section 4.1.f, those territories in which Universal or UIP is distributing the Licensed Pictures), trailer release dates, on a monthly basis for the period commencing with the first release of the trailer through thirty (30) days after initial Release Date in each such territory.

g. Media Buys. Until completion of all distribution by Paramount pursuant to this Agreement, Paramount shall cooperate with, and consult with DWA on such Media purchases as DWA may require from time-to-time, with the intent that to the extent not inconsistent with Paramount’s agreements (and without detriment to Paramount (e.g., Paramount is not required to make limited Media space available to DWA which Paramount intends to utilize for its own purposes)), Paramount will permit DWA to utilize Paramount’s Media rates (net of all discounts, rebates and adjustments) for such Media to the extent such rates are better than DWA’s rates. Paramount shall have no obligation under this Section 4.1.g to provide services to DWA, including in connection with identifying such potential opportunities or making any Media buys, or to bear any costs in connection therewith. If DWA has the opportunity to utilize Paramount’s Media rates, DWA shall bear all costs in connection therewith. For purposes of this Section 4.1.g., “Media” includes: all television (e.g., network, cable, syndication and spot); radio (e.g., network and spot); print, such as newspaper advertisements, cable guides, magazines, periodicals, circulars, college print, military print; outdoor such as billboards, bus shelters, bus sides, phone kiosks, premiere squares; trade publications; internet and new media as they evolve.

h. Publicity Tours / International Publicists. Paramount agrees to conduct and support star talent publicity tours, road show presentations and regional conferences (collectively, “Publicity Tours”), as well as to provide publicity services rendered by special publicists (as designated by DWA) (“Publicity Services”), comparable on an overall basis in quality, level, priority and quantity to those Publicity Tours conducted and Publicity Services provided in connection with the Base Films. Any costs of such Publicity Tours and Publicity Services that are allocated to the Licensed Pictures shall be allocated in accordance with Section 8.5.c. For the sake of clarity, Paramount may only charge the costs of Publicity Tours and Publicity Services as Distribution Expenses hereunder to the extent such costs are Licensed Picture-specific and incremental to costs associated with publicity for Paramount’s own Motion Pictures.

i. MTV Networks Promotion. Each Licensed Picture shall be promoted, marketed and advertised on the MTV Networks (including, without limitation, Nickelodeon) in accordance with Paramount’s then prevailing practices as applied generally to all

Motion Pictures produced or distributed by Paramount or any Paramount Affiliate (which, with respect to the Event Pictures, shall be consistent with Paramount’s Tent-Pole Pictures). The rates charged by the MTV Networks for such promotion, marketing and advertising shall be ***

j. Nickelodeon Animation Rights / Promotion: Subject to the terms and conditions of this Section 4.1(j), DWA grants, licenses and assigns to Paramount (on behalf of Nickelodeon), to the full extent of the rights owned or controlled by DWA or any controlled Affiliate thereof in and to each Licensed Picture the sole and exclusive Animated Television Production Rights, subject at all times to any and all existing limitations and restrictions thereon and the rights of third parties related thereto. For purposes of this Section 4.1.j., the terms below shall have the following meanings:

“Animated Television Production” shall mean any Motion Picture that is created predominantly by one or more non-live action production methods (e.g., hand-drawn animation [such as Prince of Egypt], CGI [such as Shrek], stop-motion [such as Chicken Run] and/or motion capture [such as Polar Express]) (each, an “Animation Method”) and that is intended for initial exhibition by means of Television Exhibition, including made-for-television movies, television miniseries, and episodic television series. However, an Animated Television Production shall not be deemed to include Motion Pictures in which digital Animation Method(s) are used, in whole or in part, to create photorealistic characters that interact with live-action characters in live-action settings. (Photorealistic characters include both “real world” characters modified by an Animation Method [e.g., Babe the pig in Babe] and characters that are invented but which are depicted in a “real world” manner by an Animation Method [e.g., Yoda in Star Wars II: Attack of the Clones, Gollum in Lord of the Rings, the dinosaurs in Jurassic Park, the robots in I, Robot, the toy soldiers in Small Soldiers].)

“Animated Television Production Rights” shall mean (a) the exclusive right, subject at all times to DWA’s rights under subsection (iii) of this Section 4.1.j, for Nickelodeon to develop and produce an Animated Television Production based upon a Licensed Picture, including any characters and elements contained therein, and (b) the exclusive right, under copyright and otherwise, in perpetuity throughout the universe, for Nickelodeon to use or exploit such Animated Television Production, including the right to broadcast, license, promote and otherwise exploit such Animated Television Production and elements thereof in accordance with the terms hereof.

“Animated Television Production Term” shall mean the period from the Effective Date until and including December 31, 2007 (“First Term”), but shall automatically be extended for consecutive additional terms of two calendar years each thereafter (each an “Additional Term”) if, and only if, during the First Term and each Additional Term thereafter, Nickelodeon commences production on, or enters into a bona fide unqualified commitment to produce (and such Animated Television Production actually commences production no later than 90 days after the end of the applicable First Term or Additional Term), a new Animated Television Production based upon a

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Licensed Picture. Notwithstanding the foregoing, in no event shall the Animated Television Production Term extend beyond the effective date of termination or expiration of the Output Term. For clarity, if during any Additional Term, other than the First Term, a new Animated Television Production is not placed into production, the Animated Television Production Term shall terminate and Nickelodeon shall cease to have the right to develop or produce any Animated Television Production based on any Licensed Picture, provided, Nickelodeon shall have the right to continue the production of any Animated Television Production that commenced production prior to termination of the Animated Television Production Term.

(ii) Nickelodeon shall have the right to commence production on not more than one new Animated Television Production based upon a Licensed Picture (subject, at all times, to DWA’s approval rights set forth in subsection (iii) below) in the First Term and each Additional Term thereafter.

(iii) DWA shall have the right (but not the obligation) to co-produce any Animated Television Production on terms, to be negotiated in good faith, commensurate with DWA’s stature in the Motion Picture animation industry. In addition, and in furtherance of its intellectual property rights for each and every Animated Television Production, DWA shall retain all customary creative approvals and controls over the Animated Television Production, including selection of the Licensed Picture elements as the basis for any Animated Television Production. DWA shall be entitled to fees and other compensation for the rights licensed pursuant to this Section 4.1.j and for its services. Such approvals, fees and any other compensation shall be negotiated in good faith and commensurate with DWA’s stature in the Motion Picture animation industry.

(iv) At all times, Nickelodeon’s rights to promote and otherwise exploit any Animated Television Production shall be subject to DWA’s rights (and any obligations) to fully promote, advertise, market and exploit the Licensed Picture and any derivative productions (e.g., sequels) upon which such Animated Television Production is based. Ancillary rights exploitation (e.g., merchandising) of such Animated Television Production shall be subject to DWA’s ancillary rights exploitation of the applicable Licensed Picture, including derivative productions.

(v) Paramount shall cause each Qualified Picture to be promoted, marketed and advertised on the Nickelodeon networks in accordance with Nickelodeon’s then prevailing practices (e.g., “Nicksclusives”) with respect to Nickelodeon branded Motion Pictures. Unless otherwise agreed between Paramount and DWA, in connection with the initial theatrical release of each Qualified Picture, Paramount shall purchase promotion, marketing and advertising services from the Nickelodeon networks having a value up to the average amount paid to Nickelodeon by PPC or DWS in connection with the promotion, marketing and advertising of the Base Films on the Nickelodeon networks. The rates charged by Nickelodeon for such promotion, marketing and advertising shall be ***

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(vi) Notwithstanding the foregoing, it is understood and agreed by the parties that DWA has not conducted a review of its rights and obligations with respect to the Animated Television Production Rights related to the Licensed Pictures and, as such, DWA does not herein make any representations and warranties regarding its rights or obligations with respect thereto.

4.2 Distribution Approvals and Controls: Notwithstanding anything in this Agreement to the contrary, all DWA approvals and controls in this Agreement with respect to Distribution Rights subject to a DWA-approved Distribution Servicing Agreement or a DWA-approved Third Party Service Agreement, in each case existing as of the Effective Date, are expressly subject to the terms and conditions of such DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement, as applicable. For the avoidance of doubt, to the extent either (a) DWS is not contractually entitled to exercise certain approvals or controls over the activities of a Subdistributor or such third party; or (b) if, as a matter of custom and practice and historical course of dealing, DWS does not exercise certain approval or controls to which it is contractually entitled under such existing DWA-approved Distribution Servicing Agreement or such existing DWA-approved Third Party Service Agreements, DWS shall not be required to attempt to amend any such existing DWA-approved Distribution Servicing Agreement or such existing DWA-approved Third Party Service Agreements to expand its contractual approval or control rights to be consistent with those set forth herein, nor shall DWS be required to alter its custom and practice and historical course of dealing with such Subdistributors or other third parties to comply with the approvals and controls afforded to DWA hereunder. In either event, DWS’s only obligation to DWA with respect thereto shall be to (x) use its reasonable efforts to cause such Subdistributors or other third parties to comply with DWA’s approval rights hereunder, and (y) exercise its contractual rights with respect to the Licensed Pictures in accordance with DWS’s past practices used to service the distribution of comparable Existing Films, and to the extent, and as long as, applicable in a manner consistent with the exercise of such rights with respect to comparable Motion Pictures produced or released by DWS under similar circumstances in the applicable territories. DWS shall not be in breach of this Agreement if such Subdistributors or other third parties do not comply with DWA’s approval rights provided that DWS used such reasonable efforts.

a. Release Date/Theatrical Exhibition: DWA shall have the right to designate and approve the initial Theatrical Exhibition release date (“Release Date”) for each Qualified Picture in the Domestic Territory and shall approve the Release Date for each Qualified Picture in each of the Required International Territories. DWA shall use reasonable efforts to notify Paramount of the scheduled Release Date for each Qualified Picture in the Domestic Territory at least eighteen (18) months prior to such Release Date. DWA shall not schedule more than one Release Date in the Domestic Territory in a given year during each of (i) the Holiday Period and (ii) the Summer Period, unless the additional Release Date(s) are mutually approved by Paramount and DWA. If DWA and Paramount cannot agree on a second Release Date within such Holiday Period or Summer Period, as applicable, then DWA shall have the right, in accordance with the terms of this Agreement, to designate the Release Date for such Qualified Picture outside the Holiday Period or Summer Period, as applicable, in its sole discretion. Once DWA has designated a Release Date for a Qualified Picture in the Domestic Territory (whether tentative or firm), Paramount shall provide DWA with a schedule of proposed Release Dates for such Qualified Picture in each of the Required International Territories within thirty (30) days of DWA’s designation of the Domestic Territory Release Date for such Qualified Picture. Paramount shall provide DWA with no less than three (3) days prior written notice of its intent to designate a Release Date for a Tent Pole Picture and shall consult with DWA during such three (3) day period. Paramount shall not designate a Release Date for any such Tent Pole Picture until the expiration of such three (3) day period. Upon the expiration of such period, Paramount may designate and publicly announce a Release Date for such Tent Pole Picture, subject to the term of Section 4.2.b. below, and once Paramount has so designated and publicly announced a Release Date for such Tent Pole Picture, DWA shall not schedule a Release Date for any Qualified Picture in any portion of the Territory that would conflict with the holdback restrictions set forth in Section 4.2.b. as they pertain to such Tent Pole Picture in the applicable portion(s) of the Territory. DWA shall keep Paramount fully advised of the anticipated Delivery Date of each Qualified Picture. Once a Release Date is designated by DWA in any portion of the Territory, Paramount shall ensure that such Release Date is not moved for any reason; provided, that, subject to the McDonald’s Interparty Agreement, Release Dates are subject to postponement and extension due to events of Force Majeure, DWA implemented creative changes (that delay Delivery of the Qualified Picture or otherwise substantially and materially affect the orderly release schedule of the Qualified Picture) and as may be required by McDonald’s pursuant to the McDonald’s Agreement. In the event a Release Date, in any portion of the Territory, is postponed or otherwise moved due to an event of Force Majeure or DWA implemented creative changes, DWA will provide notice to Paramount and designate an alternative Release Date that shall not cause Paramount to be in breach of the holdback restrictions set forth in Section 4.2.b. below as they pertain to any Similar Motion Picture or Major Release then scheduled (i.e., publicly announced) for Theatrical Exhibition by Paramount in the applicable portion of the Territory. In the event a Release Date in any portion of the Territory is required to be postponed or otherwise moved pursuant to the McDonald’s Agreement, DWA will provide notice to Paramount and designate an alternative Release Date in accordance with the terms of the McDonald’s Agreement in the applicable portion of the Territory. If any alternative Release Date mandated by the McDonald’s Agreement would cause Paramount to be in violation of the holdback restrictions set forth in Section 4.2.b below, DWA shall nonetheless be entitled to require the release of such Qualified Picture on such McDonald’s mandated Release Date but shall be deemed to have waived the holdback restrictions with respect to such Qualified Picture in the applicable portion of the Territory.

b. Holdbacks: As additional consideration for the Distribution Rights: (i) Paramount and DWS agree not to commence or authorize the commencement of the initial Theatrical Exhibition of any Similar Theatrical Motion Picture in the Domestic Territory and in each of the Required International Territories during the period commencing the Weekend prior to the Release Date for any Event Picture in each applicable territory and continuing throughout and including the Weekend following the scheduled Release Date for such Event Picture in the applicable territory, and (ii) Paramount and DWS agree not to commence or authorize the commencement of the initial Theatrical Exhibition of a Major Release in the Domestic Territory and in each of the Required International Territories on the same Weekend as the Release Date in each such portion of the Territory for an Event Picture. In addition, Paramount agrees that it will consult in good faith with DWA prior to scheduling the initial Theatrical Exhibition of a Motion Picture that is rated “PG-13” in the Domestic Territory and any of the Required International Territories during the period one (1) Weekend on either side of the applicable Release Date of each Event Picture in the Domestic Territory and in each of the

Required International Territories, respectively; provided, that if Paramount determines in its good faith business judgment to proceed with the initial Theatrical Exhibition of such Motion Picture during such period, it will not violate the provisions of this Section 4.2.b or otherwise constitute a breach of this Agreement by Paramount. DWA acknowledges that in certain countries within the International Territory, such holdback restrictions may be inappropriate or impracticable to enforce due to differences in ratings’ categories, or the contractual rights of third parties pursuant to DWA-approved Distribution Servicing Agreements or DWA-approved Third Party Service Agreements, or the inability of Paramount to enforce such holdbacks because of established custom and practice and historical course of dealing under DWA-approved Distribution Servicing Agreements or DWA-approved Third Party Services Agreements, as applicable (in each case existing as of the Effective Date). In such event, Paramount shall keep DWA fully informed of all proposed release dates for its Similar Theatrical Motion Pictures, if applicable, to enable DWA to schedule Release Dates for its Qualified Pictures in the International Territory. For the avoidance of doubt, in the event DWA initially designates a Release Date for an Event Picture, on a date that would cause Paramount or DWS to be in violation of the holdback provisions of this Section 4.2(b), due to a previously scheduled Release Date for a Paramount or DWS Motion Picture, then, except with respect to a Tent-Pole Picture with a Release Date designated pursuant to Section 4.2(a) above, Paramount or DWS, as applicable, shall be required to reschedule the Release Date for such Motion Picture so as to comply with the provisions of this Section 4.2(b).

Notwithstanding anything to the contrary contained in this Agreement, during the term of the McDonald’s Agreement, all matters relating to the designation and movement of Release Dates and related release and marketing obligations for all Motion Pictures in the Required International Territories shall be at all times subject to the McDonald’s Agreement and the McDonald’s Interparty Agreement.

c. No Editing: Except as set forth below and subject to each DWA-approved Distribution Servicing Agreement and DWA-approved Third Party Service Agreement, neither Paramount nor DWS shall have the right to cut, alter, edit or change any Licensed Picture (or its title) for Theatrical Exhibition (including in order to secure the required rating) without the prior consent of DWA. Subject to any third party contractual restrictions and applicable guild requirements, Paramount or DWS, as applicable, may alter or edit each Licensed Picture and its title solely to the extent necessary to comply with (i) import, censorship or legal requirements in each country or region in the Territory, and (ii) further subject to DWA’s prior approval in each case (a) to comply with applicable distribution or exhibition requirements in each country or region in the Territory, (b) to meet television or other exhibition standards and practices or requirements, (c) to satisfy running time requirements, including the insertion of commercial breaks, and (d) subject to Section 8.9.d. below, to make foreign language dubbed or subtitled versions. DWA shall have first opportunity to alter or edit each Licensed Picture and shall exercise its approval rights hereunder in a manner not to frustrate the exploitation of all Distribution Rights licensed to Paramount hereunder. Nothing herein shall require Paramount or any Subdistributor to violate any applicable law, or governmental regulation anywhere in the Territory. In no event shall Paramount or DWS delete contractual credits or the Licensed Picture’s copyright notice. Neither Paramount nor DWS shall add trailer, commercial or other material to the Licensed Picture without DWA’s prior written consent and neither DWS nor Paramount shall use any elements from the Licensed Pictures as part of a commercial, advertisement or trailer in other Motion Pictures distributed by Paramount or DWS, as applicable, without DWA’s prior written approval; provided that Paramount shall not be in breach if a theater owner violates the terms of this sentence, provided that Paramount did not consent to or approve same.

d. Cuts/Previews: DWA shall have the right to preview and screen each Licensed Picture and to cut, alter, edit or change each Licensed Picture as DWA determines in its sole discretion. Upon reasonable prior written notice, Paramount shall be obligated to obtain the theaters designated by DWA for each preview and shall advance all actual, direct out-of-pocket costs, charges and expenses incurred in connection with such previews. Paramount shall be entitled to recoup such preview costs, charges and expenses as Distribution Expenses. A reasonable number of Paramount’s distribution and marketing executives and personnel shall be entitled to attend each preview.

e. Theatrical Exhibition. For each Licensed Picture, if and to the extent Theatrical Exhibition is licensed to Paramount hereunder, (i) the Theatrical Exhibition of each Licensed Picture in each country in the Territory shall be in accordance with the distribution plan prepared in accordance with Section 4.1.a and 4.1.b and (ii) DWA shall have the right to timely approve: the initial period of Theatrical Exhibition of each Licensed Picture in each country in the Territory; any reissues or re-release; the withdrawal or withholding of any Licensed Picture from Theatrical Exhibition; marketing plans, distribution plans; the dates and terms of initial bookings of the Licensed Pictures; any decision to create, and any final version of, any altered versions of any Licensed Pictures; distribution and release patterns; dubbing and subtitling; theaters and circuits, including the selection and number of theaters and screens in the Domestic Territory and the Major International Territories; format of distribution (e.g., IMAX, 3-D, etc.); suppliers, vendors and service providers; laboratories; the placement of the Licensed Pictures in film festivals; and the date, nature, number, location and guest list of all premieres and advanced screenings. There shall be no exclusivity or other distribution restrictions in any distribution agreements nor any double bills or accompanying short subjects (unless required by law) without DWA’s approval. DWA shall also have the right to require Paramount to release a short subject attached to a full-length Motion Picture for Theatrical Exhibition in all or a portion of the Territory (e.g., the Penguin short attached to Wallace & Gromit: Curse of the Were-Rabbit). If a short subject is required by law or custom to accompany any Licensed Picture in any portion of the Territory, DWA shall have the first opportunity to supply such short subject. Unless otherwise expressly provided in the aforementioned distribution plan, each Licensed Picture shall only be distributed in each portion of the Territory by means of one continuous release in such portion of the Territory.

DWA’s approval rights shall include the deal parameters to be established with exhibitors and circuits, such as minimum engagement length, percentage splits, floors and minimums, number of prints, screens and daily showings for multi-screen venues, auditorium selection, etc. Thereafter, Paramount shall have the right to enter into exhibition booking contracts with exhibitors on terms no less favorable to Paramount than the DWA-approved deal parameters. DWA shall have the right to approve any non-conforming exhibition booking contracts.

f. Television Exhibition. For each Licensed Picture, if and to the extent Television Exhibition is licensed to Paramount hereunder, DWA shall have the right to approve: the terms of all licenses, including barter arrangements, any advertising and/or promotional material extracting or excerpting any portion of a Licensed Picture.

g. Multiple Picture Agreements; Output Agreements. Paramount shall use all commercially reasonable efforts to include the Licensed Pictures in joint, multiple picture, output, and package sales or licenses entered into by Paramount with respect to other Motion Pictures produced or distributed by Paramount. DWA shall have the right to approve any joint, multiple pictures, output or package sales or licenses that include one or more Licensed Pictures or one or more Motion Pictures. Paramount shall fully consult with DWA prior to commencing negotiations for any such sales or licenses. If Paramount proposed to include one or more Licensed Pictures in a group with other Motion Pictures and DWA objects to the terms applicable to the Licensed Picture(s), then notwithstanding DWA’s objection, Paramount shall have the right to consummate such transaction, provided DWA may elect to exclude the Licensed Picture(s) therefrom. If the Licensed Pictures are not included in any such joint, multiple picture, output or package sale or license, Paramount shall nevertheless be obligated to exploit the applicable Distribution Rights in and to the applicable Licensed Pictures in accordance with the terms of this Agreement and Paramount shall use all commercially reasonable efforts, on an on-going basis, to conclude one or more agreements for the full exploitation of the applicable Distribution Rights to the applicable Licensed Pictures in the applicable portions of the Territory in a timely fashion.

h. Non-Theatrical Exhibition. For each Licensed Picture, if and to the extent Non-Theatrical Exhibition is licensed to Paramount hereunder, DWA shall have the right to approve: the terms of all licenses and any advertising and/or promotional material extracting or excerpting any portion of a Licensed Picture.

i. Release Requirements. Paramount shall release (or shall cause DWS to release) each Licensed Picture in each portion of the Territory in a manner so as to satisfy the obligations of, and qualify each Licensed Picture for inclusion under, each DWA-approved Distribution Services Agreement and each DWA-approved Third Party Service Agreement. Without limiting the generality of the foregoing, with respect to DWA-approved Distribution Services Agreement and DWA-approved Third Party Service Agreements entered into by DWS prior to the Effective Date, Paramount shall release (or cause the release of) each Licensed Picture in strict accordance with the terms set forth in Annex 4.2.f. Moreover, post-Effective Date, Paramount shall cause DWS to produce and release a sufficient number of Motion Pictures per annum to fully satisfy all of the DWS’s obligations under the DWA-approved Distribution Services Agreement and DWA-approved Third Party Service Agreements entered into by DWS prior to the Effective Date, subject to the continued ability of DWS to utilize necessary DreamWorks Marks pursuant to, and in accordance with, the Trademark License Agreement.

j. Outright Sales. No Outright Sale of any Distribution Rights is permitted hereunder without DWA’s prior consent.

k. Exercise of DWA Approvals: Notwithstanding anything to the contrary contained in this Agreement, including this Section 4, once DWA provides its approval over a certain matter (whether related to an agreement, deal parameters, release methodology, release date, release pattern, budget, edit, cut, preview, version, sales policy, supplier, marketing or promotional campaign, or otherwise), Paramount shall have the right to fully rely on such approval (unless prior to such reliance DWA notifies Paramount in accordance with Section 33 below that such approval is withdrawn), and Paramount shall not be deemed in breach of this Agreement for any act or omission of Paramount (or any Affiliate, Subdistributor or licensee) that is materially consistent with any approval provided by DWA.

4.3 Advertising and Credits: To the extent credits are used in publicity and advertising under the control of Paramount or DWS in connection with a Licensed Picture, Paramount and DWS agree to accord credit to those Persons to which DWA is contractually obligated to accord credit, in such form as DWA may direct consistent with applicable guild and union requirements; provided, credits for each Licensed Picture shall include all credits required pursuant to the DWA-approved Distribution Servicing Agreements and DWA-approved Third Party Service Agreements. Paramount and DWS agree to honor and to use commercially reasonable best efforts to cause their respective Subdistributors and licensees to honor and comply with all such contractual credit obligations. Subject to Section 19. below, neither Paramount nor DWS shall alter the credits on the Licensed Pictures without DWA’s prior written approval.

4.4 Trailers and Publicity Materials: Paramount or DWS, as applicable, shall be solely responsible for the creation and preparation of all theatrical and home video trailers and television spots, and all other advertising, marketing, publicity and promotional materials (“Marketing Materials”) for the Licensed Pictures. All basic Marketing Materials, including all key-art, creative campaigns and content thereof, coop media plans and advertising, media buys, ads, point of sale and any other sales and promotional materials, and all communications to the press and press releases, shall be submitted to DWA for its timely suggestions and approvals. Neither Paramount nor DWS shall be liable for any losses, claims or damages suffered by DWA as a direct result of DWA’s failure to timely provide such suggestions and approvals. Paramount and DWS agree that DWA shall have the right to access and use such Marketing Materials, without charge, for such use as DWA may reasonably request in connection with its reporting to investors, institutional publicity and similar matters and in connection with exploitation of the Retained Rights; provided, that DWA shall reimburse Paramount or DWS, as applicable, for the direct incremental costs of additional copies of such Marketing Materials arising from such request that Paramount or DWS, as applicable, would not otherwise have incurred. Paramount shall secure copyright in the name of DWA and Paramount (or a Paramount Affiliate designated by Paramount) for Marketing Materials prepared by Paramount or DWS, as applicable, and/or any Paramount Affiliate for any Licensed Picture. DWA retains the exclusive right to produce and exploit documentary films and other Motion Pictures relating to DWA or to the Licensed Pictures, including “making of” and “behind the scenes” productions or programming relating to the Licensed Pictures and to incorporate excerpts from the Licensed Pictures therein. Notwithstanding the foregoing: (i) Paramount may authorize the production of so-called “specials” or other similar audio-visual productions as part of its promotional arrangements with media companies (such as MTV International) provided, DWA shall have the right to approve the content of such productions; and (ii) if any DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement (in each case, existing as of the Effective Date) requires Paramount to deliver and license any such productions to a third party, DWA shall produce and deliver such productions to Paramount for delivery and license pursuant to the terms of such DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement. DWA shall approve the use of trailers from the Licensed Pictures on other Motion Pictures distributed by Paramount or DWS.

4.5 Marketing Restrictions: Without DWA’s prior consent, neither Paramount nor DWS shall engage in any cross-marketing, cross-promotion, cross-merchandising, joint advertising, joint marketing, Commercial Tie-In and Promotional Rights arrangements, product placement or joint distribution activities (including with respect to home video incentive programs or home video marketing programs) (collectively “Cross-Promotional Campaigns”) in connection with any element of a Licensed Picture and any other Motion Picture or product owned or distributed by Paramount, DWS or by any third party. Notwithstanding the foregoing, Paramount, DWS, its Subdistributors and licensees shall have the right (i) to include the Licensed Pictures in Cross-Promotional Campaigns consistent with prior distribution practices, e.g., marketing reels, trade conventions and trade promotions such as those involving the Existing Pictures, and (ii) to employ Cross-Promotional Campaigns solely in connection with two (2) or more Licensed Pictures. In addition to the foregoing, neither Paramount nor DWS shall use any elements or characters from the Licensed Pictures for any corporate promotional purposes or to advertise or promote any business or activity of Paramount or DWS not directly related to the Licensed Pictures without DWA’s prior written approval.

4.6 Subdistribution:

a. Paramount may distribute the Licensed Pictures either directly, through Paramount Affiliates or subject to DWA’s prior written approval (not to be unreasonably withheld) in each instance, through Subdistributors and licensees; provided that Paramount agrees that it will not engage a Subdistributor or licensee (i) for the initial general theatrical release of any Licensed Picture in the United States; or (ii) in any media, in any portion of the Territory, unless Paramount subdistributes or sublicenses all or substantially all of its own Motion Pictures that it releases in such media and/or portion of the Territory. If, pursuant to a DWA-approved Distribution Servicing Agreement, a Licensed Picture is not designated by such Subdistributor or licensee for distribution in any portion of the Territory (e.g., is determined not to be financially viable for release in a specific country), Paramount shall use all commercially reasonable efforts, on an ongoing basis, to engage a substitute Subdistributor or licensee to distribute the Licensed Picture in the applicable portion of the Territory; provided, however, the terms of such Distribution Servicing Agreement shall be subject to DWA’s prior approval and, subject to DWA’s approval and the terms of the McDonald’s Interparty Agreement, each Licensed Picture shall be released for Theatrical Exhibition in each of the Required International Territories in which Theatrical Exhibition rights are licensed to Paramount hereunder.

b. DWA shall have the right to approve the duration and terms of any and all Subdistribution and license agreements entered into by Paramount, whether with a Paramount Affiliate or any other Person. If DWA does not approve the terms of such agreement applicable to the Licensed Pictures, Paramount may enter into such agreement with respect to its own Motion Pictures but such arrangements will not apply to the Licensed Pictures. The CJ Agreement, the Kadokawa Agreement, and the Distribution Servicing Agreements with Subdistributors and licensees listed on Schedule 1 are preapproved by DWA. For the avoidance of doubt, DWA shall have the right to approve any amendment, restatement, replacement, extension (including the exercise of any option) or other modification of any DWA-approved Distribution Servicing Agreement.

c. The breach by a Subdistributor or licensee (or any successor to any Subdistributor or licensee) of any (i) DWA-approved Distribution Servicing Agreement entered into after the Effective Date; or (ii) DWA-approved Distribution Servicing Agreement entered into in any territory previously distributed by UIP (irrespective of the date of such agreements), shall constitute a breach by Paramount of this Agreement only if such breach by such Subdistributor or licensee is not cured by such Subdistributor or licensee (or by Paramount on behalf of such Subdistributor or licensee) within fifteen (15) days of DWA’s provision to Paramount of notice of such breach (in lieu of the applicable cure periods set forth in Section 11.1 below with respect to a breach by Paramount). No breach by a Subdistributor or licensee (or any successor to any Subdistributor or licensee) of any other DWA-approved Distribution Servicing Agreement existing as of the Effective Date shall constitute a breach by Paramount of this Agreement; provided, however, DWA shall have the right to take such action as set forth in Section 4.13 below with respect to such breach by a Subdistributor or licensee.

d. DWA shall have the right, but not the obligation, to designate the Universal Agreement, and/or any transition services agreement entered with Universal (by DWS or directly by DWA) in connection with the termination of the Universal Agreement, as a Distribution Servicing Agreement and to require Paramount to service such Distribution Servicing Agreement in accordance with the terms of this Agreement for the duration of any such transition period.

4.7 Costs of Distribution: Except as expressly provided herein, including Section 5.2 with respect to Additional Distribution Expenses and Section 6.2 with respect to Residuals and Contingent Compensation, Paramount shall be solely responsible for advancing all costs of advertising, promoting, marketing and distributing the Licensed Pictures, including all distribution fees paid to Subdistributors and all Distribution Expenses.

4.8 DWA Consultation Rights: Paramount and DWS shall fully consult with and give due consideration to the reasonable requests of DWA concerning advertising, marketing, publicity and distribution matters in connection with each Licensed Picture. The foregoing consultation rights and conditions are in addition to and do not derogate, impair, restrict or otherwise adversely affect any of DWA’s approvals and controls set forth in this Agreement. All distribution and licensing arrangements with respect to the Licensed Pictures shall be made in a manner consistent with Paramount’s good faith business practices as applied generally to comparable Motion Pictures produced or distributed by Paramount under similar circumstances in the applicable territories and media, taking into account differences in production budgets, cast, genre, rating, prerelease audience surveys and test results, theatrical box office and other performance metrics, local tastes and other established factors that Paramount uses in good faith on a nondiscriminatory basis to make determinations in connection with the exploitation of Motion Pictures produced or distributed by Paramount, excluding in each case, any Motion Pictures directed by Steven Spielberg.

4.9 DWA Distribution Representative: DWA shall have the right to appoint one or more individuals to serve as a distribution representative (the “DWA Representative[s]”)

to: (i) monitor the marketing and distribution of the Licensed Pictures and the expenditure of Distribution Expenses; (ii) access and review Paramount’s and DWS’s books and records relating to the marketing and distribution of the Licensed Pictures; (iii) monitor Paramount’s and DWS’s compliance with DWA’s approvals, consultation rights, designations and controls; (iv) meet regularly with Paramount’s and DWS’s marketing and distribution personnel; (v) attend regularly scheduled marketing meetings related to the Licensed Pictures; and (vi) engage in related activities. Paramount will provide DWA Representatives with periodic briefings on marketing matters and upon request, shall provide DWA Representatives with full and complete information relating to anticipated Gross Receipts, marketing costs and budgets, expenditures of Distribution Expenses and market research studies relating to the Licensed Pictures. Paramount shall provide the DWA Representatives with suitable offices at Paramount’s company facilities without charge to DWA. DWA shall be solely responsible for the salary, fringes and expenses of the DWA Representatives. DWA shall not appoint more than five (5) individuals to concurrently serve as the DWA Representatives without obtaining Paramount’s prior consent.

4.10 Direct Access to Personnel. DWA and the DWA Representatives shall have the right to access and to communicate directly with (i) all of Paramount’s management staff and employees engaged in any aspect of the marketing, distribution, licensing and exhibition of the Licensed Pictures or exercise of the Distribution Rights anywhere in the Territory, and (ii) to the same extent as Paramount and subject to the terms of each applicable DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement, as applicable, all officers, management staff and employees of Subdistributors, licensees or third party service providers engaged in any aspect of marketing, distribution, licensing and exhibition of the Licensed Pictures or exercise of the Distribution Rights anywhere in the Territory, including in each case any personnel or representatives based in local, regional or international exchanges or offices in all regions of the Domestic Territory and in each country in the International Territory (collectively “Distribution Personnel”). Paramount shall endeavor (and shall cause the Distribution Personnel) to convene regular (i.e., no less frequently than weekly) meetings with DWA personnel and be available to consult with DWA and the DWA Representatives at reasonable times for purposes of formulating, coordinating and implementing the marketing, distribution, licensing, exhibition and other exploitation plans and strategies pertaining to the Licensed Pictures, (y) to cooperate fully with DWA and the DWA Representatives and (z) to provide DWA with all Information available to such Distribution Personnel pursuant (and subject) to Section 4.1.e. DWA will endeavor in good faith to keep Paramount fully informed of, and involved in, all direct communications with Subdistributors, licensees or third party service providers.

4.11 Vendor/Supplier Arrangements: Paramount shall have the right and (to the extent entitled to do so pursuant to the applicable third-Person contracts) obligation to cause the Licensed Pictures to be included in any DWA-approved Third Party Service Agreement. DWA shall have the right of prior reasonable approval of the duration and terms of each Third Party Service Agreement as they pertain to the Licensed Pictures. The Third Party Service Agreements (and the duration and terms thereof) listed on Schedule 5 are preapproved by DWA. Any amendment or modification of a DWA-approved Third Party Service Agreement that materially affects one or more Licensed Pictures, and any extension of a DWA-approved Third Party Service Agreement that includes one or more Licensed Pictures shall require DWA’s prior written approval. Subject to the foregoing, the Licensed Pictures shall be included in such DWA-approved Third Party Service Agreements on a non-discriminatory basis as compared to comparable Motion Pictures produced or distributed by Paramount under similar circumstances in the applicable territories, excluding only Motion Pictures directed or produced by Steven Spielberg. Any allocations between Paramount’s Motion Pictures and the Licensed Pictures shall be made in accordance with and pursuant to Section 8.5.c. below.

4.12 Distribution Arrangements: Each of DWS and Paramount will use its commercially reasonable best efforts to cause all business arrangements between Paramount or DWS, as applicable, and (i) exhibitors or circuits, (ii) retailers, wholesalers or intermediary suppliers of Video Devices, or (iii) television licensees, pertaining in whole or in part to the Licensed Pictures to be no less favorable generally than the terms and conditions applicable to Motion Pictures produced or distributed by Paramount, which generate (or at the time such business relationship[s] were made, were projected based on established forecast methodology to generate) comparable theatrical box office revenue or otherwise produce comparable revenue under similar circumstances in the applicable territories. All such business arrangements shall be applied to the Licensed Pictures on a nondiscriminatory basis. Motion Pictures directed or produced by Steven Spielberg are excluded from the foregoing requirements, as are premiums, or other consideration applicable to specific categories of Motion Pictures set forth in any DWA-approved Distribution Servicing Agreements or DWA-approved Third Party Service Agreements, as applicable. Paramount shall not be in breach of this Agreement if it is unable to (x) obtain the number of theaters or screens designated by DWA, or (y) obtain comparable terms for television licenses pertaining to the Licensed Pictures, provided Paramount or DWS, as applicable, used its commercially reasonable best efforts commensurate with its past conduct and practices in distributing Motion Pictures that are comparable to Existing Pictures to obtain the foregoing designated objectives in each case.

4.13 Distribution Servicing Agreement: Paramount shall have the right to enter into Distribution Servicing Agreements and to include the Licensed Pictures in any such arrangement; provided subject to Section 7.5 below, DWA shall have the right of prior reasonable approval of the duration and terms of each Distribution Servicing Agreement as it pertains to the Licensed Pictures. DWA hereby approves the CJ Agreement, the Kadokawa Agreement, and the Distribution Servicing Agreements listed on Schedule 1, including the duration and terms of each such Distribution Servicing Agreement. Any amendment or modification of a DWA-approved Distribution Servicing Agreement that materially affects one or more Licensed Pictures, and any extension of a DWA-approved Distribution Servicing Agreement that includes one or more Licensed Pictures shall require DWA’s prior written approval. All such arrangements that apply, in whole or in part, to the Licensed Pictures shall be substantially equivalent on an overall basis to the terms and conditions applicable to Motion Pictures produced or distributed by Paramount, which generate (or at the time such business relationship[s] were made, were projected based on established forecast methodology to generate) comparable theatrical box office revenue or otherwise produce comparable revenue under similar circumstances in the applicable territories. Paramount shall be responsible for any third party breach of any (i) DWA-approved Distribution Servicing Agreement entered into after the Effective Date; or (ii) DWA-approved Distribution Servicing Agreement entered into in any territory previously distributed by UIP (irrespective of the date of such agreements). Notwithstanding the foregoing, Paramount shall not be responsible for any third party breach of any other DWA-approved Distribution Servicing Agreement entered into prior to the Effective Date; provided that any claims, losses or causes of action (collectively “Claims”) arising from such breach and related to a Licensed Picture shall, subject to the terms of the applicable DWA-approved Distribution Servicing Agreement, be assigned to DWA, or DWA shall have the right (at DWA’s expense) to cause Paramount to take such action as DWA deems reasonably necessary to resolve such Claims. Paramount shall notify DWA of any breach or alleged breach of any DWA-approved Distribution Servicing Agreement and any bankruptcy filings of any party to a DWA-approved Distribution Servicing Agreement, promptly following Paramount becoming aware of any such event. Any recoveries (net of expenses) from the prosecution or settlement of any Claims that would have been accounted for pursuant to the terms of a DWA-approved Distribution Servicing Agreement shall be included in Gross Receipts, provided no Distribution Fees shall be charged on any recoveries (e.g. punitive damages) that would not otherwise constitute revenue derived from distribution of the Licensed Pictures. In connection with each Licensed Picture and subject to the terms of each DWA-approved Distribution Servicing Agreement DWA and Paramount shall jointly exercise any approval and consultation rights available to Paramount under such DWA-approved Distribution Servicing Agreement; provided, the foregoing shall not impair, restrict or derogate from the rights of Paramount as set forth in this Agreement, including Paramount’s right to mutually approve (and its tie breaker rights with respect to) Distribution Expenses hereunder. In connection with each Licensed Picture and subject to the terms of each DWA-approved Distribution Servicing Agreement: (i) in accordance with Section 4.10 above, DWA shall have the right to communicate directly with, and have full access to, all officers, appropriate management employees, staff and personnel engaged in any aspect of distribution as provided to Paramount under each DWA-approved Distribution Servicing Agreement; (ii) DWA shall receive in a timely fashion all distribution information and other materials pertaining in whole or in part to the Licensed Pictures that are received by Paramount from Subdistributors and other parties to the DWA-approved Distribution Servicing Agreements; and (iii) Paramount, in the exercise of its good faith business discretion, shall use commercially reasonable best efforts to audit the accountings or financial records provided or available under each DWA-approved Distribution Servicing Agreement and the reasonable out-of-pocket audit costs shall be charged as Distribution Expenses hereunder; provided, in the event such audit involves one or more Licensed Pictures and other Motion Pictures produced or distributed by Paramount, DWA shall only bear its proportionate share of the costs thereof. Paramount shall have the right to appropriately redact from any information provided to DWA under this Agreement (including under this Section 4.13) information relating to any Motion Pictures other than the Licensed Pictures. The foregoing does not limit Paramount’s obligation to issue Payment Reports, Interim Reports or make payments to DWA, as more fully set forth in Section 8.6. DWA shall cooperate with Paramount and, at Paramount’s request and expense, shall take such actions that are reasonably necessary or desirable to ensure that Paramount is able to perform its obligations relating to the Licensed Pictures under the DWA-approved Distribution Servicing Agreements and the DWA-approved Third Party Service Agreements.

4.14 Exploitation of Commercial Tie-In and Promotional Rights: DWA retains the right to exploit Commercial Tie-In and Promotional Rights in connection with each Licensed Picture; provided, that in furtherance of Paramount’s exploitation of the Distribution Rights, DWA shall undertake commercially reasonable efforts in full consultation with Paramount to consummate Commercial Tie-In and Promotional Rights arrangements for each Licensed

Picture. In addition to the foregoing, DWA shall undertake to consummate Commercial Tie-In and Promotional Rights arrangements for each Qualified Picture that on an overall basis shall be consistent with the marketing and promotion of the Base Films for such Qualified Picture. Notwithstanding DWA’s retention of Commercial Tie-In and Promotional Rights, DWA acknowledges that in connection with Theatrical Exhibition in the International Territory, Paramount, its Subdistributors and licensees shall have the right, subject at all times to the McDonald’s Agreement and to coordination with DWA, to negotiate and consummate Commercial Tie-In and Promotional Rights arrangements for each Licensed Picture on a country-by-country or regional basis in the same manner conducted in connection with the Existing Films, provided that Paramount, its Subdistributors and licensees shall be obligated to obtain DWA’s prior written approval of any such Commercial Tie-In and Promotional Rights arrangements, which approval shall not be unreasonably withheld. Paramount shall endeavor in good faith, and commensurate with DWS’s past conduct and practices in distributing comparable Existing Pictures, to cause such arrangements to be on an overall basis comparable to the marketing and promotion of the Base Films determined at the time of such arrangement and in each case, subject to the prior Commercial Tie-In and Promotional Rights arrangements consummated by DWA in connection with the applicable Licensed Picture. Any amounts received by Paramount pursuant to arrangements entered into by Paramount in connection with such Commercial Tie-In and Promotional Rights arrangements shall be deemed Gross Receipts.

4.15 Rating Certificates: Paramount shall be responsible for obtaining rating certificates for each Licensed Picture and title clearances on DWA’s behalf in connection with each Licensed Picture. DWA shall cooperate with and assist Paramount in obtaining the applicable rating certificates and clearing the title for each Licensed Picture. Such cooperation and assistance shall be at DWA’s sole cost and expense.

4.16 UIP Restructuring.

a. The parties acknowledge and agree that UIP and those Subdistributors set forth on Annex 4.16 (which Annex may be updated from time to time by the mutual agreement of the parties, both prior to and following the Effective Date) are pre-approved as Subdistributors to distribute the Licensed Pictures for Theatrical Exhibition in the International Territory. DWA acknowledges that Paramount is currently restructuring its Theatrical Exhibition operations in the International Territory and that UIP will cease to be the primary foreign distribution entity in certain territories of the UIP Territory (the “UIP Restructuring”). Notwithstanding the foregoing, Paramount agrees that it will fully, meaningfully and timely consult with DWA, on an ongoing basis, regarding such UIP Restructuring plans (including on Paramount’s proposed replacement theatrical distribution operations in the UIP Territory), and will give reasonable consideration to DWA’s suggestions in that regard. DWA agrees that Paramount and Universal, solely on behalf of Paramount, are pre-approved to distribute the Licensed Pictures for Theatrical Exhibition in the International Territory on the terms hereof.

b. For the avoidance of doubt, in the event of a UIP Restructuring, DWA’s approval and other rights described in Section 4.6 above shall apply to any Theatrical Exhibition in the applicable portions of the International Territory not conducted directly by Paramount or by a Paramount Affiliate.

c. In the event (i) Paramount fails to so consult with DWA in any UIP Territory at any time prior to the UIP Restructuring Completion Date in such UIP Territory; or (ii) the UIP Restructuring has a material adverse effect upon the amount of Gross Receipts received, or to be received, by DWA hereunder from the Theatrical Exhibition of the Licensed Pictures in one or more UIP Territories (as compared to amounts received by DWA from the Theatrical Exhibition of comparable Existing Pictures in such UIP Territory(ies)) during the applicable UIP Determination Period for such UIP Territory(ies), Paramount shall be deemed in material breach of this Agreement. Notwithstanding the foregoing, with respect to any breach under clause (ii) above in a given UIP Territory, DWA shall provide Paramount with a written notice (a “Material Adverse Effect Notice”) that shall include (in reasonable detail) (i) a description of the material adverse effect suffered by DWA as a result of the UIP Restructuring in such UIP Territory (on a Licensed Picture-by-Licensed Picture basis); and (ii) a description of the required changes in the manner in which the Theatrical Exhibition rights to the Licensed Pictures are exploited in such UIP Territory that DWA believes are necessary to remedy Paramount’s default. Following receipt of the Material Adverse Effect Notice with respect to a given UIP Territory, Paramount shall have the right, during the applicable UIP Cure Period, to cure such alleged breach to DWA’s reasonable satisfaction. At the end of any such UIP Cure Period, if, in DWA’s reasonable good faith judgment, Paramount has failed to sufficiently cure such breach in such UIP Territory, DWA shall have the right to seek money damages for a material breach by Paramount but shall not have the right to terminate this Agreement as a result of such breach. Any disputes between the parties with respect to the this Section 4.16 shall be submitted to expedited arbitration in accordance with Section 24.b below.

d. For purposes of this Section 4.16, the following terms shall have the following meanings:

“UIP Cure Period” shall mean, with respect to a given alleged breach of this Section 4.16 in a particular UIP Territory, a period of time commencing on the delivery of the Material Adverse Effect Notice to Paramount with respect to such alleged breach in such UIP Territory and expiring upon the completion of the initial Theatrical Exhibition of the next Licensed Picture scheduled to be released for Theatrical Exhibition in such UIP Territory after DWA’s delivery of a Material Adverse Effect Notice.

“UIP Determination Period” shall mean, for each individual UIP Territory, the period commencing on the effective date of the UIP Restructuring (currently contemplated as January 1, 2007) and expiring upon the date which is eighteen (18) months from the UIP Restructuring Completion Date for such UIP Territory. The “UIP Restructuring Completion Date” shall mean the date on which Paramount or a Paramount Affiliate commences the direct physical distribution and marketing of all Motion Pictures owned or controlled by Paramount (including all Tent-Pole Pictures) and released for Theatrical Exhibition in such UIP Territory. Notwithstanding the foregoing, in any UIP Territory in which UIP will continue to be the primary theatrical distribution entity, the UIP Restructuring Completion Date shall be the effective date of the UIP Restructuring (currently contemplated to be January 1, 2007) in each such UIP Territory.

“UIP Territories” shall mean those territories set forth on Annex 4.17 attached hereto. As used in this Section 4.16, the term “UIP Territory” refers to individual territories comprising the UIP Territories.

4.17 Application to DWS. The terms of this Section 4 shall apply mutatis mutandis to DWS in connection with the exercise of the Distribution Rights licensed to DWS pursuant to Section 2.1(b) above.

Section 5. Distribution Expenses — Approvals and Controls

5.1 Expenditure Commitment: Paramount and DWA shall mutually determine the amount of Distribution Expenses to be incurred with respect to the initial Theatrical Exhibition of each Licensed Picture in the Domestic Territory and in each of the Required International Territories, including all print and trailer costs, advertising campaign creation costs, media buys, including remainder media buys; provided that in the event of disagreement, Paramount’s decisions based on its good faith business judgment shall prevail. Notwithstanding the foregoing, unless otherwise agreed between Paramount and DWA, the aggregate amount of Distribution Expenses to be incurred by Paramount to release each Event Picture hereunder throughout the Territory shall not be less than ninety percent (90%) of the average amount of Distribution Expenses incurred by Paramount and/or DWS to release the Base Films throughout the Territory (such amounts, “Minimum Distribution Expenses”); provided, however, that the Minimum Distribution Expenses may be adjusted by Paramount, after meaningful consultation with DWA, on an Event Picture-by-Event Picture basis taking into consideration (i) the Domestic Territory and Required International Territory box office performance of the two (2) most recent Base Films, (ii) the Distribution Rights available for exploitation and the portion of the Territory for which such Distribution Rights have been obtained (i.e., Minimum Distribution Expenses shall be reduced to the extent Paramount has not obtained all Distribution Rights from which Gross Receipts are derived in the entire Territory), (iii) minimum release requirements set forth in applicable DWA-approved Distribution Servicing Agreements, (iv) the prerelease forecast for the applicable Event Picture, based on reasonable, established methodology (including the Animation Method (e.g., CGI)), (v) post release performance of the Event Picture, (vi) Paramount’s reasonable projections for gross shipments of Video Devices embodying the Event Picture and (vii) Paramount’s good faith business judgment based on empirical projections and established forecast methodology that Gross Receipts will be less than the cumulative Distribution Fee and Distribution Expenses for the applicable Event Picture. Except as otherwise provided in this Section 5.1, the Minimum Distribution Expenses for each Event Picture, including expenses on a territory by territory and media by media (e.g. Theatrical Exhibition, Television Exhibition) basis, must be reasonably consistent with the corresponding expenditures for the applicable Base Films.

If Paramount desires to spend Distribution Expenses in excess of the Minimum Distribution Expenses in connection with an Event Picture, such additional expenditures shall be subject to the mutual approval of Paramount and DWA; provided, that Paramount may elect to incur Distribution Expenses in excess of the Minimum Distribution Expenses (over DWA’s objection) in its good faith business judgment, taking into account such factors as whether incremental Gross Receipts generated by such additional expenditures are projected to exceed the sum of the Distribution Fee thereon and the additional Distribution Expenses so incurred with respect to the applicable Event Picture.

5.2 DWA Distribution Expenses: In the event DWA determines in its good faith business judgment that Gross Receipts of a Licensed Picture will be materially enhanced by expending additional Distribution Expenses in excess of the amount determined pursuant to Section 5.1, then DWA may cause Paramount to expend such additional Distribution Expenses (“Additional Distribution Expenses”), provided that DWA shall be solely responsible for all Additional Distribution Expenses and shall pay to Paramount all Additional Distribution Expenses in advance of Paramount incurring such Additional Distribution Expenses. If DWA does not promptly advance such amounts, Paramount shall have the right, but not the obligation, to incur such Additional Distribution Expenses, and DWA shall reimburse Paramount for such Additional Distribution Expenses within five (5) Business Days after receipt of Paramount’s invoice therefor. If such amount remains unpaid ten (10) Business Days after DWA’s receipt of Paramount’s invoice therefor and notwithstanding any prohibition against cross-collateralization or offset contained in this Agreement, upon prior notice to DWA, Paramount shall have the right (without limiting any of it other rights hereunder, at law or in equity) to offset such amounts, including interest thereon, against any amounts otherwise due to DWA hereunder.

5.3 Standard of Compliance: Notwithstanding anything to the contrary contained in Section 4, Section 5 or elsewhere in this Agreement, it is understood and agreed that Paramount shall not be in breach or default hereof with respect to compliance with approved marketing and distribution plans and budgets as long as Paramount substantially complies with the DWA approved marketing and distribution plans and budgets. For purposes of example and without limitation, it is understood and agreed that because of the difficulty in stopping the amount of Distribution Expenses expended at a specific level, Paramount shall not be in default or otherwise in breach hereof if the amount of Distribution Expenses actually expended by Paramount does not conform to or exceeds the budget therefore and all such Distribution Expenses shall be fully recoupable by Paramount out of applicable Gross Receipts; provided, in each case that such expenditures substantially comply with the approved marketing and distribution plans and budgets.

5.4 Subdistributor Distribution Expenses: For purposes of this Section 5, Distribution Expenses shall include all costs, charges and expenses of distribution (excluding distribution fees) charged to, and undisputed by, Paramount in its accountings with Subdistributors with respect to the applicable Licensed Picture(s).

Section 6. Distribution Expenses Accounting

6.1 Calculation of Distribution Expenses: Distribution Expenses shall be deducted on a Licensed Picture-by-Licensed Picture basis by Paramount from Gross Receipts and shall be calculated after taking into account the following items to the extent they are directly attributable to the Licensed Pictures: all discounts, rebates and refunds actually received that serve to reduce the amount of Distribution Expenses. For the avoidance of doubt, Distribution Expenses shall be reduced by any tax credits, refunds or rebates received or utilized by, or credited to, Paramount directly attributable to the Licensed Pictures, such as rebates for any remittance or withholding taxes. No item of cost shall be included more than once in calculating Distribution Expenses. Distribution Expenses incurred in respect of Licensed Pictures which are exhibited and/or licensed with trailers or short subjects and which are subject to allocations of revenue pursuant to Section 8.5.c. shall be allocated in the same manner as revenue thereunder where appropriate. Distribution costs, charges and expenses incurred or paid by DWS (under the Prior Agreement) prior to the Effective Date shall be recognized and charged as Distribution Expenses thereunder. Distribution costs, charges and expenses incurred and paid by Paramount or DWS after the Effective Date shall be recognized and charged as Distribution Expenses hereunder.

6.2 Payment of Residuals and Contingent Compensation:

a. Residuals: DWA shall be responsible for calculating and paying all Residuals due and owing relating to the Licensed Pictures. At DWA’s request, Paramount will (i) provide DWA with all necessary and appropriate information, on a Licensed Picture-by-Licensed Picture basis, to enable DWA to calculate and pay, as and when due, all Residuals arising from the exploitation of the Distribution Rights hereunder, and (ii) execute customary assumption agreements with respect to the licensed Distribution Rights, if and to the sole extent required pursuant to any collective bargaining agreements applicable to the Licensed Pictures. If Paramount is required to pay Residuals directly to any collective bargaining organization, DWA hereby agrees to advance Paramount an amount equal to any Residual amounts then due and owing and required to be paid by Paramount within ten (10) Business Days after receipt of an invoice from Paramount for such amounts. If DWA fails to timely advance such Residual amounts to Paramount, then notwithstanding any prohibition against cross-collateralization or offset contained in this Agreement, Paramount shall have the right (without limiting any of it other rights hereunder, at law or in equity) upon payment by Paramount of any such Residuals then due and payable to offset such amounts, including interest thereon, against any amounts due to DWA hereunder or under the Fulfillment Services Agreement. For the avoidance of doubt, DWA’s indemnification obligations (as more fully set forth in Section 10.1) shall apply to any third party claim against Paramount relating to Paramount’s execution of any such assumption agreement, unless such claim (i) relates to interest, penalties or other amounts incremental to the Residuals otherwise due and payable under the applicable collective bargaining agreement in the ordinary course with respect to the Licensed Pictures; and (ii) is determined to have arisen from the gross negligence or intentional misconduct or omission of Paramount.

b. Contingent Compensation: DWA shall be responsible for issuing the approved Contingent Compensation statements to third parties and for paying all Contingent Compensation amounts due and owning to such third parties. At DWA’s request, Paramount will provide DWA with all necessary and appropriate information, on a Licensed Picture-by-Licensed Picture basis, to facilitate DWA’s calculation of Contingent Compensation arising from the exploitation of the Distribution Rights hereunder.

6.3 Marketing Implant Cap: Paramount shall have the right to charge, as a Distribution Expense, those costs and expenses incurred and paid in connection with those Marketing Implants set forth on Annex 6.3, an amount not to exceed $600,000 per Qualified Picture (inclusive of any such costs and expenses incurred by Subdistributors). All other costs and expenses incurred or paid by or on behalf of Paramount or DWS for Marketing Implants shall not be charged or deducted as a Distribution Expense by Paramount or DWS, and Paramount shall absorb all such costs and expenses as part of its Distribution Fee.

6.4 Private Air Travel: Paramount will advance the costs of all private jet travel incurred by DWA executives in connection with the advertising, promotion and marketing of a Licensed Picture (“Aviation Expenses”). Such Aviation Expenses shall constitute Distribution Expenses for such Licensed Picture. DWA will endeavor to provide Paramount with notice when booking private jet travel for the purpose of advertising, promoting and marketing of a Licensed Picture.

Section 7. Distribution Fees

7.1 Distribution Fees: As consideration for the distribution services and obligations of Paramount and DWS hereunder in respect of the Licensed Pictures, Paramount or DWS, as applicable, shall be entitled to retain on a Licensed Picture-by-Licensed Picture basis off-the-top distribution fees (“Distribution Fees”) of an amount equal to eight percent (8%) of one hundred percent (100%) of the Gross Receipts (as defined in Section 8. below, but specifically excluding any Home Video Gross Receipts included therein for purpose of reporting to DWA under Section 8.6); provided, with respect to Gross Receipts received from Subdistributors and in lieu of calculating the foregoing Distribution Fees on such Gross Receipts, Paramount or DWS, as applicable, shall retain Distribution Fees in an amount equal to eight percent (8%) of one hundred percent (100%) of the Subdistributor’s gross revenue reported to, and undisputed by, Paramount or DWS, as applicable, in such Subdistributor’s accountings to Paramount or DWS, as applicable. Similarly, if fees or commissions of sales agents are deducted from Gross Receipts, such amounts shall be added back (without duplication of amounts added back pursuant to Section 8.1.h. below) to Gross Receipts for the purpose of calculating the amount of Distribution Fees to be retained by Paramount or DWS, as applicable, hereunder. For avoidance of doubt, the Distribution Fees retained by Paramount or DWS, as applicable, shall be inclusive of any and all (x) distribution fees that are charged to, and undisputed by, Paramount or DWS, as applicable, in its accountings with any Subdistributor and (y) any fees or commissions retained by or payable to any sales agent, and the fees and commissions in clauses (x) and (y) herein shall be subject to Section 8.1.h below.

7.2 Calculation of Distribution Fee: No Distribution Fees shall be payable to Paramount or DWS until concurrent payment or crediting to DWA of the Gross Receipts, if any, upon which such Distribution Fees are charged. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, Distribution Fees shall be computed on Gross Receipts net of any reserves permitted to be taken hereunder. In the event of any adjustment as provided in Section 8 below, the Distribution Fees shall be similarly recalculated and adjusted.

7.3 No Cross-Collateralization: Subject only to Section 6.2.a above, the Gross Receipts, Distribution Fees, Distribution Expenses and reserves relating to each Licensed Picture shall not be cross-collateralized or offset against the Gross Receipts, Distribution Fees and Distribution Expenses relating to any other Licensed Picture (or any other Motion Picture distributed by Paramount or DWS).

7.4 Additional Distribution Fees: In the event (i) DWA is in default pursuant to the terms of this Agreement, (ii) such DWA default causes Paramount to be in default pursuant to the terms of any DWA-approved Distribution Servicing Agreement, and (iii) as a result of such default there is an increase in the distribution fees paid to or deducted by a Subdistributor, sales agent or licensee under the applicable DWA-approved Distribution Servicing Agreement, then Paramount also shall be entitled to retain from Gross Receipts the amount of additional distribution fees paid to the Subdistributor.

7.5 Substitution of DWA- approved Distribution Servicing Agreements: In the event the Distribution Rights to one or more Licensed Pictures are not exploited pursuant to a DWA-approved Distribution Servicing Agreement governing the exploitation of such Distribution Rights, and such failure to exploit is not the result of Paramount’s (or DWS’s, as applicable) breach or default under the terms of the applicable DWA-approved Distribution Servicing Agreement, Paramount shall have the right (and obligation) in accordance with the terms of this Agreement, on an ongoing basis, to use all commercially reasonable efforts, to enter into a substitute Distribution Servicing Agreement in a timely fashion with respect to the full exploitation of the applicable Distribution Rights for such Licensed Picture(s). DWA shall have the right to approve the substitute or replacement Subdistributor or licensee, and any terms of the substitute Distribution Servicing Agreement that do not conform to prevailing industry standards shall be subject to DWA’s reasonable approval. Any substitute Distribution Servicing Agreement entered into by Paramount in accordance with this Section 7.5 shall constitute a DWA-approved Distribution Servicing Agreement.

Section 8. Gross Receipts

8.1 Gross Receipts: Gross Receipts consist of:

a. Domestic Theatrical Exhibition: All amounts received by or credited to the account of Paramount, DWS, or any other Paramount Affiliate from any Person, including Subdistributors, for the right to exhibit or distribute the Licensed Pictures (including returnable and non-returnable advances) or as subsidies, prizes or aid, and all receipts directly from the distribution of the Licensed Pictures in the case of so called “four wall engagements and/or road shows”. Gross Receipts shall be deemed “received” thirty (30) days from the date when booked as a receivable, subject to later adjustment for amounts not received. For the avoidance of doubt, Gross Receipts shall not include any amounts received by or credited to the account of DWA relating to any Commercial Tie-In and Promotional Rights agreements made directly between DWA and any third Person.

b. International Theatrical Exhibition: All amounts received by or credited to the account of Paramount, DWS, or any other Paramount Affiliate from any Person, including Subdistributors, for the right to exhibit or distribute the Licensed Pictures (including returnable and non-returnable advances) or as subsidies, prizes or aid, and all receipts directly from the distribution of the Licensed Pictures in the case of so called “four wall engagements and/or road shows”. Gross Receipts shall be deemed “received” when booked as a receivable, subject to later adjustment for amounts not received. For the avoidance of doubt, Gross Receipts shall not include any amounts received by or credited to the account of DWA relating to any promotional or commercial “tie-in” agreements made directly between DWA and any third Person.

c. Non-Theatrical Exhibition: All amounts (including returnable and non-returnable advances) received by or credited to the account of Paramount, DWS or any other Paramount Affiliate from any Person, including Subdistributors, for the right to distribute, exhibit or license the exhibition of the Licensed Pictures for Non-Theatrical Exhibition.

d. Television Exhibition: (i) All amounts, including advances, signing bonuses and security deposits (in each case whether returnable or non-returnable) that are received by or credited to the account of Paramount, DWS or any other Paramount Affiliate from any Person, including a Subdistributor, in connection with the business of licensing one or more Licensed Pictures for Television Exhibition less refunds, credits, allowances and adjustments granted to Persons licensed to exhibit such Licensed Picture(s); and (ii) barter receipts from the direct sale of commercial time controlled by Paramount, DWS or a Paramount Affiliate less (a) advertising agency commissions payable and (b) refunds, credits, allowances, or adjustments (including “make goods”) granted in connection with the sale of such commercial time. For the avoidance of doubt, no advances, signing bonuses or security deposits actually paid to and received by Paramount prior to the Effective Date shall be included in Gross Receipts hereunder (unless, and to the sole extent, such amounts, or any portion thereof, were to paid to Paramount in contemplation of this Agreement or the license of Television Exhibition rights in and to the Licensed Pictures from DWA to Paramount).

e. Copyright Revenue: All amounts constituting Copyright Revenue received by Paramount, DWS or any Paramount Affiliate from any Person, including any Subdistributor, in connection with the exercise of the Distribution Rights and the Licensed Marks in and to the Licensed Pictures, excluding only Copyright Revenue derived from the Retained Rights.

f. Recoveries: All amounts received by Paramount, DWS or any Paramount Affiliate from any Person with respect to claims or infringement of rights involving the Licensed Pictures, including copyright infringement, trademark infringement, piracy, misappropriation, unfair competition and similar claims brought by Paramount, DWS, a Paramount Affiliate or any Person pursuant to a DWA-approved Distribution Servicing Agreement, less all permitted costs and expenses.

g. All Other Sources: All amounts received by Paramount, DWS or any Paramount Affiliate from any Person derived from the exploitation of any Distribution Rights and not enumerated above, including Internet Rights, New Media Rights and all other sources not specifically excluded pursuant to Section 8.2.

h. Addback of Subdistributor Fees, Sales Agent Fees and Commissions: Distribution Fees that are charged to, and undisputed by, Paramount, DWS or any Paramount Affiliate, as applicable, in its accountings with any Subdistributors and the fees or commissions retained by or payable to any sales agents shall be deemed Gross Receipts hereunder and notwithstanding retention by, or payment to, such Subdistributor or sales agent, such distribution fees of Subdistributors and such fees or commissions of sales agents shall constitute Gross Receipts for all purposes hereunder. In no event shall any such distribution fees payable to or retained by a Subdistributor or any such fees or commissions retained by or payable to any sales agent reduce or otherwise be deducted from Gross Receipts hereunder.

i. Deemed Receipts: Amounts received by Paramount, DWS or a Paramount Affiliate shall be deemed to include any amounts that any such party does not receive in respect of exploitation of the Licensed Pictures from any Subdistributors, sales agents or licensees as the result of the deduction of any amounts referred to in Section 8.1.h. above or to pay Distribution Expenses or any deductions, offsets or reductions not related to the exploitation of the Licensed Pictures.

j. Gross Receipts Adjustments:

(i) Paramount shall give DWA prompt written notice of all adjustments (e.g. bad debt) or other changes in any receivables or payables on the books and records of Paramount, DWS or any Paramount Affiliate that affect Gross Receipts or Distribution Expenses hereunder. DWA shall have the right to approve all adjustments, settlements, rebates, credits, allowances, write-offs or refunds granted by Paramount, DWS or any other Paramount Affiliate to any Person, which reduce Gross Receipts and any such adjustments, settlements, rebates, credits, allowances, write-offs and refunds that do not relate exclusively to a Licensed Picture(s) shall be allocated to the Licensed Pictures on a non-discriminatory basis and in a manner that is no less favorable to DWA than the allocations to Motion Pictures owned or controlled by Paramount under similar circumstances.

(ii) Notwithstanding the foregoing, in the event that (A) the amount of cumulative Gross Receipts (inclusive of Home Video Gross Receipts) reported and paid to DWA with respect to a Licensed Picture is determined by Paramount to be overstated for any reason (e.g., refund of advances, security deposits previously included in Gross Receipts or returns of Video Devices under the Fulfillment Services Agreement), and (B) Paramount is either required to repay or refund such overstated Gross Receipts or an amount equal to such overstated Gross Receipts is deducted from any amounts otherwise payable to Paramount by a third party, DWA shall be solely responsible for reimbursing Paramount for such overstated Gross Receipts. Paramount shall have the right to deduct the amount of such overstated Gross Receipts from any amounts otherwise due to DWA hereunder. If Gross Receipts otherwise due and payable to DWA in the accounting period in which such overstated Gross Receipts are refunded or repaid by, or deducted from, Paramount are insufficient to recoup the full amount of such overstated Gross Receipts, then DWA shall promptly repay Paramount for any such unrecouped amounts (less the amount of any Distribution Fees (inclusive of any Service Fees) previously deducted by Paramount thereon) within five (5) Business Days after receipt of Paramount’s invoice therefor (it being understood that DWA shall not be obligated to repay cash amounts to Paramount, nor shall Paramount be entitled to deduct from cash amounts otherwise due and payable to DWA hereunder, to the extent that any such repayment or deduction would result in the cumulative cash amounts received by DWA with respect to a Licensed Picture under this Agreement, as of the applicable measurement date, being less than the cumulative revenue reported by Paramount to DWA on an accrual basis in accordance with GAAP pursuant to Section 8.6.e hereof with respect to such Licensed Picture as of such date). Any overstated amounts not repaid or recouped in one period shall be carried forward to the next accounting period. For the avoidance of doubt, the parties acknowledge and agree that the words “reported and paid to DWA” are intended to clarify that to the extent Distribution Expenses (inclusive of Home Video Fulfillment Expenses) were deducted from Gross Receipts by Paramount, then the amount of any overstatement of such Gross Receipts that Paramount shall be entitled to recoup pursuant to this Section 8.1(j)(ii) shall be commensurately reduced.

8.2 Exclusions: Notwithstanding anything herein to the contrary, the following shall be excluded from Gross Receipts:

(i) Amounts collected as taxes or for payment of taxes such as admission, sales, use or value added taxes;

(ii) Receipts from Retained Rights;

(iii) Amounts earned, collected or received by DWS in connection with the exploitation of the Licensed Pictures prior to the Effective Date (which amounts shall be accounted for and paid in accordance with the Prior Agreement); and

(iv) Amounts collected or received by any theatre or another exhibitor (including ticket sales, subscription fees, concession receipts, box office receipts, entrance or ride receipts, and advertising income), any television broadcast station(s) or system, electronic transmission systems (including cable, direct broadcast satellite, microwave and master antenna), program delivery services and radio stations, or merchandisers, manufacturers, sellers, wholesale dealers or retail dealers of cassettes or of any other products, or book or music publishers, or Persons producing or distributing Sound Records, or pay-television/Cassette/on demand marketers, internet access providers, theme/amusement park operators or any Persons similar to any of the foregoing Persons (whether or not any of the foregoing Parties are Paramount Affiliates).

8.3 Short Subjects: It is understood and agreed that, except as set forth below, all revenue derived from the exploitation of trailers or short subjects exhibited and/or licensed with any Licensed Picture, and all proceeds therefrom paid to Paramount, DWS, any other Paramount Affiliate or Subdistributor obligated to report such proceeds to Paramount, shall be included in Gross Receipts of such Licensed Pictures. No portion of revenue from any Licensed Picture licensed and/or exhibited with a trailer or short subject shall be deemed to be derived from any trailer or short subject with a running time of 15 minutes or less, except where inclusion of such a trailer or short subject is made necessary by Paramount’s, DWS’s, any Paramount Affiliate’s or any Subdistributor’s obligation to supply a supporting program for minimum playing time. In the case of any trailer or short subject not excluded by the preceding sentence, the allocation of revenue therefrom shall be made in accordance with and subject to the provisions of Section 8.5.c. below. For the avoidance of doubt, any costs or expenses incurred by Paramount and/or DWA in connection with the creation or exploitation of trailers, bonus material or short subjects accompanying Licensed Pictures shall be advanced by Paramount and recouped by Paramount as a Distribution Expense related to the accompanying Licensed Picture.

8.4 Reserves:

a. Except as otherwise expressly provided in this Section 8.4, and with respect to the GAAP Accrual Reports, Section 8.6.e. below, no reserves of any kind may be established by Paramount, DWS or any Paramount Affiliate in connection with Gross Receipts, Distribution Fees, Distribution Expenses, Residuals and Contingent Compensation or for any other reason.

b. Beginning in the last six (6) months of the License Term for each Licensed Picture, Paramount shall have the right to establish reasonable reserves for Distribution Expenses reasonably anticipated to be incurred by Paramount during the remainder of the applicable License Term and for a reasonable period thereafter, including costs reasonably anticipated to be incurred in connection with the transition and return of materials to DWA (each an “End of Term Reserve”). All such End of Term Reserves shall be liquidated and paid pursuant to the Final Accounting Statement in accordance with Section 8.6.g. below, together with accrued interest on such amount, if any, of End of Term Reserves paid to DWA, computed from inception of the End of Term Reserve at the rate specified in Section 8.6.h. below.

c. For the avoidance of doubt, no reserves of any kind or nature shall be taken or applied hereunder against Home Video Gross Receipts included in Gross Receipts for purposes of reporting to DWA pursuant to Section 8.6 below. The Fulfillment Services Agreement shall govern the establishment and liquidation of reserves applicable to the Home Video Exhibition of the Licensed Pictures and Home Video Gross Receipts included in Gross Receipts for reporting and payment purposes hereunder will be net of any such permitted reserves.

8.5 Finance/Audits:

a. Advances/Rebates: Paramount and DWS, as applicable, shall disclose to DWA and include in Gross Receipts all Financial Benefit accorded Paramount, DWS or any Paramount Affiliate by any Person, which results from or is related to Paramount’s, DWS’s or such Paramount Affiliate’s services in connection with the Licensed Pictures or the exploitation of the Distribution Rights hereunder, whether or not specifically allocated to the Licensed Pictures, including any amounts received for or in connection with the distribution of Motion Pictures, including the Licensed Pictures, which are not specifically allocated or credited to the distribution of specific Licensed Pictures consistent with this Agreement, provided, however, Paramount shall not be obligated to disclose any Financial Benefit from transactions that do not involve any Licensed Picture(s) hereunder. All such Financial Benefit will be allocated to the Licensed Pictures in accordance with the terms of the agreements in question, or if such agreements do not provide a means of allocation, on a fair and reasonable basis, and in Paramount’s good faith business judgment taking into account, if applicable, one or more factors such as, among others, box office performance, cast, and genre. All allocations shall be made on a nondiscriminatory basis as to the Licensed Pictures, and Paramount shall not change any agreed upon allocation methodology without obtaining DWA’s prior consent. DWA acknowledges and confirms its agreement to all allocations on the books and records of DWS as of the Effective Date (but specifically excluding any allocations under the Universal Agreement, which allocations remain subject to DWA’s audit rights) or set forth in the DWA-approved

Distribution Servicing Agreements and DWA-approved Third Party Service Agreements, in each case, existing as of the Effective Date. DWA shall have full access to any agreement that provides for any such Financial Benefit, subject to the confidentiality restrictions contained in any such agreement.

b. Local Currency: Other than amounts which cannot legally be remitted from the country in which they are earned (“Blocked Currency”), all amounts payable hereunder shall be paid in the same manner as Paramount receives revenue from Motion Pictures produced or distributed by Paramount, in either U.S. currency or the currency of the country where such Gross Receipts are received by Paramount. Foreign currency amounts received by Paramount and subsequently paid to DWA in U.S. currency shall be converted, using the same weighted average exchange rate for Distribution Expenses and Gross Receipts, on specified dates of which Paramount shall notify DWA on an ongoing basis and which shall be the same dates and rates used for Motion Pictures produced or distributed by Paramount; provided, if amounts are not converted directly from the foreign currency in which they were received to U.S. currency (e.g., if intermediary conversion to any other currency[ies] is utilized), then Paramount shall bear all risk from fluctuation of such intermediary currencies unless such intermediary conversion was undertaken at DWA’s direction. In the case of Blocked Currency, DWA shall have the right to elect from time to time whether to receive some or all of the Blocked Currency, as it becomes payable hereunder, in the country where it is located or to make any other arrangements with respect to some or all of the Blocked Currency as are available to Paramount in the applicable country. To facilitate DWA’s management of Blocked Currency, Paramount shall specify on each “Payment Report” (as defined below) all Gross Receipts that are in Blocked Currency; and upon written instructions from DWA (subject to any and all limitations, restrictions, laws, rules and regulations affecting such transaction), Paramount shall deposit Blocked Currency into a bank designated by DWA in the applicable country, or pay Blocked Currency to any Person designated by DWA in such country. Such deposits or payments to or for DWA shall constitute due remittance to DWA, and Paramount shall have no further responsibility therefor. At DWA’s election, Paramount shall convert Blocked Currency into U.S. dollars to the same extent and in the same manner and proportion that Paramount is permitted to convert Blocked Currency derived from Motion Pictures produced or distributed by Paramount. Solely for purposes of this Section 8.5.b., Licensed Pictures shall not constitute Motion Pictures produced or distributed by Paramount.

c. Allocations:

(i) Whenever Paramount makes an allocation of revenue hereunder with respect to one or more Licensed Pictures and/or other Motion Pictures, DTV Productions, television programs, trailers or short subjects, Paramount shall make such allocation on a reasonable non-discriminatory basis, taking into account all relevant factors such as, among others, box office performance, cast, prior television allocation and genre, and in the case of a revenue allocation to trailers and/or short subjects as set forth in Section 8.3 above, Paramount shall make such allocation taking into account such factors as, among others, cost and running time.

(ii) Without limiting the generality of the foregoing, all allocations of revenue, expenses and Financial Benefit shall be made on a reasonable nondiscriminatory basis as to the Licensed Pictures and the allocation methodology applied to the Licensed Pictures shall be on a basis and in a manner that is no less favorable to DWA than the application of such methodology to Motion Pictures owned or controlled by Paramount under similar circumstances (excluding Motion Pictures produced or directed by Steven Spielberg). DWA acknowledges and confirms its agreement to all allocations on the books and records of DWS as of the Effective Date (but specifically excluding any allocations under the Universal Agreement, which allocations remain subject to DWA’s audit rights) or set forth in those DWA-approved Distribution Servicing Agreements existing as of the Effective Date.

d. Bonuses:

(i) “Bonus Plan” means the payment of any bonuses, compensation or consideration of any kind (including discretionary bonuses) based upon, tied or related in any fashion, in whole or in part, directly or indirectly, to revenue generation in connection with the distribution of Motion Pictures.

(ii) “Bonus Plan Participants” means (i) Paramount’s and DWS’s staff and other employees, and (ii) any other persons or entities rendering services on or in connection with the distribution of Motion Pictures in general produced or distributed by Paramount, DWS or any Paramount Affiliate which persons and entities are eligible to participate in the Bonus Plan.

(iii) To the extent Paramount, DWS or any Paramount Affiliate institutes, maintains or participates in a Bonus Plan, such Bonus Plan shall be designed and implemented so as not to have an unfair or harmfully discriminatory impact on the Licensed Pictures, as compared to Motion Pictures produced or distributed by Paramount and the Licensed Pictures shall be included in such Bonus Plan(s) so as to provide the Bonus Plan Participants with an equal incentive with respect to the Licensed Pictures, as compared to other Motion Pictures distributed by Paramount or DWS. Payments made pursuant to any Paramount Bonus Plan to any employees of Paramount shall not constitute Distribution Expenses hereunder and shall be the sole responsibility of Paramount.

e. Electronic Reporting: All revenue and expenses on a per Licensed Picture basis shall be reported electronically to DWA, and DWA shall have full access to all data pertaining to or generated in connection with the Licensed Pictures, including all raw data (i.e. data not processed or reduced) whether segregated as to the Licensed Pictures or generated in connection with data pertaining to other Motion Pictures. As soon as practicable after the Effective Date, Paramount shall make available to DWA access to such Information and data as is required to be provided to DWA pursuant to this Agreement, including access to daily reports, if any, regarding box office and weekly reports relating to box office receipts and projected ultimate performance.

f. Withholding and Corporate Taxes: Paramount shall be entitled to charge withholding taxes and deduct withholding taxes as a Distribution Expense, provided, however, in the event Paramount, DWS or any Paramount Affiliate actually receives a rebate of or reimbursement for any such withholding taxes, Paramount shall be obligated to credit such amount to Distribution Expenses in the calendar month received. Notwithstanding the foregoing,

Paramount shall be obligated to rebate to DWA fifty percent (50%) of any remittance taxes at the end of the calendar year in which they are withheld, and the remaining fifty percent (50%) at the end of the following year. DWA shall not be responsible for, and Paramount shall indemnify DWA from, any corporate-level tax or other tax liability which may arise from Paramount’s distribution of Licensed Pictures in the Territory (other than DWA’s own income tax liabilities).

g. Paramount Owned Businesses: With respect to the distribution of Licensed Pictures pursuant to this Agreement, any agreement with any theater or theater chain, television network or any supplier or other business or entity owned in whole or in part, directly or indirectly, by Paramount, DWS or any Paramount Affiliate, shall be fair and reasonable in the marketplace and on an arms-length basis. All such agreements shall be subject to the accounting, access and audit rights provisions set forth in Sections 8.6 and 8.7 below.

8.6 Accountings:

a. Notwithstanding the license of certain Distribution Rights to DWS pursuant to Section 2.1.b. above, all Gross Receipts, Distribution Fees and Distribution Expenses derived or incurred in connection with the exploitation of all Distribution Rights and other rights licensed by DWA hereunder shall be consolidated for purposes of all statements and payments to DWA under this Agreement. Paramount shall be solely responsible for the administration of all Distribution Rights licensed by DWA hereunder and shall be solely responsible for rendering all statements and making all payments in strict accordance with the terms of this Agreement.

b. On a cumulative and continuous basis, with respect to each Licensed Picture, Paramount shall first deduct and retain Distribution Fees from Gross Receipts, as provided in Section 7, and thereafter recoup Distribution Expenses from Gross Receipts, as provided in Section 6. Paramount shall pay any remaining Gross Receipts to DWA on a monthly basis no later than the date due and issuance of the applicable Payment Report (as defined below). For all purposes under this Section 8.6 in each accounting and reporting period (i) the Distribution Expenses for each Licensed Picture shall include the Home Video Fulfillment Expenses reported to DWA Home Video pursuant to the Fulfillment Services Agreement for such accounting and reporting period, (ii) reserves for each Licensed Picture shall include Return Reserves and GAAP Return Reserves, as applicable, established against Home Video Gross Receipts included in Gross Receipts hereunder, in such accounting and reporting period, (iii) the Distribution Fees for each Licensed Picture shall include the Service Fees attributable to Home Video Gross Receipts included in Gross Receipts hereunder, in such accounting and reporting period, and (iv) the Gross Receipts for each Licensed Picture shall include the amount of Home Video Receipts reported to DWA Home Video pursuant to the Fulfillment Services Agreement for the applicable accounting and reporting period.

It being understood that a particular Motion Picture (e.g., Shark Tale) may be defined as a “Licensed Picture” for purposes of this Agreement and as a “DWA Picture” for purposes of the Fulfillment Services Agreement. Notwithstanding the definitional distinction, each particular Motion Picture shall constitute a single accounting unit under both respective agreements.

c. Paramount shall furnish to DWA, on a monthly basis, within 30 days from the end of each fiscal month, revenue and payment detail reports (the “Payment

Reports”) in a format approved by DWA, which format may change from time to time in DWA’s good faith discretion. Gross Receipts, Distribution Fees, Distribution Expenses and all other revenue and payment detail (including Return Reserves established pursuant to the Fulfillment Services Agreement) shall be reported on a combined inception-to-date basis, including all prior inceptions to date information to support current Payment Reports. Payment Reports shall be dated as of the “Report Closing Date”. Report Closing Date means the end of the fiscal month prior to the date the Payment Report is due to DWA. The Payment Reports shall, among other things, indicate with specificity on a country-by-country basis (to the extent available from Subdistributors) all Gross Receipts received by Paramount and DWS for each Licensed Picture, all Distribution Fees retained from Gross Receipts, all Distribution Expenses paid for each Licensed Picture, all applicable Return Reserves and the remaining Gross Receipts due and payable to DWA. Gross Receipts, Distribution Fees and Distribution Expenses shall be stated in U.S. Dollars.

Each Licensed Picture shall be separately accounted for hereunder as a single accounting unit and all Gross Receipts, Distribution Fees and Distribution Expenses reported hereunder for a given accounting period shall be combined with all Home Video Gross Receipts, Service Fees and Home Video Fulfilment Distribution Expenses for such accounting period for such Licensed Picture under the Fulfillment Services Agreement in accordance with Section 8.5.b thereof. Any amounts shown to be due and payable pursuant to this Section 8.6.b shall be paid to DWA in accordance herewith. For the avoidance of doubt, Gross Receipts, Distribution Fees and Distribution Expenses relating to each Licensed Picture shall not be cross-collateralized or applied against the Gross Receipts, Distribution Fees and Distribution Expenses relating to any other Licensed Picture hereunder or any other Motion Picture distributed by Paramount, DWS or any Paramount Affiliate. Gross Receipts, Distribution Fees and Distribution Expenses relating to any Subdistribution shall be designated separately. With respect to those territories formerly serviced by UIP for Theatrical Exhibition that will be serviced either by Universal or another third Person, Paramount shall ensure that the reporting deadlines and cash collection terms and procedures under such subdistribution agreements shall be no less favorable to DWA than the terms pursuant to which UIP reported to and paid DWA. Payment Reports may be corrected, adjusted or supplemented by Paramount from time to time to reflect adjustments, uncollectible amounts and errors.

d. Concurrently with DWA’s receipt of each Payment Report, Paramount will pay to DWA in immediately available funds the amount indicated thereon to be due to DWA. Gross Receipts received by Paramount or any Paramount Affiliate from a Subdistributor and received at any time preceding the last three (3) Business Days of each fiscal month shall be accounted for on an interim basis (each an “Interim Report”). Paramount shall issue each Interim Report within three (3) Business Days after receipt of the applicable Gross Receipts from a Subdistributor, and shall concurrently with each Interim Report pay to DWA amounts, if any, then due after reconciliation of such Interim Report with the last Payment Report issued to DWA.

e. In addition to the Payment Reports, Paramount shall furnish to DWA, on a monthly basis, within three (3) calendar days from the end of each fiscal month, a detailed, Licensed Picture-by-Licensed Picture, territory-by-territory, media-by-media, monthly and cumulative revenue and cost report, in a format approved by DWA, prepared on an accrual basis in accordance with GAAP in sufficient detail to enable DWA to record Licensed Picture revenue and expenses on an accrual basis in accordance with GAAP (the “GAAP Accrual Report”), which format may change from time to time in DWA’s good faith discretion. Gross Receipts (net of any Return Reserves), Distribution Fees, Distribution Expenses and all other revenue and expense detail shall be reported on a combined inception-to-date basis, including all prior inception to date information to support current accrual reporting. Without limiting the generality of the foregoing, the parties agree as follows with respect to the GAAP Accrual Reports:

(i) All amounts shall be stated in U.S. Dollars;

(ii) The GAAP Accrual Reports shall include all pertinent information from the DWA-approved Distribution Servicing Agreements received by Paramount through end of the applicable fiscal month, but in no event shall Paramount be required to include in such reports any information that is not available to Paramount under the DWA-approved Distribution Servicing Agreements;

(iii) Reporting may be corrected, adjusted or supplemented by Paramount in accordance with the terms of Section 8.1.j above. Adjustments to Gross Receipts, Distribution Expenses or other changes in any receivables or payables on the books and records of Paramount or any Paramount Affiliate will require a supplemental disclosure in the corresponding GAAP Accrual Report. Such supplemental disclosure should be allocated to specific Licensed Picture(s) and be broken down by territory and by media; and

(iv) Any long term receivables (i.e., amounts due any payable outside of twelve (12) months) should be discounted in accordance with GAAP and amortized into interest income. The resulting interest income should be reported separately from the underlying receivable and the applicable GAAP Accrual Report should provide detail relating to such interest income on a Licensed Picture-by-Licensed Picture, territory-by-territory and media-by-media basis.

(v) In preparing the reports required to be furnished to DWA under this Section 8.6.e, Paramount shall be entitled to establish a reasonable, non-discriminatory reserve against accrued Gross Receipts for a Licensed Picture in accordance with GAAP (i.e., bad debt and refunds of advances or security deposits included in Gross Receipts) on a Licensed Picture-by-Licensed Picture basis taking into consideration the following (to the extent applicable): historical experience with respect to comparable Licensed Pictures, current economic trends, projection of consumer demand for the production, the credit rating and/or payment history of the applicable obligor(s) and other reasonable and appropriate factors (including any requirements under GAAP and applicable law) utilized in the Motion Picture industry in Los Angeles, California for establishing such reserves. Reserves shall be liquidated, if not utilized, within a reasonable period of time following the establishment of such reserves (based on DWA’s historical experience relating to the Base Pictures).

f. Within one-hundred eighty (180) days following the expiration or termination of the License Term for a given Licensed Picture, Paramount will prepare and render to DWA a report (the “Final Payment Report”) for such Licensed Picture setting forth, in the same form and level of detail as the periodic Payment Reports provided by Paramount over the course of the License Term for such Licensed Picture, the following information: (i) the cumulative final Gross Receipts (inclusive of Home Video Gross Receipts), Distribution Fees (inclusive of Service Fees) and Distribution Expenses (inclusive of Home Video Fulfillment Services) for such Licensed Picture, (ii) the amount of any unliquidated End of Term Reserve for such Licensed Picture (under both this Agreement and the Fulfillment Services Agreement); and (iii) the net amount payable by Paramount to DWA (or DWA to Paramount, if applicable) (the “Final Payment Amount”). If the Final Payment Amount is payable by Paramount to DWA, Paramount shall make payment of such amount to DWA at the time the Final Payment Report is rendered. If the Final Payment Amount is payable by DWA to Paramount, DWA shall make payment of such amount within ten (10) Business Days following delivery of the Final Payment Report; provided, however, that DWA shall not be obligated to pay all or a portion of any Final Payment Amount to Paramount to the extent that any such payment would result in the cumulative cash amounts received by DWA with respect to a Licensed Picture under this Agreement as of the applicable measurement date, being less than the cumulative net revenue reported by Paramount to DWA on an accrual basis in accordance with GAAP pursuant to Section 8.6.e hereof with respect to such Licensed Picture as of such date.

g. All payments hereunder to DWA or Paramount, as the case may be, shall be made by wire transfer or such other method as DWA or Paramount, as the case may be, shall approve. Payments to DWA shall be to DWA or any entity designated from time to time by DWA. Interest shall be charged on any amount which is not paid when due (from the date due until the date of payment) hereunder by either party at the 30-day LIBOR from time to time in effect, but shall be waived if payment of the amount owing is made within five (5) Business Days after the due date. Such interest shall be paid at the same time as the associated principal payment shall be made.

h. DWA shall be entitled to all audit results respecting the Licensed Pictures as and when received by Paramount, DWS or any other Paramount Affiliate, including original audit reports and supporting materials. Paramount, DWS or such other applicable Paramount Affiliate shall audit the Licensed Pictures on not less than the same basis and frequency as it audits Motion Pictures produced or distributed by Paramount, DWS or such other applicable Paramount Affiliate, as performed by internal and external auditors.

i. Paramount shall continue to provide, without adjustment other than adjustments made in the ordinary course of business permitted by this Agreement, all Payment Reports and GAAP Accrual Reports consistent with the pre-Effective Date reporting from DWS to DWA. Paramount shall use best efforts to ensure that DWA accounting in not interrupted and that there is a timely and accurate transition for reporting, to allow DWA to report within all statutory reporting deadlines.

j. If Paramount is required to incur any new additional direct out-of-pocket costs or expenses (of which Paramount notifies DWA in advance) solely in order to re-format any Payment Reports or GAAP Accrual Reports pursuant to a request by DWA after the Effective Date, Paramount shall not be required to furnish such re-formatted Payment Reports or GAAP Accrual Reports unless DWA preapproves such costs and expenses and agrees to reimburse Paramount for all such costs and expenses (subject to appropriate reduction, to be mutually agreed, if and to the extent the revised format is used for similar reports provided to any Person other than DWA); provided, that Paramount hereby approves the form of Payment Reports and GAAP Accrual Reports prepared and rendered by DWS to DWA under the Prior Agreement and acknowledges that any reimbursement obligation described in this Section 8.6.j. shall only apply to any DWA request for re-formatting after the Effective Date.

8.7 Access and Audit Rights:

a. Paramount shall keep (and shall cause DWS and other applicable Paramount Affiliates to keep) full, true and complete records and books of accounts together with all supporting vouchers, invoices, books of account, computer or data base information, correspondence and documents relating to the distribution of the Licensed Pictures hereunder (collectively, “Records”), and maintain, for a period of seven (7) years following DWA’s receipt of a Payment Report and all Records relevant thereto. Notwithstanding the foregoing, Paramount shall (and shall cause DWS and other applicable Paramount Affiliates) in any event keep and maintain (or deliver to DWA) or deliver all of the above mentioned materials for any longer period required to complete an open audit for which DWA gives notice or in the event of an unresolved dispute with any participant or third party related to a Licensed Picture for which DWA gives notice.

b. Paramount and DWS grant DWA and its agents, employees and representatives the right, from time to time at all times during the Term and for a period of thirty-six (36) months after the later of (i) the expiration of the Term and (ii) the delivery of the last Payment Report hereunder, upon reasonable prior notice to Paramount or DWS, as applicable, to examine, audit and take excerpts from (and to request and, subject to any third party contractual confidentiality restrictions, receive copies of) any such Records and all other documents related to the distribution of the Licensed Pictures or to the calculation of amounts due to or from DWA hereunder; provided, however, transactions will not be subject to audit more than five (5) years after delivery to DWA of the Payment Report in which such transactions are initially reported. Notwithstanding the foregoing, DWA shall only be entitled to confidential third party information to the extent the same is reasonably necessary to resolve any issue(s) under audit. DWA’s audit rights hereunder shall include the right to examine and inspect Records pertaining to theatrical Motion Pictures and DTV Productions produced or distributed by Paramount or DWS, as applicable, in order for DWA to verify the fair and reasonable allocation of any Financial Benefit to the Licensed Pictures, and all inventory of the Licensed Pictures in the possession or control of Paramount or DWS, as applicable, and any Subdistributors and/or the duplication, printing and storage facilities used by Paramount or DWS, as applicable. DWA shall have the right to conduct any audit at Paramount’s or DWS’s, as applicable, corporate headquarters and/or at Paramount’s or DWS’s, as applicable, branch offices, and to obtain access to supporting documentation through Paramount’s or DWS’s, as applicable, corporate headquarters’ staff and/or Paramount’s or DWS’s, as applicable, branch offices. DWA shall be solely responsible for all costs and expenses in connection with such audits, except as further provided in Section 8.7.c. below.

c. If an audit discloses any inaccuracies or discrepancies in the Records with respect to the distribution of the Licensed Pictures hereunder or the amounts payable to or from DWA (and either Paramount or DWS, as applicable, agrees with the audit findings or the findings are confirmed by the arbitrator pursuant to Section 24 below), then Paramount or DWS, as applicable, shall cure such inaccuracies and discrepancies within thirty (30) calendar days following notice thereof. In the event an audit shall uncover a deficiency (and either Paramount or DWS, as applicable, agrees with the audit findings or the findings are confirmed by the arbitrator pursuant to Section 24 below), as of the end of the period audited, or for any period of at least six (6) months during the period audited, in each case equal to or greater than five percent (5%) of the net amount paid to DWA for the period audited, Paramount shall immediately pay DWA (i) said deficiency in full, together with interest thereon, with interest computed at the 30-day LIBOR plus 100 basis points as of the applicable Payment Report date, computed from the date such amounts were otherwise due and (ii) all costs and expenses in connection with such audit, including auditor fees, hotel and travel expenses.

d. Subject in all cases to Paramount’s confidentiality obligations, DWA shall have the right at DWA’s sole expense, to elect (i) to require Paramount or DWS, as applicable, to audit, to the extent of Paramount’s or DWS’s right to conduct such audit, or (ii) to audit directly, where Paramount or DWS, as applicable, may grant such right and to the extent of Paramount’s or DWS’s, as applicable, right to conduct such audit, the records of any Subdistributor or party to a DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement pertaining to the Licensed Pictures, provided that such right may not be assigned to any other Person.

e. In the event of an audit, Paramount or DWS, as applicable, shall provide DWA and its agents, employees and representatives with reasonable and suitable physical conditions in which to conduct such audit, including a desk and chair, telephone, adequate lighting and suitable ventilation. Subject to the applicable DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement, Paramount or DWS, as applicable, shall cause each Subdistributor or party to a DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement to comply with the foregoing.

f. Each of Paramount or DWS, as applicable, any Subdistributor or party to a DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement and DWA shall use reasonable efforts to conduct any audit in an expeditious manner. DWA and Paramount shall mutually agree on an audit schedule pertaining to the Licensed Pictures. Any audit settlement including the Licensed Pictures shall be subject to DWA’s prior written approval.

g. For the avoidance of doubt, and without in any way limiting Section 2.3 above, DWA shall retain the right to directly audit DWS, and indirectly audit Universal, in accordance with the terms of the Prior Agreement with respect to all pre-Effective Date exploitation of the Existing Pictures.

8.8 Tax Reporting:

a. General: Paramount shall supply (or cause DWS to supply) DWA with such information and/or documentation available to Paramount or DWS, as applicable, as DWA may require in order to take advantage of any tax credits, deductions, exclusions and/or reductions, including the Extra-territorial Income Exclusion (“EIE”) that may be available to

DWA in any jurisdiction of the Territory. Paramount or DWS, as applicable, shall have no liability hereunder to DWA with respect to or arising out of such information and/or documentation or DWA’s ability or inability to take advantage of any such tax credits, deductions, exclusions and/or reductions, and DWA’s indemnification of Paramount, DWS and related parties set forth in Section 10 below shall apply to any third party claims by reason of any such tax credits, deductions, exclusions and/or reductions.

b. Records: Paramount shall (and shall cause DWS to) maintain and provide DWA with access to any books and records necessary to prepare any federal, state and foreign, if any, tax filings.

c. Tax Filings: Paramount shall be responsible for any foreign tax filings, such as withholding tax, VAT, etc., and shall indemnify and hold DWA harmless from any interest, penalties or similar assessments resulting from errors and/or failures to file any required tax returns.

d. Other Tax Information: To the extent such information is in Paramount’s or DWS’s, as applicable, possession or is available to Paramount or DWS, and provided that Paramount or DWS, as applicable, is not prohibited from providing such information to DWA by law, regulation or contract, Paramount will provide (or cause DWS to provide) DWA with such additional information as DWA any request with respect to tax matters, including information required to take advantage of tax credits and related matters. Such information will be provided to DWA within five (5) Business Days following DWA’s request therefor.

e. Tax Information/Additional Costs: If DWA requires any information and/or documentation pursuant to this Section 8.8 that is not reasonably available to Paramount or DWS, as applicable, Paramount shall not be required to supply such information and/or documentation unless DWA agrees to reimburse Paramount for any additional direct out-of-pocket costs preapproved by DWA and incurred by Paramount to supply such information and/or documentation.

8.9 Operations:

a. Secured Locations: Paramount shall maintain all prints and transfers of the Licensed Pictures, all other related Tangible Film Materials and all intellectual property of DWA under Paramount’s or DWS’s control in a secure location at all times during the Term. At all times hereunder, as between DWA and Paramount (and DWS), DWA shall retain sole and exclusive ownership of the copyrights and all other intellectual property rights in and to the Licensed Pictures and all Tangible Film Materials, provided Paramount shall own the physical items constituting Tangible Film Materials created by Paramount in accordance with this Agreement. Tangible Film Materials shall be held in Paramount’s name for the benefit of DWA at each secured location and laboratory, and DWA shall have unfettered and unrestricted access to any Tangible Film Materials wherever located, including the right to access such Tangible Film Materials and any Marketing Materials created or produced by Paramount to exploit DWA’s Retained Rights.

b. Prints: Paramount shall catalog and track (in a manner acceptable to DWA) all prints, trailers and other advertising material and implement with DWA’s approval print storage and retrieval procedures and procedures for the destruction of prints and for issuance of a certificate of destruction evidencing same.

c. Laboratories: DWA shall comply with DWS’s existing film and laboratory agreements with Eastman Kodak Company and Technicolor Inc. and Affiliates, respectively. The Licensed Pictures shall be included in the foregoing agreements on a nondiscriminatory basis. Such agreements constitute DWA-approved Third Party Service Agreements and, as such, are subject to the provisions of Section 4.11. above.

d. Dubbing/Subtitling: DWA shall determine in its sole discretion which Licensed Pictures, if any, shall be subtitled and/or dubbed and shall approve the key creative elements (e.g., cast and star talent approvals, translations of the English language version) of dubbing and subtitling the Licensed Pictures and trailers thereof, provided, that upon Paramount’s request, DWA will provide Paramount with any Licensed Picture dubbed into any language that Paramount or DWS shall require in order to comply with their respective obligations under any Distribution Servicing Agreement or Third Party Service Agreement. Distributor shall manage, implement and service all subtitling.

e. Reimbursable Amounts: Until the earlier of (i) the expiration or termination of the Output Term or (ii) the end of ***, Paramount shall pay DWA an amount equal to the applicable Reimbursable Amount (payable in quarterly installments on the first day of each calendar quarter) to reimburse DWA for certain costs and expenses. The Reimbursable Amounts will not be considered Distribution Expenses. Notwithstanding the foregoing, in the event the Output Term is terminated for any reason by either party, Paramount shall be obligated to pay DWA the following amounts in each of ***, irrespective of any early termination of the Output Term or the Term: $*** in ***, $*** in ***, $*** in *** and $*** in ***.

f. Documentation: To the extent Tangible Film Materials, Marketing Materials or any versions of the Licensed Pictures are in the possession of any Person, Paramount shall provide DWA with any written authorizations, access letters and permissions required to allow DWA to fully access such materials.

g. Security/Anti-Piracy Measures: Paramount shall maintain (and shall cause or obligate its Subdistributors to maintain) security and anti-piracy measures consistent with the highest level of security and anti-piracy measures maintained for theatrical Motion Pictures and DTV Productions distributed by Paramount and such Subdistributor in the applicable portions of the Territory for such media to prevent unauthorized distribution or copying, or infringement of any of DWA’s rights. If DWA desires security and anti-piracy measures beyond those provided by Paramount (or its Subdistributors) per the preceding sentence, it may require Paramount to provide same (or DWA may make its own third party arrangements for such services) at DWA’s sole cost and expense. Each party shall immediately notify the other of any unauthorized copying, distribution, exhibition or other exploitation of the Licensed Pictures and of any of the infringements or violations of DWA’s copyrights,

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested by DreamWorks Animation SKG, Inc. with respect to the omitted portions.

trademarks and other rights in the Licensed Pictures of which such party has knowledge. DWA shall take such actions as it deems appropriate with respect thereto. To the extent appropriate, Paramount may join in any actions and cooperate (at DWA’s expense) in any litigation or other proceedings to protect the Licensed Pictures and to prevent unauthorized distribution or copying, or infringement of any of DWA’s rights. If DWA elects to proceed alone directly through its own counsel, DWA shall bear the costs thereof, and DWA shall be entitled to retain any recovery. If DWA does not elect to proceed as provided in the preceding sentence, Paramount shall have the right, but not the obligation, to proceed either in DWA’s name or in Paramount’s name, in which event all recovery reasonably allocated to the Licensed Pictures shall be included in Gross Receipts and all reasonable, actual direct third party expenses reasonably allocated to protecting the Licensed Pictures shall be a Distribution Expense. DWA shall cooperate fully therewith, and if recovery is through MPAA or MPA actions, any financial recovery shall be applied consistent with MPAA or MPA practices. To the extent Paramount pays direct additional costs related to piracy, copyright or trademark infringement or other violations of DWA’s rights in the Licensed Pictures, such costs (to the extent pre-approved by DWA), including anti-piracy print coding, MPAA piracy programs, and other anti-infringement activities, shall be payable by DWA. Notwithstanding the foregoing, DWA may elect not to have the Licensed Pictures included in such MPAA, MPA, piracy, copyright or trademark infringement or other actions.

h. Deductibility of Section 8 Costs and Expenses: For the avoidance of doubt, except as specifically provided herein, all actual, direct third-party out-of-pocket costs and expenses (other than Paramount’s overhead expenses) incurred by Paramount in connection with the matters described in this Section 8 shall constitute Distribution Expenses deductible against applicable Gross Receipts hereunder. The parties acknowledge that nothing contained in this Section 8.9.h. shall be construed to in any way expand or modify the definition of “Distribution Expenses” hereunder.

Section 9. Representations, Warranties and Agreements

9.1 DWA represents, warrants and agrees that:

a. As of the dates Paramount commences to advertise and/or distribute each Licensed Picture, there shall be no claims, liens, encumbrances or licenses in or to the Licensed Picture that would limit or interfere with the rights hereby granted.

b. All negatives and other materials to be delivered or made available to Paramount will be of a quality suitable for the manufacturing of technically acceptable positive release prints of the Licensed Pictures and trailers thereof.

c. Unless DWA notifies Paramount in writing to the contrary, there will be no restrictions that would prevent Paramount from distributing the Licensed Pictures consistent with the provisions of this Agreement. There will not be any payments which must be made by Paramount to any actors, musicians, directors, writers or other persons who participated in the Licensed Pictures, or to any union, guild or other labor organization for any right to exhibit the Licensed Pictures or as compensation in connection with such exhibition or for any other use of the Licensed Pictures or any of the rights therein and thereto; provided, that DWA shall not be obligated to supply any performing rights license (e.g., SESAC) which may be required in connection with exhibition of any Licensed Picture, except only to the extent as customary in the motion picture business for so-called “major” studios. Applicable payments to performing rights societies (e.g., SESAC), which Paramount is required to pay, shall be charged as Distribution Expenses hereunder. If DWA has not supplied all music licenses necessary to Exhibit a Licensed Picture, then Paramount shall have the option of obtaining the required licenses (and charge the cost thereof as Distribution Expenses) or to forego distribution of the Licensed Picture in the affected portion of the Territory until such licenses are obtained by DWA.

d. The Licensed Pictures (including any elements thereof) and any material supplied by DWA to Paramount will not violate or infringe any trademark, trade name, contract, agreement, copyrights (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil, property, or privacy right or moral rights of authors or any other right, or slander or libel any Person; provided, that the foregoing shall not apply to any material which is created by or supplied by Paramount, except to the extent such material created by or supplied by Paramount incorporates elements from any Licensed Picture or any elements supplied by DWA to Paramount.

e. It has the full right, power, and authority to enter into and fully perform this Agreement and to comply with all of its obligations hereunder; DWA is and will be duly organized and validly existing under the laws of its state of formation, and is and will be duly qualified to transact business under the laws of each state where the failure to do so would have a material adverse effect on either the conduct of its business or its ability to perform this Agreement. DWA has or at all relevant times hereunder shall have the full, complete and unfettered rights, power and authority to bind conclusively any and all of its controlled Affiliates to each and every term, covenant and condition of this Agreement relating to or involving any of its controlled Affiliates.

f. All actions taken by DWA in connection with this Agreement shall be taken in full compliance with all applicable statutory, administrative and/or court-made laws, rules and regulations of any jurisdiction, and those of any other governmental body (including those relating or pertaining to the manufacture, production, distribution, exhibition, sale, advertising, promotion and other use of intellectual properties and/or consumer products or services).

g. As of the Effective Date, no litigation, proceeding or claim is pending or threatened against DWA that is reasonably likely to have a material adverse effect on DWA’s ability to perform its obligations under this Agreement or any Distribution Rights relating to the Licensed Pictures.

9.2 Each of Paramount and DWS, individually and collectively, represent, warrant and agree that:

a. It will not suffer or authorize any lien, encumbrance, pledge or mortgage (each, a “Lien” hereunder) to attach to any Licensed Picture, including any Distribution Rights, or to any materials furnished by DWA relating to the Licensed Pictures, provided the foregoing shall not apply to any Lien created, authorized or caused by DWA, and any Lien created pursuant to the terms of any DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement.

b. No material (including advertising, publicity, promotional, trailers, etc.) added to the Licensed Pictures or used in connection therewith by it violates or will violate, or infringes or will infringe, any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personnel, private, civil, property, or privacy right or “moral rights of authors” or any other right, or slander or libel any Person, provided that the foregoing shall not apply to any material that is created by or supplied by DWA or incorporates elements from any Licensed Picture.

c. It has or will have written agreements with each Subdistributor hereunder to comply with the terms and conditions of this Agreement. The foregoing shall not apply to the CJ Agreement, the Kadokawa Agreement or any of the DWA-approved Distribution Servicing Agreements listed on Schedule 1 hereto, nor to any DWA-approved Third Party Service Agreement or any Distribution Servicing Agreement that DWA later approves and which does not contain such a requirement. Such agreements will be made available to DWA promptly upon its request.

d. It has the full right, power, and authority to enter into and fully perform this Agreement and to comply with all of its obligations hereunder; it is and will be duly organized and validly existing under the laws of its state of formation, and is and will be duly qualified to transact business under the laws of each state where the failure to do so would have a material adverse effect on either the conduct of its business or its ability to perform this Agreement. It has or at all relevant times hereunder shall have the full, complete and unfettered rights, power and authority to bind conclusively any and all of its controlled Affiliates to each and every term, covenant and condition of this Agreement relating to or involving any of its controlled Affiliates.

e. It has not sold, assigned, transferred or conveyed, and will not in the future sell, assign, transfer or convey to any person any rights, title or interest in or to any of DWA’s Retained Rights or that is adverse to or in derogation of any of the Distribution Rights. It has not authorized, and will not in the future authorize, any person to exercise any of DWA’s Retained Rights, except as permitted by any DWA-approved Distribution Servicing Agreement or any DWA-approved Third Party Service Agreement. It has not exercised any right or taken any action, and will not in the future exercise any right or take any action, that might derogate from or unfairly compete with any of DWA’s Retained Rights or the quiet and peaceful possession and enjoyment of DWA’s Retained Rights. In the exercise of the Distribution Rights and otherwise in the fulfillment of its obligations pursuant to this Agreement, it will not engage in any act that violates any law, rule, act or regulations of any governmental authority. All actions taken by Paramount in connection with this Agreement shall be taken in full compliance with all applicable statutory, administrative and/or court-made laws, rules and regulations of any jurisdiction, and those of any other governmental body (including those relating or pertaining to the manufacture, production, distribution, exhibition, sale, advertising, promotion and other use of intellectual properties and/or consumer products or services).

f. All consideration to be provided by it pursuant to each third party business arrangement, including the DWA-approved Distribution Servicing Agreements and DWA-approved Third Party Service Agreements, to which it is a party and all of the terms, covenants and conditions provided to be kept or performed by it pursuant to each such third party business arrangement will be paid, kept, performed and discharged in full by it unless excused by the other party thereto or by operation of law. There currently is no breach or other act of default, and in the future there will be no breach or other act of default by it under any of such third party business arrangements, that would have a material adverse affect on its business or its ability to perform under this Agreement. Subject to any limitations and restrictions contained in the DWA-approved Distribution Servicing Agreements or the DWA-approved Third Party Service Agreements, it is not a party to any third party business arrangement that will conflict with any of DWA’s approval rights, and it has the full right, power and authority in all of its third party business arrangements to comply fully with all of DWA’s approvals and rights as set forth in this Agreement.

g. As of the Effective Date, no litigation, proceeding or claim is pending or threatened against it that is reasonably likely to have a material adverse effect on its ability to perform its obligations under this Agreement, the Distribution Rights with respect to the Licensed Pictures, or on any of DWA’s Retained Rights.

Section 10. Indemnity

10.1 Indemnity Obligations: Each party (“Indemnitor”) shall at its own cost and expense indemnify, defend and hold the other party, its and their parents and affiliates, and their respective employees, agents, managers, Subdistributors, directors and shareholders (collectively, “Indemnitee”) harmless from and against any and all loss, liability or expense resulting from any claim, demand or suit which may be made or brought against Indemnitee by reason of any claim by any third party that (a) (i) a Licensed Picture, or any element thereof, including the sound and music synchronized therewith; (ii) any material (including advertising, publicity, promotional trailers, etc.) added to the Licensed Picture or used in connection therewith, to the extent any of the above are supplied by or at the request or direction of or on behalf of Indemnitor, or to the extent any of the above are added by the Indemnitor without Indemnitee’s knowledge, violates or infringes upon the trademark, trade name, patent, copyright, literary, dramatic, musical, artistic, personal, private, publicity, civil, property or contract right, right of privacy, the moral rights of authors or any other right of any Person; or (b) notwithstanding anything to the contrary contained in Section 11.1.e., a breach of any representation, warranty or agreement by the Indemnitor hereunder. Notwithstanding the foregoing, (a) DWA shall so indemnify Paramount and the other Paramount Indemnitees as set forth above with respect to third party claims arising out of material created by or supplied by Paramount to the extent such claims are based upon elements from any Licensed Picture incorporated in such material, or any material supplied by DWA to Paramount and used by Paramount in a manner authorized by DWA. Paramount will not be entitled to any indemnity hereunder to the extent that losses arise or result because Paramount fails to withdraw any Licensed Picture which is the basis of any such claim from distribution promptly as, when and to the extent so instructed by DWA; however, Paramount will be entitled to an indemnity hereunder if Paramount honored an instruction from DWA not to withdraw such Licensed Picture from distribution. Notwithstanding the foregoing, (a) in no event will Paramount or any Paramount

Indemnitor be required to indemnify DWA or any DWA Indemnitee for any claim, demand or suit which may be made or brought against DWA or any DWA Indemnitee for the satisfaction of any portion of the subordinated debt issued by DWS to Home Box Office that was expressly assumed by DWA (as scheduled in the Separation Agreement) (the “DWA Excluded Liabilities”), (b) in no event will DWA or any DWA Indemnitor be required to indemnify Paramount or any Paramount Indemnitee for any claim, demand or suit which may be made or brought against DWA or any DWA Indemnitee for the satisfaction of any portion of the subordinated debt issued by DWS to Home Box Office that was not expressly assumed by DWA (as scheduled in the Separation Agreement) (the “DWS Excluded Liabilities”).

Nothing contained in this Agreement shall serve to impair, amend, abrogate or otherwise limit in any way, Paramount’s and DWS’s obligations to DWA under the McDonald’s Interparty Agreement.

10.2 Insurance: DWA shall maintain and cause Paramount to be added as an additional insured (without responsibility for premiums or deductibles) with respect to the Licensed Pictures under DWA’s Errors and Omissions policy (to the extent commercially available) pertinent to exhibition of the Licensed Pictures in the Territory. Such policy shall be for a term, in amounts and containing a deductible and notice provision as is customary in the motion picture industry. All such insurance coverage shall be primary to any other coverage maintained by Paramount. Upon request by Paramount, DWA shall promptly forward to Paramount Certificates of Insurance evidencing DWA’s coverage. Notwithstanding the foregoing, DWA may elect in its sole discretion to self-insure. Paramount shall be fully responsible for the loss or destruction of any Licensed Pictures, Tangible Film Materials or Marketing Materials in Paramount’s or DWS’s possession or control, unless and to the extent that the negligent or wrongful conduct of DWA and/or a third party with whom DWA contracts directly results in such loss or destruction (and further provided that such negligent or wrongful conduct is not of the type for which Paramount would be responsible under industry customs). The Licensed Pictures shall be covered, and DWA shall be added as an additional insured (without responsibility for premiums or deductibles), under Paramount’s and DWS’s property, casualty and liability insurance; and, with respect to advertising materials created by Paramount or DWS, Paramount shall maintain, and shall cause DWS to maintain, errors and omissions insurance (to the extent commercially available), and the proportionate cost of such errors and omissions insurance shall be a Distribution Expense hereunder. All such insurance coverage shall be primary to any other coverage maintained by DWA. Upon request by DWA, Paramount shall promptly forward to DWA Certificates of Insurance evidencing Paramount’s coverage.

Section 11. Default; Remedies and Termination

11.1 Default: A party shall be deemed in default of this Agreement upon the happening of any of the following:

a. Such party fails to make any payment when due hereunder or to render any statement when required hereunder. The defaulting party shall have five (5) Business Days to cure such default after receiving written notice from or on behalf of the non-defaulting party that such payment or statement has not been made or rendered within the required time;

b. Such party, or any controlled Affiliate of such party (which in the case of Paramount will include DWS and all other Paramount Affiliates): (i) commences a voluntary case or proceeding with respect to any or all of its assets or business under any Bankruptcy Law; (ii) is the subject of an involuntary case or petition with respect to any or all of its assets or business under any Bankruptcy Law and the involuntary case or petition is not dismissed or withdrawn within 30 days after its filing; (iii) consents to the commencement or pendency of a case or proceeding with respect to any or all of its assets or business under any Bankruptcy Law; (iv) seeks the appointment of a trustee, receiver, liquidator or other custodian of any or all of its assets or business under any Bankruptcy Law; (v) consents to the appointment of a trustee, receiver, liquidator or other custodian of any or all of its assets or business under any Bankruptcy Law; (vi) is the subject of an order of any court, agency or other governmental authority directing the appointment of a trustee, receiver, liquidator or other custodian of any or all of its assets or business under any Bankruptcy Law; (vii) seeks an order from any court, agency or other governmental authority directing the liquidation, sale, rehabilitation, reorganization or other disposition of any or all of its assets or business; (viii) is the subject of any order of a court, agency or other governmental authority directing the liquidation, sale rehabilitation, reorganization or other disposition of any or all of its assets or business; (ix) is, or admits that it is, generally not paying its debts as the debts become due; (x) is, or admits that it is, insolvent; or (xi) makes an assignment of any or all of its assets or business for the benefit of its creditors. For purposes of this paragraph, “Bankruptcy Law” means: the United States Bankruptcy Code (11 U.S.C. § 101 et seq.); and all other liquidation, dissolution, rehabilitation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, extension, rearrangement, receivership, insolvency, reorganization or any other similar debtor relief laws of any applicable jurisdiction from time-to-time in effect that affects the rights of creditors generally;

c. Any Licensed Picture or any material portion thereof is attached or levied upon as a consequence of the action or inaction of such party in violation of its representations or warranties hereunder, and such attachment or levy has a material adverse effect on the licensing, distribution or exploitation of the Licensed Picture, and the same is not released or dissolved within thirty (30) days thereafter;

d. Substantially all of the assets of such party are attached or levied upon and the same is not released or dissolved within thirty (30) days thereafter;

e. Such party otherwise is in breach of a material provision of this Agreement, including a breach of any material representation or warranty hereunder that has a material adverse effect on the licensing, distribution or exploitation of the Licensed Pictures hereunder. For the avoidance of doubt, violation of a third party right (as set forth in Sections 9.1.d and 9.2.b), or violation of any other representation or warranty in Section 9. above that does not have a material adverse effect on the licensing, distribution or exploitation of the Licensed Pictures hereunder, shall not constitute a default pursuant to this Section 11., provided the indemnity obligations in Section 10.1. shall be fully applicable to the representations, warranties and covenants set forth in Section 9. The party in breach shall have five (5) Business Days to cure such breach after receiving written notice of such breach from or on behalf of the non-breaching party or, if a cure cannot reasonably be effected within such period, such party must begin to cure such breach within five (5) Business Days and to prosecute the same diligently thereafter;

f. In the case of Paramount or DWS: Paramount or DWS is in breach or default under any DWA-approved Distribution Servicing Agreement or a Third Party Service Agreement, and such breach or default has or will have a material adverse affect on Paramount’s or DWS’s ability to distribute the Licensed Pictures in accordance with this Agreement;

g. In the case of DWA: If DWA fails to Deliver a Subject Picture in accordance with and as permitted by Section 3.1.b. above and Paramount had theretofor incurred Distribution Expenses or bona fide binding commitments for Distribution Expenses in connection with such Subject Picture, provided that Paramount’s sole remedy for DWA’s failure to Deliver in the aforementioned circumstances shall be to require DWA (and DWA shall be obligated) to repay to Paramount all such Distribution Expenses, together with interest on such paid amounts calculated at the rate specified in Section 8.6.f. If DWA fails to Deliver such Subject Picture, DWA shall retain all Distribution Rights thereto subject to the terms of this Agreement, including Paramount’s right to obtain an exclusive license of the Distribution Rights in accordance herewith.

Notwithstanding anything to the contrary contained in this Section 11., if there is any matter giving rise to a right of termination hereunder which is then the subject of a Good Faith Dispute, (i) no party shall be considered in default of this Agreement with respect to such matter during the pendency thereof, (ii) no party shall attempt to terminate this Agreement or any of the Distribution Rights licensed hereunder during the pendency thereof with respect to such matter, (iii) each party shall continue to perform its obligations in accordance with the terms hereof, and (iv) the cure periods provided herein above shall toll and be available following the resolution of such Good Faith Dispute (whether resolved by mutual agreement, arbitration or otherwise).

11.2 Remedies and Termination:

a. DWA Termination Right.

(i) In the event of a default by Paramount or DWS (as determined pursuant to Section 11.1. above), DWA shall have the right to terminate this Agreement (and the Fulfillment Services Agreement, if DWA determines in its sole discretion), including the right (but not obligation) (x) to order the immediate cessation of any or all distribution of the Licensed Pictures and the immediate return of any or all Tangible Film Materials (in accordance with Section 15 below), or (y) at DWA’s election, to terminate the Output Term (and the output term under the Fulfillment Services Agreement, if DWA determines in its sole discretion), but require Paramount and DWS to continue distribution in accordance with the terms of this Agreement (subject to Sections 11.2.c. and 11.2.d. below) of some or all Licensed Pictures previously delivered and either in release or ready for release as and for the duration of the applicable License Term. In the event Paramount and DWS are permitted to continue distributing some or all of the previously delivered Licensed Pictures, Paramount will remain obligated to make all accountings and payments set forth herein with respect to such Licensed Pictures, and Paramount (and DWS) and DWA shall continue to perform all of their respective other obligations hereunder with respect to such Licensed Pictures.

(ii) In connection with a DWA Change of Control, DWA shall have the right to terminate the Output Term (and the output term under the Fulfillment Services Agreement, if DWA determines in its sole discretion), as of the first day of any month between January 1, 2011 and December 31, 2012, provided that if DWA elects to terminate the Output Term pursuant to this Section 11.2.a.(ii), it shall pay Paramount a fee (the “Special Termination Fee”) equal to the product of (A) $150 million and (B) the quotient of “X” divided by 104, where “X” equals the number of calendar days between the date of termination and December 31, 2012 divided by seven and rounded up to the nearest whole number. (For the avoidance of doubt, if the Output Term were terminated as of January 1, 2011, the Special Termination Fee would be $150 million, and if the Output Term were terminated as of July 1, 2011, the Special Termination Fee would be $113.9 million). DWA shall irrevocably elect to exercise its rights to terminate the Output Term (and the output term under the Fulfillment Services Agreement, if DWA determines in its sole discretion), pursuant to this Section 11.2.a.(ii) by delivering written notice to Paramount within ninety (90) days of the consummation of any DWA Change of Control and which shall specify a termination date which date cannot be earlier than 180 days after the date of such notice (the “DWA Termination Notice”). DWA will deliver the Special Termination Fee to Paramount in cash on the noticed date on which the Output Term is so terminated. If DWA does not deliver the DWA Termination Notice within the ninety (90) day period, DWA will be deemed to have irrevocably waived its rights under this Section 11.2.a.(ii). If DWA fails to deliver the applicable Termination Fee on the noticed termination date, the DWA Termination Notice shall be deemed tolled and the termination shall not occur until DWA delivers such Termination Fee. In the event DWA terminates the Output Term pursuant to this Section 11.2.a.(ii), Paramount may, at its option, elect to continue distribution in accordance with the terms of this Agreement (subject to Sections 11.2.c. and 11.2.d. below) of all of the Licensed Pictures previously Delivered and either in release or ready for release as and for the duration of the applicable License Term, by providing written notice of such election by no later than sixty (60) days following Paramount’s receipt of the DWA Termination Notice. In the event Paramount provides such written notice within such sixty (60) day period, Paramount will remain obligated to make all accountings and payments set forth herein with respect to such Licensed Pictures, and Paramount and DWA shall continue to perform all of their respective other obligations hereunder with respect to such Licensed Pictures. If Paramount fails to provide such written notice within such sixty (60) day period, it will be deemed to have irrevocably waived its rights to continue to distribute such previously Delivered Licensed Pictures, in which event the License Term for each Licensed Picture shall terminate on the same date as the effective date of the DWA Termination Notice.

(iii) For the avoidance of doubt, DWA shall have no obligation to repay or refund any unrecouped Distribution Expenses whether upon the expiration or early termination of the License Term or otherwise for any Licensed Picture for any reason whatsoever.

(iv) For purposes of clarity, one Special Termination Fee in the relevant amount set forth above is due on the termination of this Agreement and/or the

Fulfillment Services Agreement (e.g., if a Special Termination Fee has been paid pursuant to the Fulfillment Services Agreement, no Special Termination Fee shall be payable on the simultaneous or subsequent termination of this Agreement).

b. Paramount Termination Right.

(i) In the event of a default by DWA (as determined pursuant to Section 11.1. above), Paramount shall have the right to terminate this Agreement (in which case, DWA shall, in its sole discretion, have the right to terminate the Fulfillment Services Agreement), including the right (but not the obligation) to immediately cease distribution and exploitation of the Licensed Pictures and to immediately deliver to DWA any and all Tangible Film Materials (in accordance with Section 15 below) relating thereto to DWA, at DWA’s sole cost and expense.

(ii) In the event DWA fails to Deliver to Paramount three (3) Qualified Pictures that meet the standards set forth in Section 3.2.b above during the initial five (5) years of the Output Term, six (6) Qualified Pictures that meet the standards set forth in Section 3.2.b above during the initial ten (10) years, if applicable, of the Output Term, nine (9) Qualified Pictures that meet the standards set forth in Section 3.2.b above during the initial fifteen (15) years, if applicable, of the Output Term, or thirteen (13) Qualified Pictures that meet the standards set forth in Section 3.2.b above during the initial twenty (20) years, if applicable, of the Output Term, then Paramount shall have the right to (A) terminate this Agreement (in which case, DWA shall, in its sole discretion, have the right to terminate the Fulfillment Services Agreement), including the right (but not the obligation) to immediately cease distribution and exploitation of the Licensed Pictures and to immediately deliver to DWA any and all Tangible Film Materials (in accordance with Section 15 below) relating thereto to DWA, at DWA’s sole cost and expense; provided, in the event of such termination, unrecouped Distribution Expenses as of the date of termination shall remain nonrecourse as to DWA and shall be recouped by Paramount solely from Gross Receipts in accordance with this Agreement, or (B) terminate only the Output Term (in which case, DWA shall, in its sole discretion, have the right to terminate only the output term under the Fulfillment Services Agreement) and continue the distribution (in accordance with the terms of this Agreement) of Licensed Pictures Delivered prior to the date of termination. It is acknowledged and agreed that the Existing Film “Wallace & Gromit” shall count towards the satisfaction of the Delivery Requirements set forth in this Section 11.2(b)(ii).

c. Existing Third Party Agreements. Subject to the provisions of this Section 11.2.c., notwithstanding the expiration or termination of this Agreement, or the Output Term or the License Term of each Licensed Picture hereunder, Paramount and DWS shall have the right and obligation to honor all then-existing contractual commitments with respect to current and prospective Licensed Pictures. DWA shall cooperate with Paramount and DWS and, at Paramount’s request and expense, shall take such actions that are reasonably necessary or desirable to ensure that Paramount and DWS are able to perform their obligations under all then-existing contractual commitments with respect to current and prospective Licensed Pictures. Notwithstanding any other provision in this Agreement, the continuation of this Agreement or any such extension of this Agreement, or the Output Term or the License Term of any Licensed Picture as contemplated by this Agreement in connection with any DWA-approved Distribution

Servicing Agreements and Third Party Service Agreements shall be expressly subject to and conditioned upon Paramount continuing to pay DWA all amounts required to be paid to DWA pursuant to this Agreement and Paramount and DWS continuing to perform all of its other obligations hereunder in accordance with the terms hereof with respect to such DWA-approved contractual commitments. Subject to the foregoing:

(i) Irrespective of any termination pursuant to this Section 11, this Agreement, solely as it relates to those Distribution Rights subject to DWA-approved Distribution Servicing Agreements and Third Party Service Agreements, shall remain in place and such Distribution Rights shall continue to be licensed to Paramount and DWS hereunder and in accordance with the terms of this Agreement until the expiration of each DWA-approved Distribution Servicing Agreement or Third Party Service Agreement, as applicable; provided, Paramount and DWS may elect to waive its Distribution Fee, in which event the last sentence of Section 7.1 above shall not apply. Paramount and DWS shall have the right to endeavor to cause its Subdistributors and any Person to release Paramount or DWS, as applicable, from its obligations under the applicable DWA-approved Distribution Servicing Agreement(s) and Third Party Service Agreement(s) with respect to the Licensed Picture and to enter into a direct agreement(s) with DWA with respect thereto. If any such Subdistributor or Person is willing to enter into a direct agreement with DWA, on terms and conditions no less favorable to DWA than those contained in the DWA–approved Distribution Servicing Agreement or Third Party Service Agreement, as applicable, DWA shall be obligated to enter into such agreement with such Subdistributor or Person.

(ii) The parties acknowledge that the termination of this Agreement shall not automatically terminate the DWA-approved Distribution Servicing Agreements or the Third Party Service Agreements then in effect, including licenses authorizing Television Exhibition during the License Term. Each DWA-approved Distribution Servicing Agreement and Third Party Service Agreement shall terminate with respect to the Licensed Pictures and the Distribution Rights subject thereto in accordance with the terms thereof, unless any such agreement terminates by its terms concurrently with termination of this Agreement.

d. Continuation of Distribution Fees and Distribution Expenses. For the avoidance of doubt, Paramount shall remain entitled to charge its Distribution Fees and recoup its Distribution Expenses on Licensed Picture(s) for any period during which the subject Distribution Rights are licensed to and serviced by Paramount.

e. Further Documents. On expiration or other termination of each License Term, or the Term, Paramount will immediately execute such quitclaims and other documents as DWA’s counsel deems necessary or advisable to evidence the termination of the Distribution Rights with respect to each Licensed Picture.

f. Remedies Not Exclusive. The foregoing rights and remedies are in addition to and not in lieu of or in derogation of the rights and remedies otherwise available to Paramount or to DWA in the event of default by the other party.

Section 12. Operational Mechanics. Paramount acknowledges the importance to DWA (as a public company with Securities and Exchange Commission reporting obligations) of Paramount’s obligations to report to DWA, or to provide DWA with access to, certain information in accordance with the terms of this Agreement. With respect to Section 4.1.e.(vii) (specifically, the reference to “direct access to theatrical database”), the scope of the electronic reporting requirements set forth in Section 8.5.e., the timing for delivery of the Interim Reports set forth in 8.6.d. and the number of days following the fiscal month closing in which the GAAP Accrual Reports can be delivered under 8.6.e., the parties acknowledge that Paramount will use its commercial best efforts to fully satisfy its obligations to DWA thereunder but that Paramount has not yet confirmed that Paramount and/or the Paramount Affiliates will be able to satisfy such obligations in the exact manner and within the exact time periods specified therein. To the extent that Paramount determines following its further review of such obligations (which review Paramount shall complete as promptly as possible but, in any event, no later than the Effective Date) that Paramount and/or the Paramount Affiliates will not be able to fully and completely satisfy one or more of the foregoing obligations in the exact manner or within the exact time periods currently required by such Sections of this Agreement, the parties shall negotiate in good faith possible changes to such obligations and/or time periods; provided, however, that any such changes shall be the minimum necessary for Paramount and/or the Paramount Affiliates to fully effect the intent of the parties.

Section 13. Copyright

13.1 Protection and Notice: DWA at its sole expense shall take all actions reasonably sufficient to secure copyright protection for the Licensed Pictures. Paramount will cooperate as reasonably required by DWA in connection with actions undertaken by DWA to protect and enforce copyrights, trademarks, etc. DWA shall include in the Licensed Pictures as delivered to Paramount a copyright notice in conformity with the laws of the United States and the Universal Copyright Convention designating as copyright proprietor such entity as DWA shall determine. As a condition to the right of public distribution licensed to Paramount hereunder, such copyright notice shall appear on all copies of any Licensed Picture distributed hereunder.

13.2 Notice of Claims; Infringements: Paramount and DWA shall promptly notify the other of any claims against or violations or infringement of any of Distribution Rights hereunder, or of any claim against any copyright with respect to any Licensed Picture, which come to such party’s attention. Paramount, at DWA’s instruction and at DWA’s sole cost and expense, shall take all reasonable steps by action at law or otherwise to prevent any unauthorized exhibition or distribution of the Licensed Pictures in violation of the rights granted to Paramount hereunder or to prevent impairment, encumbrance or infringement of any Distribution Rights hereunder or of the copyright.

Section 14. Ownership. Subject to the rights expressly licensed to Paramount herein, as between DWA and Paramount, DWA shall be the sole and exclusive owner of all rights, title and interest in and to the Licensed Pictures at all times. DWA’s ownership includes all copyrights, trademarks, patents, titles, designs, artwork, characters, stills, drawings, literary material, film materials, computer models, logos, stories, plots and any other intellectual properties and rights in, to, or arising out of the Licensed Pictures or any element thereof regardless of whether created by DWA or by any other person on DWA’s behalf. Except as otherwise provided herein, neither Paramount nor DWS shall have any ownership or security interest in, lien on, or other creditor’s rights with respect to the Licensed Pictures, any elements or components thereof (excluding only Paramount’s and DWS’s ownership rights and interests in and to the Tangible Film Materials and Marketing Materials created or produced by Paramount or DWS, as applicable, in accordance with this Agreement), the Retained Rights and any revenue derived from exploitation of the Retained Rights, any of the literary, dramatic, musical or other materials upon which the Licensed Pictures are based or which are contained in the Licensed Pictures, or any of the copyrights, trademarks, computer models, design patents, technology or similar or analogous rights in or to the Licensed Pictures or any of the foregoing.

Section 15. Inventory of Materials

15.1 Return / Destruction of Tangible Film Materials. Subject to Section 15.2. below, upon expiration or termination of (i) each License Term, or (ii) this Agreement, all Tangible Film Materials relating to the applicable Distribution Rights and Licensed Picture(s) shall become the property of DWA, free and clear of all claims, liens, encumbrances or other interests. Within sixty (60) days after the expiration or termination of each License Term, Paramount shall furnish DWA with a complete written inventory with respect to each Territory, listing all Tangible Film Materials then in the possession or under the control of Paramount, DWS, a Paramount Affiliate, a Subdistributor or any Person pursuant to a DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement. Within thirty (30) days following DWA’s receipt of the foregoing written inventory, DWA shall notify Paramount in writing regarding which of the Tangible Film Materials listed in such written inventory are to be delivered to DWA and which of the Tangible Film Materials listed in such written inventory are to be destroyed. Further in this regard:

a. If designated by DWA, Paramount shall deliver to DWA (within thirty 30 days following receipt of notice from DWA as set forth above) all Tangible Film Materials that are then within the possession or under the control of Paramount, DWS, a Paramount Affiliate, a Subdistributor or any Person pursuant to a DWA-approved Distribution Servicing Agreement. Paramount’s direct third party costs of complying with this Section 15.1.a. shall be included in Distribution Expenses, provided such delivery shall be at Paramount’s sole cost and expense in the event of termination for a Paramount default.

b. Unless designated otherwise by DWA, all or any portion of the Tangible Film Materials set forth in Paramount’s written inventory that DWA has not instructed Paramount to deliver to DWA shall be destroyed. Paramount shall furnish DWA (within thirty [30] days following receipt of notice from DWA as set forth above) with an affidavit of such destruction, and shall furnish such additional verification of such destruction as DWA shall designate. Paramount’s direct costs of complying with this Section 15.1.b. shall be included in Distribution Expenses, provided such destruction shall be at Paramount’s cost and expense in the event of termination for a Paramount default.

15.2 Post License Term Collections / Returns: Notwithstanding the expiration of the License Term for a given Licensed Picture, for a period of six (6) months thereafter Paramount shall continue to use its commercially reasonable best efforts to continue to collect all

Gross Receipts. For the avoidance of doubt, Paramount shall remain entitled to take a Distribution Fee on, and recoup its Distribution Expenses in connection with, any such Gross Receipts. DWA and Paramount shall cooperate fully and in good faith with each other to achieve a smooth transition at the end of the License Term, and DWA shall request that any successor distributor do so as well.

Section 16. Force Majeure. No party shall be liable to the other because of any failure to perform hereunder caused by any cause beyond its control, including fire, earthquake, flood, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, riot, civil disturbance, act of a public enemy, embargo, war, act of God or law, except as expressly provided herein to the contrary; provided, that neither Paramount nor DWS shall be required to accede to or to cause any Paramount Affiliate to accede to the demands of any guild, union or similar organization in order to bring to an end a strike, lockout or labor controversy, or to accede to the demands of any suppliers or others not a party hereto which Paramount considers unreasonable. This Section 16. shall not diminish or impair the payment obligations of any party hereunder.

Section 17. Assignment. This Agreement may not be assigned by Paramount or DWS on the one hand, or DWA on the other hand, (1) without the simultaneous assignment of the Fulfillment Services Agreement in conjunction with such assignment; and (2) (a) without the prior written consent of the other party, except that without securing the prior written consent of DWA but subject to Section 4.6. above, Paramount may (without diminishing its obligations hereunder) from time to time assign or delegate any or all of its rights and obligations hereunder to one or more Paramount Affiliates and (b) Paramount may assign to a Successor Entity (as defined below) all of its rights hereunder in the event Paramount is acquired by or merged into another entity, or in connection with a sale or assignment of all or substantially all of its theatrical distribution business to another entity (each, a “Successor Entity”; provided, that in the case of (b) above (i) Paramount and such assignee or successor shall have executed such instruments, agreements or documents as DWA may reasonably request to ensure the legal and binding assumption by the assignee or successor of Paramount’s obligations hereunder, (ii) such assignee or successor shall have granted to DWA an equivalent security interest in and lien on the Distribution Rights and related assets as granted by Paramount to DWA hereunder, (iii) Paramount shall remain liable for all of its obligations hereunder, and (iv) Paramount shall also have assigned to such assignee or successor, all of its rights under the Fulfillment Services Agreement in accordance with the terms and conditions thereof. Nothing contained in this Section 17. shall (i) prohibit or limit Paramount’s right to assign or delegate any or all of its responsibilities hereunder to one or more Paramount Affiliates or to engage Subdistributors, or otherwise exploit the rights granted to Paramount hereunder, or (ii) prohibit or limit Paramount’s sale or transfer of its assets (other than its rights under this Agreement) in the ordinary course of business. Paramount shall remain liable for all of its obligations hereunder notwithstanding any such assignment, unless such assignment is to (A) another U.S major motion picture studio or (B) a financially responsible Person approved by DWA. In any event, the entity responsible for distributing the Licensed Pictures shall be the same entity that is distributing Paramount’s Tent-Pole Pictures following any such permitted assignment.

Section 18. Standard of Care. Except as otherwise specifically directed or approved in writing by DWA, in all actions under this Agreement, Paramount shall act, in accordance with at least that standard of care that it exercises with respect to the distribution of comparable Motion Pictures produced or distributed by Paramount under similar circumstances in the applicable territories and media, taking into account differences in production budgets, cast, genre, rating, prerelease audience surveys and test results, theatrical box office and other performance metrics, local tastes and other established factors that Paramount uses in good faith on a nondiscriminatory basis to make determinations in connection with the exploitation of Motion Pictures produced or distributed by Paramount, excluding in each case, any Motion Picture produced or directed by Steven Spielberg. Without limiting the generality of the foregoing, Paramount will use its commercially reasonable best efforts to ensure that the services provided to DWA hereunder by Paramount will be no less than substantially equivalent in overall quantity, level and priorities (including priorities in booking theaters, circuits and booking dates) to the services provided by Paramount under similar circumstances in connection with the distribution of comparable Motion Pictures produced or distributed by Paramount with similar Domestic Territory theatrical box office grosses (or, as applicable, were anticipated to have similar box office grosses at the time any such services were contracted for or provided), excluding in each case, any Motion Pictures produced or directed by Steven Spielberg.

Section 19. Paramount Distribution Credit. Subject to the requirements of Section 4.2.f., Paramount shall have the right to accord itself (or, as applicable, DWS) its customary distribution credit (with integrated logo) for each Licensed Picture on screen in the end titles consistent with placement of DWS’s distributor credits on the Existing Pictures and in advertising for each Licensed Picture in reasonable and customary position and size. No other Paramount logo shall appear on screen or in advertising. Each Subdistributor or licensee shall have the right to accord itself a distribution credit (and logo) on screen and in advertising for each Licensed Picture in reasonable and customary position and size as provided in the applicable DWA-approved Distribution Servicing Agreement. DWA shall have the right to designate all other credits on the Licensed Pictures, provided credits for the Licensed Pictures shall include all credits to be accorded pursuant to the DWA-approved Distribution Servicing Agreements and Third Party Service Agreements. Each agreement with a Subdistributor or licensee shall provide that such Subdistributor or licensee is contractually bound to abide by all such credit obligations.

Section 20. Other Activities. Subject to the provisions hereof and Section 6 of the Separation Agreement, nothing herein shall limit in any way the right of DWA, Paramount, DWS or any other Paramount Affiliate to engage in business activities or endeavors of any kind or nature, including:

(i) Motion Picture production, distribution and related businesses;

(ii) Television production and distribution and merchandising (including video and computer games), including exploiting the Licensed Pictures by DWA;

(iii) Advertising;

(iv) Publishing;

(v) Interactive Media;

(vi) The sale or license of designs, stories, characters, trademarks, trade names or other rights or properties;

(vii) Ancillary market activities;

(viii) The co-financing or co-production or acquisition of any other interest of any nature in any Motion Picture or other property; and

(ix) The exercise of any right not expressly granted hereunder.

Section 21. Exercise of Discretion. Any consultations, consents and approvals between the parties shall be performed in good faith and no party shall unreasonably withhold, condition or delay any approval or consent hereunder; provided, however, any determinations, discretion, designations, elections, instructions and approvals granted to or retained by DWA solely with respect to creative matters relating to the development, production and distribution of the Licensed Pictures, including any and all Marketing Materials (such as trailer and advertising content, key artwork, bonus materials for Video Devices, clips to be included in any product reels), may be exercised by DWA in its sole and absolute discretion.

Section 22. No Partnership or Third Party Benefit. This Agreement does not constitute Paramount and DWA, or DWS and DWA, as partners, joint venturers, or as each other’s agents or representatives (except as may be herein otherwise expressly provided). This Agreement is not for the benefit of any third party and shall not give any right or remedy to any such third party whether or not referred to hereunder.

Section 23. Integration/Formalities. Subject to Section 2.3 above, this Agreement (including the Schedules, Annexes and Exhibits) the Fulfillment Services Agreement and the McDonald’s Interparty Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes, cancels and replaces any prior understanding, writing or agreement between the parties relating to such subject matter, including, without limitation, the Prior Agreement. This Agreement may not be amended, modified or altered except by an instrument in writing duly executed by the parties. The parties acknowledge that each was represented by counsel in the negotiation and execution of this Agreement. No provision herein shall be construed against any party by virtue of the activity of that party, through its counsel or otherwise, in negotiating and drafting this Agreement.

Section 24. Dispute Resolution.

a. The parties agree that any dispute to interpret or enforce, or otherwise arising out of or relating to, this Agreement shall be determined by binding arbitration according to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), provided always that: (a) the arbitration shall be conducted before a single neutral arbitrator with at least ten (10) years experience in the theatrical Motion Picture industry, appointed by mutual agreement of the parties within five (5) business days from the date the notice of arbitration is delivered by the petitioning party; (b) the parties shall be entitled to discovery as provided in California Code of Civil Procedure sections 1283.05 and 1283.1; (c) in deciding any such matter, the arbitrator shall follow the substantive law of the State of California as it would be applied by California courts; (d) either party may, without waiving its right to arbitration, seek preliminary or interlocutory relief from a court of competent jurisdiction; (e) all arbitration proceedings (including any discovery and other evidence in connection therewith) shall be closed to the public and shall remain confidential; and (f) arbitration awards hereunder may be entered and enforced as provided in California Code of Civil Procedure sections 1285 et seq. If the arbitrator is not selected by mutual consent within five (5) business days from the date the notice of arbitration is delivered by the petitioning party, the rules of the AAA with respect to the selection of an arbitrator shall apply. Notwithstanding the foregoing, before proceedings are initiated hereunder, the Chief Executive Officer or Chief Operating Officer of DWA and Distributor, or their designated representatives shall meet and in good faith attempt to resolve the dispute.

b. Notwithstanding the foregoing:

(i) Any payment disputes or disputes regarding the UIP Restructuring pursuant to Section 4.16 above or Section 32 below submitted to binding arbitration pursuant to Section 24.a above shall commence within ten (10) business days from the date the notice is delivered by the petitioning party and the arbitrator shall rule not later than thirty (30) days after the date the notice is delivered. The hearing shall be conducted by the arbitrator for as many days as the arbitrator determines to allow; provided, that the hearing shall conclude, and the arbitrator shall rule, not later than thirty (30) days after the date the notice is delivered. The arbitrator shall rule as to whether or not amounts are owed to the petitioning party, and if so, the exact amount owed to the petitioning party (taking into account the default interest and other provisions contained in the Agreement). In such event, the non-petitioning party shall have five (5) Business Days from the date of the arbitrator’s ruling to make such payment. In the event such payment is not made within the aforementioned period, such failure shall constitute a breach of this Agreement and the petitioning party may exercise all rights and remedies available under Section 11 above.

(ii) Any disputes submitted to binding arbitration pursuant to Section 24.a. above that affect the timely release of a Licensed Picture for initial Theatrical Exhibition or shall commence within seven (7) Business Days from the date the notice is delivered by the petitioning party and the arbitrator shall rule not later than ten (10) Business Days after the date the notice is delivered. The hearing shall be conducted by the arbitrator for as many days as the arbitrator determines to allow; provided, that the hearing shall conclude, and the arbitrator shall rule, not later than ten (10) Business Days after the date the notice is delivered.

c. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, AND EXCEPT AS PROVIDED BELOW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR PUNITIVE DAMAGES SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT EITHER PARTY IS REQUIRED TO PAY (A) ANY AMOUNT ARISING OUT OF THE INDEMNITY SET FORTH IN SECTION 10 AND/OR (B) ANY PUNITIVE DAMAGES, IN EACH CASE, TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 24.c.

Section 25. Severability of Provisions. If any provision in this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force or effect while such infirmity shall exist, but such infirmity shall have no effect whatsoever upon the binding force or effectiveness of any other provisions hereof unless the parties otherwise agree. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provision with a valid provision the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision.

Section 26. Waiver. No delay or failure to exercise any right hereunder shall constitute a waiver of such right except in those instances where this Agreement provides for specific notice and a period of time thereafter within which to exercise a right, in which case failure to exercise such right within the specified time period shall constitute a waiver thereof.

Section 27. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of California, applicable to contracts entered into and to be fully performed in said state by residents thereof. For purposes of enforcing, confirming or vacating an award under Section 24. above, or in the event the provisions of Section 24. shall be held invalid or unenforceable, only the California courts (state and federal) shall have jurisdiction over controversies regarding or arising under this Agreement, and if there is any matter which might be subject either to state or federal jurisdiction, the parties agree that the matter shall be submitted to federal jurisdiction. The parties specifically agree that the Superior Court of the State of California, County of Los Angeles and the United States District Court for the Central District of California shall have the personal jurisdiction over them, and each of them, notwithstanding the fact that they may be citizens of other states or countries. In this regard the parties agree that Los Angeles County is a convenient forum.

Section 28. Confidentiality. Except as may be required by law or NASD or stock exchange rules, each party shall keep confidential all terms and conditions contained herein. Paramount and DWA acknowledge that they will, during the Term hereof, have access to, and acquire knowledge from, materials, data and other information which is not accessible or known to the general public (“Confidential Information”). Except as required by law or NASD or stock exchange rules, or as may be required for the preparation of tax returns or other government or legally required documents, or as reasonable necessary to employees, agents, lawyers, accountants, auditors, bankers, consultants, representative or investors of Paramount or DWA or their Affiliates for a bona fide business purpose (who shall be similarly bound by these confidentiality provisions), neither the Confidential Information nor any knowledge acquired by Paramount or DWA, as the case may be, from such Confidential Information or otherwise through its engagement hereunder shall be used, publicized or divulged by the other to any other Person without the prior written consent of the applicable party obtained in advance and in each instance. Nothing herein shall prevent a party, or any employees, agents, lawyers, accountants, auditors, bankers, consultants, representatives or investors of such party or its Affiliates (the “Receiving Party”) from using, disclosing, or authorizing the disclosure of any information it receives in the course of performance of the Agreement which:

a. was known to the Receiving Party prior to its disclosure by the other party;

b. is or becomes publicly available without default hereunder by the Receiving Party;

c. is lawfully acquired by the Receiving Party from a source which is not an agent or representative of the Receiving Party and is not under any obligation to the other party regarding disclosure of such information;

d. is independently developed by the Receiving Party without use of any of the other party’s confidential information; or

e. is disclosed by the applicable party hereto to unaffiliated third parties without confidential undertakings.

For the avoidance of doubt, Confidential Information as defined in this Section 28. shall not include any Information that the applicable party is obligated to make available to any third party(ies) in the course of fulfilling its obligations under this Agreement (e.g., Contingent Compensation statements).

Section 29. Notice of Representatives. DWA will give Paramount reasonable notice of DWA’s appropriate contact person(s). Paramount will give DWA reasonable notice of Paramount’s appropriate contact person(s).

Section 30. Paragraph Headings. Paragraph headings and titles are solely for convenience of reference and are not a part of this Agreement, nor are they intended to aid or govern the interpretation of this Agreement.

Section 31. Intellectual Property License. DWA acknowledges and agrees that the rights licensed to Paramount hereunder constitute “intellectual property” as such term is defined in the Bankruptcy Code and that Paramount is entitled to all of the rights of a licensee of intellectual property under Section 365(n) of the Bankruptcy Code with respect to all of such licensed rights.

Section 32. Disclosure, Compliance and Reporting Obligations.

a. No later than 45 days after the end of each 12-month period specified in Section 32.b. below (the “Test Period”), Paramount shall cause its independent public accountants (the “Paramount Auditors”), which must be a Qualifying Auditing Firm, to provide to DWA a SAS 70 Type II Report with respect to the internal controls of Paramount and each Paramount Affiliate that relate to the services required to be provided to DWA under this Agreement. The specified control objectives of DWA for each Test Period to be addressed in the SAS 70 Type II Report for such Test Period shall be designated by DWA. Each SAS 70 Type II Report delivered by the Paramount Auditors hereunder shall (i) state that the internal controls of Paramount and the applicable Paramount Affiliates were suitably designed to achieve the specified control objectives of DWA referenced therein, (ii) state that such internal controls of Paramount and the applicable Paramount Affiliates had been placed in operation as of the dates specified therein, (iii) state that such internal controls of Paramount and the applicable Paramount Affiliates were operating with sufficient effectiveness to provide reasonable assurance that the related control objectives were achieved during the period to which such SAS 70 Type II Report relates and contain such other statements and opinions as are reasonably necessary under the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the Exchange Act for (A) the independent public accountants of DWA (the “DWA Auditors”) to conduct an audit of the consolidated financial statements of DWA for such fiscal year and (B) for the management of DWA to assess (and for the DWA Auditors to attest to and report on such assessment) the effectiveness of the internal control over financial reporting of DWA in accordance with Section 404 of SOX (or any successor provision). Further, to the extent that, with respect to the most recent Test Period, Paramount or any Paramount Affiliate becomes aware of any significant deficiency or material weakness after the last date of such Test Period and before the last day of the fiscal year of Paramount in which such Test Period occurs, Paramount or the applicable Paramount Affiliate, as applicable, will communicate such deficiency or weakness to DWA within 2 business days after becoming aware of such significant deficiency or material weakness. To the extent that the effectiveness of the internal controls of Paramount or any Paramount Affiliate that are the subject of a SAS 70 Type II Report are dependent upon the internal controls of a provider of services under any DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement, Paramount shall cause such service provider to comply with the provisions of this Section 32.a.

b. Each SAS 70 Type II Report delivered pursuant to this Section 32 shall cover a consecutive period of 12 calendar months ending on September 30 of each fiscal year.

c. Without limiting the generality of Section 4 or Section 8 of this Agreement, Paramount shall, and shall cause its Paramount Affiliates and the Paramount Auditors to, provide DWA with such access as is reasonably requested by DWA to such Records and other documents (including to examine, audit, take excerpts from and make photocopies thereof), information and personnel to perform procedures with respect to any SAS 70 Type II Report delivered pursuant to this Section 32 and the internal controls to which such report relates as may be necessary under the standards of the Public Company Accounting Oversight Board (United States) and Section 404 of SOX (or any successor provision), including for purposes of designating or modifying the specified control objectives of DWA to be addressed in any SAS 70 Type II Report. To the extent that the effectiveness of the internal controls of Paramount or any Paramount Affiliate that are the subject of a SAS 70 Type II Report are dependent upon the internal controls of a provider of services under any DWA-approved Distribution Servicing Agreement or DWA-approved Third Party Service Agreement, Paramount shall cause such service provider to comply with the provisions of this Section 32.c.

d. For purposes of this Section 32:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“internal control over financial reporting” shall have the meaning ascribed to such term in Rule 13a-15(f) of the Exchange Act, it being understood that such term shall also include internal controls that relate to computer and application controls, entity level controls and business process controls.

“Qualifying Auditing Firm” means a nationally recognized accounting firm recognized by the Public Accounting Oversight Board.

“SAS 70” shall mean AU Section 324, Service Organizations, as adopted by the PCAOB in its Rule 3200T, as such statement may be amended, supplemented, modified or replaced from time to time.

“SAS 70 Type II Report” shall mean a “report on the controls placed in operation and tests of operating effectiveness” (as such term is defined in SAS 70) that is prepared in accordance with the requirements of SAS 70.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“specified control objectives” shall have the meaning ascribed to such term in SAS 70.

e. All out of pocket costs and expenses relating to the preparation of any SAS 70 Type II Report required pursuant to this Section 32 shall be at the expense of DWA. Prior to the commencement of each Test Period, Paramount will provide DWA with a cost estimate for the preparation and delivery of the SAS 70 Type II Report for the applicable Test Period, and Paramount shall promptly notify DWA during the applicable Test Period to the extent such cost estimate changes for any reason. DWA shall have the opportunity to meet with Paramount and Paramount Auditors prior to, and during, each applicable Test Period to discuss potential cost-saving measures that can be implemented to reduce the amounts charged to DWA for the preparation of the SAS 70 Type II Report. DWA shall always have the right to elect not to require the preparation and delivery of a SAS 70 Type II Report for any given Test Period. All direct and indirect costs of Paramount, the Paramount Affiliates and the Paramount Auditors to comply with Paramount’s obligations to cooperate with, provide access to and otherwise assist DWA pursuant to this Section 32 (including the time spent by employees or Paramount and Paramount Affiliates) shall be borne by Paramount.

f. If (i) Paramount Auditor fails to deliver the SAS 70 Type II Report with respect to any fiscal year that complies in all respects with the requirements of, and is delivered within the time periods specified in, this Section 32, or (ii) Paramount fails to comply in all respects with the provisions of Section 32.c., either such failure shall constitute a material default by Paramount and, notwithstanding anything to the contrary contained in this Agreement, DWA shall have the automatic and immediate right to terminate this Agreement in accordance with Section 11.2.a.(i) above.

Section 33. Notices. All notices hereunder shall be in writing and shall be served by private delivery services, and shall be deemed given on the date delivered to the following addresses (or such other addresses as such party may hereafter designate in writing):

(i) If to DWA:

DreamWorks Animation SKG, Inc.

1000 Flower Street

Glendale, California 91201

Attention: General Counsel

(ii) If to Paramount:

Paramount Pictures Corporation

5555 Melrose Avenue

Los Angeles, California 90038

Attention: General Counsel

(iii) If to DWS:

DreamWorks L.L.C.

1000 Flower Street

Glendale, California 91201

Attention: General Counsel

Section 34. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

Section 35. Paramount Affiliates. To the extent any rights granted by DWA hereunder are exercised by a Paramount Affiliate (including DWS), the following shall apply in each instance:

35.1 Paramount shall be the representative, on behalf of any such Paramount Affiliate vis-à-vis DWA. Without limiting the generality of the foregoing, Paramount shall be responsible, on behalf of its Paramount Affiliates, for the communication and coordination of all matters regarding to the Licensed Pictures.

35.2 Paramount Affiliates shall, mutatis mutandis, be bound by and subject to all the same obligations, restrictions, limitations and remedies that apply to Paramount pursuant to this Agreement. Paramount shall be fully responsible for the performance by its Paramount Affiliates of all such obligations and for the observance of all limitations on the rights granted by DWA under this Agreement. In the event any Paramount Affiliate fails to perform any such obligation or observe any such limitation, DWA shall have the right to proceed directly against Paramount for any remedy available without any requirement to seek any such remedy from the applicable Paramount Affiliate.

35.3 For the avoidance of doubt and without limiting the generality of this Section 35, any act or omission by a Paramount Affiliate that would have constituted a breach of this Agreement had Paramount so acted or failed to act, shall be considered a breach of this Agreement by Paramount. Paramount shall include in its agreements with its Paramount Affiliates specific provisions as are necessary and appropriate to ensure that DWA is a third party beneficiary thereunder with the right to enforce any provision thereof directly against any such Paramount Affiliate, including, without limitation, by seeking injunctive or other relief before any competent court or authority. DWA’s exercise (or lack thereof) of any of its direct rights against a Paramount Affiliate shall in no way limit DWA’s rights or remedies against Paramount under this Agreement in respect of any actions or omissions of any Paramount Affiliate.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

Paramount Pictures Corporation

By
Its

DreamWorks Animation SKG, Inc.

By
Its

DreamWorks L.L.C.

By
Its

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